Exhibit 1

WESTPAC BANKING CORPORATION

ABN 33 007 457 141.

FULL YEAR FINANCIAL RESULTS 2013

INCORPORATING
THE REQUIREMENTS
OF APPENDIX 4E

RESULTS ANNOUNCEMENT TO THE MARKET

ASX APPENDIX 4E

RESULTS FOR ANNOUNCEMENT TO THE MARKET(1)

REPORT FOR THE FULL YEAR ENDED 30 SEPTEMBER 2013(2)

Revenue from ordinary activities(3),(4) ($m)	up	4%	to	$18,639
Profit from ordinary activities after tax attributable to equity holders(4) ($m)	up	14%	to	$6,816
Net profit for the period attributable to equity holders(4) ($m)	up	14%	to	$6,816

Dividend Distributions (cents per ordinary share)	Amount per security	Franked amount per security
Final Dividend	88	88
Interim Dividend	86	86
Special Dividend determined 3 May 2013	10	10
Special Dividend determined 4 November 2013	10	10
Record date for determining entitlements to the dividend	14 November 2013 (Sydney)
	13 November 2013 (New York)

(1)	This document comprises the Westpac Group full year results and is provided to the Australian Securities Exchange under Listing Rule 4.3A.
(2)

This report should be read in conjunction with the Westpac Group Annual Report 2013 and any public announcements made in the period by the Westpac Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules.

(3)	Comprises reported interest income, interest expense and non-interest income.
(4)	All comparisons are with the reported results for the twelve months ended 30 September 2012.

RESULTS ANNOUNCEMENT TO THE MARKET

MEDIA RELEASE

AND OUTLOOK

MEDIA

RELEASE

4 NOVEMBER 2013

WESTPAC DELIVERS A STRONG, HIGH QUALITY RESULT

Highlights FY13 (compared with FY12)(1):

•                  Statutory net profit of $6,816 million, up 14%;

•                  Cash Earnings of $7,097 million, up 8%;

•                  Cash Earnings per share of 228.9 cents, up 6%;

•                  Core earnings(2) of $11,123 million, up 4%;

•                  Sector leading expense to income ratio of 40.9%;

•                  Sector leading capital position with common equity tier 1 ratio of 9.1% up 94 basis points (bps);

•                  Final fully franked ordinary dividend of 88 cents per share (cps); total ordinary dividends of 174cps, up 5%;

•                  Final fully franked special dividend of 10cps; total FY13 special dividends of 20cps; and

•                  Cash return on equity (ROE) of 16%, up 51bps.

Westpac Group today announced statutory net profit increased by 14% to $6,816 million for the 12 months to 30 September 2013. Cash Earnings grew 8% to $7,097 million and Cash Earnings per share increased 6% to 228.9 cents for the same period.

The result was driven by a strong performance across all operating divisions, with each contributing higher revenue and earnings, supported by a further improvement in asset quality.

Westpac Group Chief Executive Officer Gail Kelly said: “I am very pleased with our 2013 result. It demonstrates strength, consistency, careful balancing of growth and return, and disciplined execution of our strategy.

“I am particularly pleased that all of our operating divisions and brands contributed positively to the result. It demonstrates the quality of the performance, with cash and core earnings up across the board.

“Our balance sheet strength is sector leading, and we have continued to improve our funding profile, building further capital and maintaining our superior asset quality.

“We have built a stronger company, delivering improved services and value for customers, as well as higher returns for shareholders.”

(1)         Reported on a Cash Earnings basis unless otherwise stated. For an explanation of Cash Earnings and reconciliation to reported results refer to pages 4-7 of the Group’s Full Year Results announcement.

(2)         Core earnings are operating profit before income tax and impairment charges.

Mrs Kelly said that 2013 had been a year of significant milestones for the Group, including:

•                  Growing in target areas, in particular customer deposits (up 10%), Bank of Melbourne (growing mortgages at 3x system and household deposits at 5x system)(3) Asia trade finance (up 33%), wealth (Westpac Retail and Business Banking has the highest wealth penetration of the major banks up 38bps to 21.2%)(4) and digital (active customers up 220bps to 40.7%);

•                  Launching ‘Business Connect’, a new model for serving small business customers in St.George;

•                  Rolling out new branch concepts including 17 Bank Now Westpac branches, 15 Bank of Melbourne branches, and the redesign of St.George branches as part of its Fresh Start program;

•                  Expanding Westpac Institutional Bank’s (WIB) operations in Asia with increased presence in China and India, and becoming one of only two Australian banks to provide A$-Yuan direct currency trading services;

•                  Announcing an agreement (post financial year end) to acquire the Australian businesses of Lloyds Banking Group, without needing to raise additional capital;

•                  Substantially completing the five year Strategic Investment Priorities (SIPs) program which has improved the stability of the Group’s technology and upgraded front end systems. A new online and mobile banking platform is currently being piloted, the first phase of a new wealth platform is being finalised and WIB technology has been upgraded to create an integrated global payments platform;

•                  Delivering $225 million in savings from productivity programs;

•                  Improving customer service and productivity with simpler processes including reducing the business lending cycle time by five days, increasing the number of business applications that are ‘first time right’ by 56%, reducing the time taken to complete BT’s Super for Life application to 60 seconds and reducing the time taken to process life insurance applications by 18%. Revenue per full time equivalent employee has increased 6% and revenue per financial planner is up 16%; and

•                  Recording the Group’s highest ever staff engagement score of 87%, ahead of the global high performing norm(5).

CAPITAL POSITION AND DIVIDENDS

The Group’s common equity tier 1 ratio increased 94bps to 9.1%, well above the Group’s preferred range of 8.0% to 8.5%. It equates to 11.6% on a fully harmonised Basel III basis.

“We are in a very strong capital position and are comfortably ahead of regulatory and internal benchmarks,” Mrs Kelly said. “This strength has enabled us to strike the right balance between providing additional value to our shareholders and remaining appropriately conservative and able to fund our future growth plans.”

In that context, the Board has determined to increase the final dividend to 88cps fully franked, taking the full year dividend to 174cps fully franked, an increase of 5% on last year (FY12: 166cps). A further special dividend of 10cps fully franked will also be paid to shareholders (taking total special dividends for the year to 20cps, fully franked).

The Group will arrange for the purchase of existing shares to satisfy the dividend reinvestment plan for the 2013 final and special dividends.

FINANCIAL HIGHLIGHTS

Other key aspects of the FY13 result compared to FY12 include:

(3)         Growth multiple is for the 12 months to July 2013 for Victoria and estimated based on ABS new housing finance statistics, State based ABS National Accounts data along with ABA/Cannex surveys.

(4)         Refer to slide 144 of Investor Discussion Pack for wealth penetration metrics provider details.

(5)         Towers Watson high performing norm for People Leaders Index.

•                  Net operating income rose 4% to $18,833 million and operating expenses increased 4% to $7,710 million;

•                  Net interest income increased $349 million to $12,912 million, with a 4% rise in average interest-earning assets and a 2bps decrease in margins due to lower Treasury earnings.  Excluding Treasury and Markets the margin was up 1bp to 2.06%;

•                  Lending increased 4%, or $22 billion, with a 4% rise in Australian housing loans. Disciplined growth in lending was partially offset by higher repayments as customers took advantage of lower rates to repay loans faster;

•                  Customer deposits increased $35 billion to $383 billion, up 10%, more than funding loan growth for the year. The customer deposit to loan ratio increased 377bps to 71.4%;

•                  Non-interest income was up $408 million to $5,921 million, a 7% increase, with wealth management, insurance income and trading income all higher;

•                  Impairment charges were $365 million lower, down 30%, due to asset quality improving further;

•                  The Group retired $8 billion in Government guaranteed debt and boosted liquid assets by $15 billion to $126 billion;

•                  Expense to income ratio of 40.9%, the lowest in the sector; and

•                  A cash ROE of 16.0%, up 51bps, notwithstanding a stronger capital position.

DIVISIONAL PERFORMANCE: FY13 CASH EARNINGS GROWTH IN EACH BUSINESS

Cash Earnings ($ million)	FY13	2H13	1H13	% increase FY12- FY13	% increase 1H13- 2H13
Australian Financial Services	4,478	2,302	2,176	12	6
Westpac Retail & Business Banking	2,300	1,184	1,116	9	6
St.George Banking Group	1,441	726	715	17	2
BT Financial Group	737	392	345	13	14
Westpac Institutional Bank	1,635	822	813	11	1
Westpac New Zealand (A$)	634	336	298	16	13

Australian Financial Services

Australian Financial Services, which includes Westpac Retail & Business Banking, St.George and BT Financial Group, increased Cash Earnings 12% to $4,478 million. The result was supported by solid revenue growth, strong margin management and continued expense control.

“Taking a portfolio approach to our banking and wealth businesses in Australia is driving higher revenue and lower costs,” Mrs Kelly said. “We have sharpened the focus and coordination of marketing, differentiated our brands in target markets and better leveraged our resources.”

Westpac Retail & Business Banking delivered Cash Earnings of $2,300 million, up 9% on last year. The result was driven by a 7% increase in revenue and modest cost growth of 2%. The increase in revenue was supported by disciplined growth in lending, strong deposit growth and good management of margins.

The lift in momentum at St.George Banking Group continued with Cash Earnings up 17% to $1,441 million. All of the division’s brands — St.George, BankSA, Bank of Melbourne and RAMS — contributed positively to the result, with revenue up 7%. Bank of Melbourne achieved a 10% increase in customer numbers and 3x system growth in mortgages.

BT Financial Group’s performance was strong, with Cash Earnings up 13% to $737 million. Funds Under Administration increased 17% over the year and Funds Under Management increased 35%, assisted by improved markets, good flows, and FX improvements. Further growth in the planner

v

network and a good result across life and general insurance also contributed. The division continued to deliver strong cross-sell of insurance and wealth.

Westpac Institutional Bank

Westpac Institutional Bank delivered Cash Earnings of $1,635 million, up 11%. A feature of the performance has been an increased focus on deepening customer relationships which contributed to higher customer activity, particularly in financial markets (both interest rates and FX), and good loan and deposit growth of 5% and 13% respectively. The division benefited from significant improvement in asset quality, which enabled increased write backs and a reduction in associated provisions.

Westpac New Zealand

Westpac New Zealand performed strongly in FY13, with Cash Earnings up 9% to NZ$770 million (up 16% to $634 million in A$). The result was driven by a further improvement in both business and consumer asset quality and sound balance sheet growth, offset by the impact of industry-wide margin pressure. Growth was strongest in target segments including housing in the sub 80% loan-to-value ratio category. Expenses were particularly well managed.

Group Businesses

Group Businesses recorded lower Cash Earnings of $207 million. This reflects lower Treasury earnings and higher costs associated with new capital instruments.

OUTLOOK

Mrs Kelly said she was encouraged by signs of improving confidence which was expected to translate into increased lending activity, in particular in New South Wales. She said the Group would continue to remain disciplined, recognising structural changes underway within the Australian economy, and continued volatility in the global environment.

Overall the prospects for the US economy are improving gradually with business and household balance sheets strengthening. China’s growth is expected to continue at its more recent, sustainable pace.

“There is no doubt that domestically we are seeing a pick-up in consumer confidence which we expect will translate to a gradual increase in credit growth,” Mrs Kelly said.

“The spring season is already seeing momentum accelerate, and our portfolio of brands is well positioned to benefit from this.

“Equally encouraging is the recent improvement in business confidence, which is central to businesses being willing to borrow and invest. We are supporting this through new initiatives such as ‘Business Connect’ in St.George and a renewed focus on small business in Westpac Retail and Business Banking.

“Our businesses are all performing well, we are seeing tangible benefits from the investments we have made in our digital capabilities and distribution network, and our capital position is the strongest in the sector. This sets us up well for FY14 and should see us continue to deliver high quality, consistent returns for shareholders.”

For further information

Paul Marriage Westpac Media Relations Ph: 02 8219 8512 Mob: 0401 751 860	Andrew Bowden Westpac Investor Relations Ph: 02 8253 4008 Mob: 0438 284 863

FULL YEAR 2013 RESULT

01	GROUP RESULTS			1

	1.1.1	Reported Results		1
	1.1.2	Reported Balance Sheet		2
	1.1.3	Key Financial Data		3
	1.2	Cash Earnings Results		4
	1.3	Market Share		8

02	REVIEW OF GROUP OPERATIONS			10

	2.1	Performance Overview		11
	2.2	Review of Earnings		18
	2.3	Credit Quality		35
	2.4	Balance Sheet and Funding		37
	2.5	Capital and Dividends		42
	2.6	Significant Developments		48
	2.7	Sustainability Performance		55

03	DIVISIONAL RESULTS			60

	3.1	Australian Financial Services		61
		3.1.1	Westpac Retail & Business Banking	62
		3.1.2	St.George Banking Group	66
		3.1.3	BT Financial Group (Australia)	70
	3.2	Westpac Institutional Bank		80
	3.3	Westpac New Zealand		83
	3.4	Westpac Pacific		86
	3.5	Group Businesses		88

04	FULL YEAR 2013 REPORTED FINANCIAL INFORMATION			90

	4.1	Consolidated Income Statement		91
	4.2	Consolidated Balance Sheet		92
	4.3	Consolidated Cash Flow Statement		93
	4.4	Consolidated Statement of Comprehensive Income		94
	4.5	Consolidated Statement of Changes in Equity		95
	4.6	Notes to Full Year 2013 Reported Financial Information		96
	4.7	Statement in Relation to the Audit of the Financial Statements		124

05	FULL YEAR 2013 CASH EARNINGS FINANCIAL INFORMATION			125

	5.1	Full Year 2013 Cash Earnings Financial Information		126

06	OTHER INFORMATION			134

	6.1	Exchange Rates		134
	6.2	Credit Ratings		134
	6.3	Disclosure Regarding Forward-Looking Statements		135
	6.4	Financial Calendar and Share Registry Details		136

07	SEGMENT RESULT			138

	7.1	Half Year Segment Reported Results		138
	7.2	Full Year Segment Reported Results		140
	7.3	Westpac New Zealand Division Performance (A$ Equivalent to Section 3.3)		142

08	GROUP RECONCILIATIONS		143

	8.1	Group Half Year Earnings Reconciliation	143
	8.2	Group Full Year Earnings Reconciliation	145

09	ECONOMIC PROFIT		147

10	GLOSSARY		148

In this announcement references to ‘Westpac’, ‘WBC’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities, unless the context requires just Westpac Banking Corporation.

In this announcement references to ‘St.George’ refer to the division and its brands namely: ‘St.George Bank’, ‘Bank of Melbourne’, ‘BankSA’, and ‘RAMS’ unless it clearly means the St.George Bank brand.

All references to $ in this document are to Australian dollars unless otherwise stated.

Financial Calendar

Final results announcement	4 November 2013
Ex-dividend date for final dividend	8 November 2013
Record date for final dividend (Sydney)	14 November 2013
Final dividend payable	19 December 2013

FULL YEAR RESULTS 2013

GROUP RESULTS

REPORTED RESULTS

1.0          GROUP RESULTS

1.1.1       Reported Results

Reported net profit attributable to owners of Westpac Banking Corporation (WBC) is prepared in accordance with the requirements of Australian Accounting Standards (A-IFRS) and regulations applicable to Australian Authorised Deposit-taking Institutions (ADIs).

			% Mov’t (1)			% Mov’t (1)
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	6,573	6,292	4	12,865	12,502	3
Non-interest income	2,896	2,878	1	5,774	5,481	5
Net operating income before operating expenses and impairment charges	9,469	9,170	3	18,639	17,983	4
Operating expenses	(4,018)	(3,909)	(3)	(7,927)	(7,909)	—
Net profit before impairment charges and income tax expense	5,451	5,261	4	10,712	10,074	6
Impairment charges	(409)	(438)	7	(847)	(1,212)	30
Profit before income tax	5,042	4,823	5	9,865	8,862	11
Income tax expense	(1,491)	(1,484)	—	(2,975)	(2,826)	(5)
Net profit for the period	3,551	3,339	6	6,890	6,036	14
Profit attributable to non-controlling interests	(39)	(35)	(11)	(74)	(66)	(12)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,512	3,304	6	6,816	5,970	14

Net profit attributable to owners for Full Year 2013 was $6,816 million, an increase of $846 million or 14% compared to Full Year 2012. Features of this result were a 4% increase in net operating income, flat operating expenses, and a 30% decrease in impairment charges.  Net profit before impairment charges and income tax expense was $10,712 million, 6% higher than Full Year 2012.

Net interest income increased $363 million or 3% reflecting strong growth in customer deposits of 10%, modest loan growth of 4% and slightly lower margins, as Treasury revenue was lower year on year.  Margins are discussed further in Section 2.2.1.

Non-interest income increased $293 million or 5% compared to Full Year 2012 reflecting higher trading, wealth management and insurance income.  Non-interest income is discussed further in Section 2.2.2.

Operating expenses rose a modest $18 million compared to Full Year 2012, as operating cost increases and higher investment costs were mostly offset by expense reductions from delivery of productivity initiatives. In Full Year 2012, costs associated with the Group’s supplier program along with a litigation provision lifted reported expenses that year. There were no similar expense items in Full Year 2013. Operating expenses are discussed further in Section 2.2.3.

Impairment charges decreased 30% reflecting continued improvements in asset quality including further reductions in stressed and new impaired assets. Significant reductions in impairments were recorded in WIB and St.George.  Impairment charges are discussed further in Section 2.2.4.

The effective tax rate was 30.2% for Full Year 2013 compared to 31.9% for Full Year 2012. The reduction in effective tax rate largely reflected a provision raised in Full Year 2012, related to the retrospective application of new Tax on Financial Arrangement (TOFA) legislation to the merger with St.George, which was not repeated in 2013.

(1) Percentage movement represents favourable/unfavourable variances to the relevant comparative period.

1.1.2       Reported Balance Sheet

	As at	As at	As at	% Mov't	% Mov't
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Assets
Cash and balances with central banks	11,699	6,600	12,523	77	(7)
Receivables due from other financial institutions	11,210	12,580	10,228	(11)	10
Trading securities, other financial assets designated at fair value and available-for-sale securities	79,100	76,664	71,739	3	10
Derivative financial instruments	28,356	29,323	35,489	(3)	(20)
Loans	536,164	521,130	514,445	3	4
Life insurance assets	8,637	8,508	8,240	2	5
Other assets	21,437	22,704	22,301	(6)	(4)
Total assets	696,603	677,509	674,965	3	3
Liabilities
Payables due to other financial institutions	8,836	8,043	7,564	10	17
Deposits and other borrowings	424,482	403,406	394,991	5	7
Trading liabilities and other financial liabilities at fair value through income statement	10,302	8,833	9,964	17	3
Derivative financial instruments	32,990	34,081	38,935	(3)	(15)
Debt issues	144,133	144,303	147,847	—	(3)
Life insurance liabilities	7,426	7,407	7,208	—	3
Loan capital	9,330	10,880	9,537	(14)	(2)
Other liabilities	11,623	13,362	12,700	(13)	(8)
Total liabilities	649,122	630,315	628,746	3	3
Equity
Total equity attributable to owners of Westpac Banking Corporation	46,618	45,217	44,249	3	5
Non-controlling interests	863	1,977	1,970	(56)	(56)
Total equity	47,481	47,194	46,219	1	3

1.1.3       Key Financial Data

			% Mov’t				% Mov’t
	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Shareholder Value
Earnings per ordinary share (cents)	113.4	107.0	6		220.4	195.8	13
Weighted average ordinary shares (millions)(1)	3,090	3,083	—		3,087	3,043	1
Fully franked dividends per ordinary share (cents)	88	86	2		174	166	5
Fully franked special dividend per ordinary share (cents)	10	10	—		20	—	—
Return on average ordinary equity	15.61%	15.12%	49	bps	15.37%	14.01%	136	bps
Average ordinary equity ($m)	44,866	43,831	2		44,350	42,605	4
Average total equity ($m)	46,842	45,799	2		46,322	44,569	4
Net tangible asset per ordinary share ($)	11.07	10.71	3		11.07	10.47	6

Productivity and efficiency
Expense to income ratio	42.4%	42.6%	20	bps	42.5%	44.0%	145	bps

Business performance
Interest spread	1.94%	1.88%	6	bps	1.91%	1.87%	4	bps
Benefit of net non-interest bearing assets, liabilities and equity	0.22%	0.25%	(3	)bps	0.23%	0.29%	(6	)bps
Net interest margin	2.16%	2.13%	3	bps	2.14%	2.16%	(2	)bps
Average interest-earning assets ($m)	608,153	591,539	3		599,869	577,745	4

			% Mov’t				% Mov’t
	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Capital adequacy ratio (%)
Common equity Tier 1
- APRA Basel II	n/a	n/a	n/a		n/a	8.38%	n/a
- APRA Basel III (2)	9.10%	8.74%	36	bps	9.10%	8.16%	94	bps
- Internationally fully harmonised Basel III(3)	11.56%	11.40%	16	bps	11.56%	10.63%	93	bps
Credit risk weighted assets (RWA, $bn)	260.3	253.7	3		260.3	245.1	6
Total risk weighted assets (RWA, $bn)	307.4	308.0	—		307.4	297.9	3

					% Mov’t						% Mov’t
	Half Year Sept 13		Half Year Mar 13		Sept 13 - Mar 13		Full Year Sept 13		Full Year Sept 12		Sept 13 - Sept 12
Asset quality
Total impaired assets to gross loans	0.67%		0.82%		15	bps	0.67%		0.85%		18	bps
Total impaired assets to equity and total provisions	7.0%		8.3%		130	bps	7.0%		8.7%		170	bps
Total impaired asset provisions to total impaired assets	43.2%		40.2%		300	bps	43.2%		37.4%		large
Total stressed exposures as a % of total committed exposures	1.60%		1.94%		34	bps	1.60%		2.17%		57	bps
Total provisions to gross loans	73	bps	80	bps	(7	)bps	73	bps	82	bps	(9	)bps
Collectively assessed provisions to performing non-housing loans(4)	142	bps	151	bps	(9	)bps	142	bps	155	bps	(13	)bps
Mortgages 90 days past due	0.51%		0.57%		6	bps	0.51%		0.51%		—
Other consumer loans 90 days past due	1.04%		1.30%		26	bps	1.04%		1.11%		7	bps
Collectively assessed provisions to credit RWA(2)	99	bps	106	bps	(7	)bps	99	bps	108	bps	(9	)bps

			% Mov’t			% Mov’t
	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Other information
Total committed exposures (TCE) ($bn)	809.3	768.4	5	809.3	758.3	7

(1)    Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (“Treasury shares”).

(2)    September 2012 data has been presented on a Pro forma Basel III basis, as Basel III was not effective in Australia until 1 January 2013.

(3)    International fully harmonised Basel III common equity tier 1 is Westpac’s estimated ratio applying the Basel Committee on Banking Supervision’s (BCBS) fully harmonised approach. The main differences between APRA’s Basel III and fully harmonised Basel III under BCBS are that APRA requires 100% deductions from common equity for certain items (deferred tax assets, investments in non-consolidated subsidiaries and equity investments) rather than risk weighted asset treatment if individually these items are below prescribed thresholds, applies higher mortgage risk weights than the BCBS, and applies a risk weighted asset requirement to Interest Rate Risk in the Banking Book (IRRBB).

(4)    Non-housing loans have been determined on a loan purpose basis.

FULL YEAR RESULTS 2013

GROUP RESULTS

CASH EARNINGS RESULTS

1.2          Cash Earnings Results

Throughout this results announcement, reporting and commentary of financial performance for Second Half 2013, First Half 2013, Full Year 2013 and Full Year 2012 will refer to “Cash Earnings results”, unless otherwise stated.

			% Mov’t				% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	6,467	6,445	—		12,912	12,563	3
Non-interest income	3,011	2,910	3		5,921	5,513	7
Net operating income	9,478	9,355	1		18,833	18,076	4
Operating expenses	(3,910)	(3,800)	(3)		(7,710)	(7,379)	(4)
Core earnings	5,568	5,555	—		11,123	10,697	4
Impairment charges	(409)	(438)	7		(847)	(1,212)	30
Operating profit before income tax	5,159	5,117	1		10,276	9,485	8
Income tax expense	(1,547)	(1,556)	1		(3,103)	(2,818)	(10)
Net profit	3,612	3,561	1		7,173	6,667	8
Net profit attributable to non-controlling interests	(40)	(36)	(11)		(76)	(69)	(10)
Cash Earnings	3,572	3,525	1		7,097	6,598	8
Effective tax rate	30.0%	30.4%	40	bps	30.2%	29.7%	(50	)bps

1.2.1       Key Financial Information

					% Mov’t						% Mov’t
	Half Year Sept 13		Half Year Mar 13		Sept 13 - Mar 13		Full Year Sept 13		Full Year Sept 12		Sept 13 - Sept 12
Shareholder Value
Cash Earnings per ordinary share (cents)	115.1		113.9		1		228.9		215.9		6
Economic profit ($m)	2,043		2,070		(1)		4,113		3,556		16
Weighted average ordinary shares (millions) - Cash Earnings(1)	3,104		3,096		—		3,100		3,056		1
Dividend payout ratio - Cash Earnings(2)	76.6%		75.7%		86	bps	76.2%		77.2%		(95	)bps
Cash Earnings return on average ordinary equity	15.88%		16.13%		(25	)bps	16.00%		15.49%		51	bps
Cash Earnings return on average tangible ordinary equity	20.71%		21.23%		(52	)bps	20.97%		20.64%		33	bps
Average ordinary equity ($m)	44,866		43,831		2		44,350		42,605		4
Average tangible ordinary equity ($m)(3)	34,399		33,298		3		33,850		31,963		6

Productivity and efficiency
Expense to income ratio - Cash Earnings	41.3%		40.6%		(63	)bps	40.9%		40.8%		(12	)bps
Total banking expense to income ratio - Cash Earnings	40.2%		39.0%		(119	)bps	39.6%		39.5%		(8	)bps
Full time equivalent employees (FTE)	35,597		36,000		(1)		35,597		35,675		—
Revenue per FTE ($ ‘000’s)	265		260		2		525		495		6

Business performance
Interest spread	1.90%		1.94%		(4	)bps	1.92%		1.88%		4	bps
Benefit of net non-interest bearing assets, liabilities and equity	0.22%		0.25%		(3	)bps	0.23%		0.29%		(6	)bps
Net interest margin	2.12%		2.19%		(7	)bps	2.15%		2.17%		(2	)bps
Average interest-earning assets ($m)	608,153		591,539		3		599,869		577,745		4
Customer return on credit RWA(4)	4.02%		3.98%		4	bps	4.00%		3.89%		11	bps

Impairment Charges
Impairment charges to average loans annualised	15	bps	17	bps	2	bps	16	bps	24	bps	8	bps
Net write-offs to average loans annualised	29	bps	21	bps	(8	)bps	25	bps	32	bps	7	bps

(1)    Weighted average ordinary shares — Cash Earnings — weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

(2)    Excludes special dividends.

(3)    Average tangible ordinary equity is calculated as average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

(4)    September 2012 ratio has been presented on a Pro forma Basel III basis, as Basel III was not effective in Australia until 1 January 2013.

Cash Earnings Policy

In assessing financial performance, including divisional results, the Westpac Group uses a measure of performance referred to as “Cash Earnings”(1). Cash Earnings is not a measure of cash flow or net profit determined on a cash accounting basis, as it includes non-cash items reflected in net profit determined in accordance with A-IFRS. The specific adjustments outlined below include both cash and non-cash items. Cash Earnings, as calculated by Westpac, is viewed as a measure of the level of profit that is generated by ongoing operations and is expected to be available over the long term for distribution to shareholders.

Management believes this allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

Three categories of adjustments are made to reported results to determine Cash Earnings:

•                  Material items that key decision makers at the Westpac Group believe do not reflect ongoing operations;

•                  Items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and

•                  Accounting reclassifications between individual line items that do not impact reported results, such as policyholder tax recoveries(2).

Reconciliation of Reported Results to Cash Earnings

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,512	3,304	6	6,816	5,970	14
TPS revaluations	1	8	(88)	9	27	(67)
Treasury shares	13	29	(55)	42	27	56
Ineffective hedges	3	(23)	113	(20)	(7)	(186)
Fair value gain/(loss) on economic hedges and own credit	(67)	57	large	(10)	7	large
Buyback of government guaranteed debt	—	43	(100)	43	(5)	large
Fair value amortisation of financial instruments	35	32	9	67	46	46
Amortisation of intangible assets	75	75	—	150	151	(1)
Supplier program	—	—	—	—	139	(100)
Litigation provision	—	—	—	—	78	(100)
TOFA tax consolidation adjustment	—	—	—	—	165	(100)
Total Cash Earnings adjustments (post-tax)	60	221	(73)	281	628	(55)
Cash Earnings	3,572	3,525	1	7,097	6,598	8

Outlined below are the Cash Earnings adjustments to the reported result:

•                  TPS revaluations — Adjustment for movements in economic hedges, including associated tax effects impacting the foreign currency translation reserve, relating to hybrid instruments classified as non-controlling interests. The adjustment is required as these hybrid instruments are not fair valued, however, the hedges are fair valued and therefore there is a mismatch in the timing of income recognition in the reported results. The mismatch is added back to reported results in deriving Cash Earnings as it does not affect the Group’s profits over time;

•                  Treasury shares — Under A-IFRS, Westpac shares held by the Group in the managed funds and life business are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income in the reported results. In deriving Cash Earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in determining income;

•                  Ineffective hedges — The gain/(loss) on ineffective hedges is reversed in deriving Cash Earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time;

(1)         Cash Earnings adjustments are explained on pages 5 to 7.

(2)         Policyholder tax recoveries — Income and tax amounts that are grossed up to comply with the A-IFRS accounting standard covering Life Insurance Business (policyholder tax recoveries) are reversed in deriving income and income tax expense on a Cash Earnings basis.

•                  Fair value gain/(loss) on economic hedges (which do not qualify for hedge accounting under A-IFRS) and own credit comprises:

•        The unrealised fair value gain/(loss) on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving Cash Earnings as it may create a material timing difference on reported earnings but does not affect the Group’s Cash Earnings during the life of the hedge;

•        The unrealised fair value gain/(loss) on foreign exchange hedges of fees payable for the use of the Government guarantee on foreign denominated wholesale funding is reversed in deriving Cash Earnings as it may create a material timing difference on reported earnings but does not affect the Group’s Cash Earnings during the life of the hedge;

•        Certain long term debt issuances are recognised at fair value.  In deriving fair value, adjustments are made to reflect changes in Westpac’s own credit spread.  The resulting unrealised gain/(loss) from credit spread movements is reversed in deriving Cash Earnings as this amount may create a material timing difference on reported earnings but does not affect the Group’s Cash Earnings over time; and

•        The unrealised fair value gain/(loss) on hedges of accrual accounted term funding transactions is reversed in deriving Cash Earnings as it may create a material timing difference on reported earnings but does not affect the Group’s Cash Earnings during the life of the hedge.

•                  Gain/(loss) on buyback of Government guaranteed debt — The Group has bought back certain Government guaranteed debt issues which reduces Government guarantee fees (70 basis points) paid. In undertaking the buybacks, a cost was incurred reflecting the difference between current interest rates and the rate at which the debt was initially issued. In the reported result the cost incurred is recognised at the time of the buyback. In Cash Earnings, the cost incurred is being amortised over the original term of the debt that was bought back consistent with a 70 basis point saving being effectively spread over the remaining life of the issue. The Cash Earnings adjustment gives effect to the timing difference between reported earnings and Cash Earnings. For Second Half 2013, this Cash Earnings adjustment is $nil as the cost of Government guaranteed debt bought back during the half offset the amortisation of costs previously incurred;

•                  Fair value amortisation of financial instruments — The accounting for the merger with St.George resulted in the recognition of fair value adjustments on the St.George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders and therefore, have been treated as a Cash Earnings adjustment;

•                  Amortisation of intangible assets comprises:

•        The merger with St.George resulted in the recognition of core deposit intangibles and customer relationships intangible assets that are amortised over their useful lives, ranging between five and nine years. The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders; and

•        The acquisition of J O Hambro Capital Management (JOHCM) by BT Investment Management (BTIM) in First Half 2012 resulted in the recognition of management contract intangible assets.  These intangible items are amortised over their useful lives, ranging between five and twenty years.  The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders.

•                  Supplier program — In Full Year 2012, the Group incurred and provisioned for expenses as part of its program to increase the use of global specialists in certain technology and back office operations.  These expenses included costs associated with streamlining and better documenting systems and processes, technology costs to enable infrastructure and enhance interaction with suppliers, and costs associated with restructuring the workforce.  Given these significant expenses were not considered in determining dividends they were treated as Cash Earnings adjustments;

•                  Litigation provision — In Full Year 2012 the Group recognised a provision of $111 million ($78 million after tax) with respect to the Bell litigation. This has been treated as a Cash Earnings adjustment due to its size, the historical nature of the proceedings and it did not reflect ongoing operations;

•                  Tax on Financial Arrangements (TOFA) tax consolidation adjustment — In Full Year 2012, taxation legislation was introduced that included retrospective amendments to the income tax law as it applies to TOFA and tax consolidated groups. The amendments had an adverse application to certain liabilities that were consolidated as part of the merger with St.George. This gave rise to an additional income tax expense of $165 million for the 2012 financial year. Consistent with other tax adjustments relating to the merger with St.George this adjustment was treated as a Cash Earnings adjustment due to its size and because it did not reflect ongoing operations; and

•                  Policyholder tax recoveries — the Life insurance contracts standard AASB 1038 requires the grossing up of tax expense and income for the tax on earnings applicable to holders of life policies (Policyholders tax recoveries). Westpac reverses the impact of the gross-up to provide comparability across reporting periods. This adjustment does not appear in the table on page 5 as this table reflects Cash Earnings adjustments net of income tax expense and Policyholder tax recoveries net of income tax expense is $nil.

The guidance provided in Australian Securities and Investments Commission Regulatory Guide 230 has been followed when presenting this information.

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2013 Financial Report and has issued an unqualified audit report. This Full Year Results Announcement has not been subject to audit by PricewaterhouseCoopers. The financial information contained in this Full Year Results Announcement includes financial information extracted from the audited financial statements together with financial information that has not been audited. The Cash Earnings disclosed as part of this Full Year results announcement have not been separately audited, however are consistent with the financial information included in Note 32 of the audited Annual financial report.

FULL YEAR RESULTS 2013

GROUP RESULTS

MARKET SHARE

1.3          Market Share

1.3.1       Market Share

Australia	Full Year Sept 13	Half Year Mar 13	Full Year Sept 12	Half Year Mar 12
Banking System (APRA)(1)
Housing credit(2)	25%	25%	25%	25%
Cards	22%	22%	22%	22%
Household deposits	23%	23%	23%	22%
Business deposits	21%	21%	21%	21%

Financial System (RBA)(3)
Housing credit(2)	23%	23%	24%	24%
Business credit	18%	18%	18%	19%
Retail deposits(4)	22%	22%	21%	21%

New Zealand(5),(6)	Full Year Sept 13	Half Year Mar 13	Full Year Sept 12	Half Year Mar 12
Consumer lending	20%	20%	20%	20%
Deposits	21%	21%	21%	21%
Business lending	16%	17%	17%	17%

Australian Wealth Management(7)	Full Year Sept 13	Half Year Mar 13	Full Year Sept 12	Half Year Mar 12
Platforms (includes Wrap and Corporate Super)	20%	20%	21%	21%
Retail (excludes Cash)	18%	19%	19%	20%
Corporate Super	14%	14%	14%	13%
Funds Management - BTIM	5%	5%	5%	5%
Wholesale - BTIM/Advance Asset Management	2%	2%	2%	2%

Australian Life Insurance(8)	Full Year Sept 13	Half Year Mar 13	Full Year Sept 12	Half Year Mar 12
Life Insurance - inflows	8%	8%	8%	7%
Life Insurance - new business	10%	10%	9%	8%

(1)         Source: Australian Prudential Regulation Authority (APRA).

(2)         Includes securitised loans.

(3)         Source: Reserve Bank of Australia (RBA).

(4)         Retail deposits as measured by the RBA financial system include financial corporations deposits.

(5)         New Zealand comprises New Zealand banking operations.

(6)         Source: Reserve Bank of New Zealand (RBNZ).

(7)         Market Share Funds under Management/Funds under Administration based on published market share statistics from Plan for Life and Morningstar as at 30 June 2013 (for Full Year 2013), as at 31 December 2012 (for First Half 2013), as at 30 June 2012 (for Full Year 2012), and as at 31 December 2011 (for First Half 2012) and represents the BT Wealth business market share at these times.

(8)         Source: Life Insurance — Plan for Life 30 June 2013 (for Full Year 2013), 31 December 2012 (for First Half 2013), 30 June 2012 (for Full Year 2012), 31 December 2011 (for First Half 2012).

1.3.2       System Multiples

Australia	Full Year Sept 13	Half Year Mar 13	Full Year Sept 12	Half Year Mar 12
Banking System (APRA)(1)
Housing credit(2)	0.7	0.7	0.7	0.7
Cards(3)	n/a	0.6	n/a	1.2
Household deposits	1.3	1.2	1.1	1.1
Business deposits(3)	0.4	n/a	1.9	4.2

Financial System (RBA)(4)
Housing credit(2)	0.8	0.8	0.8	0.8
Business credit(3)	n/a	n/a	0.8	1.4
Retail deposits(5)	0.9	1.1	1.3	1.6

New Zealand(6),(7),(8)	Full Year Sept 13	Half Year Mar 13	Full Year Sept 12	Half Year Mar 12
Consumer lending	0.8	0.6	1.0	1.9
Deposits	0.9	1.2	1.2	0.8

(1)         Source: APRA.

(2)         Includes securitised loans.

(3)         n/a indicates that system growth or Westpac growth was negative, and as such system growth multiples cannot be calculated.

(4)         Source: RBA.

(5)         Retail deposits as measured by the RBA financial system include financial corporations deposits.

(6)         New Zealand comprises New Zealand banking operations.

(7)         Source: RBNZ.

(8)         System multiple calculated as a six month rolling average.

FULL YEAR RESULTS 2013

REVIEW OF GROUP

OPERATIONS

2.0                               REVIEW OF GROUP OPERATIONS

Movement in Cash Earnings ($m)

First Half 2013 — Second Half 2013

Movement in Cash Earnings ($m)

Full Year 2012 — Full Year 2013

2.1                               Performance Overview

Overview

Westpac Group delivered another strong, high quality performance in Full Year 2013 with Cash Earnings of $7,097 million, an 8% rise over Full Year 2012. All operating divisions and brands contributed to Cash Earnings growth and all experienced further success in deepening customer relationships.

Core earnings rose 4% from sound revenue growth and well managed expenses while a further improvement in asset quality contributed to a significant decline in impairment charges which lifted Cash Earnings growth.

Cash Earnings for Full Year 2013 translated to Cash Earnings per share of 228.9 cents, up 6% over Full Year 2012 while the Cash Earnings return on equity was 16.0%, 51 basis points higher than Full Year 2012; comfortably above the Group’s objective of maintaining a ratio above 15%.

Economic profit, measuring the shareholder value created above the Group’s cost of capital, increased a strong 16% over Full Year 2012. The rise was due to Cash Earnings increasing more than average ordinary equity and a rise in franking credits generated from higher Australian corporate tax expense.

Supporting performance for the year has been good progress on the Group’s strategic priorities, including a further strengthening of the balance sheet, good growth in target areas including deposits and wealth, and delivering solid productivity gains.

2013 has also been a year of major achievement, delivering a further upgrade to the Group’s infrastructure and capability. This has included: nearing completion of the 5 year Strategic Investment Priorities (SIPs) program; finalising implementation of the supplier program with benefits running ahead of plan; upgrading the Group’s trade capability in Asia and launching ‘Business Connect’, a new model for serving business customers in St.George.

The Group took further steps to build its position in mobile and online banking in 2013. This included completing the build of a new online and mobile platform that will transform how customers manage their finances. This platform is currently in use with a small number of customers and will be progressively rolled out over 2014. To support customers’ digital needs, the Group has a broad suite of apps across devices, and launched a number of new initiatives through the year including apps to help children save, apps for instant account balances and apps for Westpac Institutional Bank’s WIBIQ research portal. Westpac has also launched a Windows 8 mobile banking app, launched the first Android widget for banking, and further upgraded its dedicated iPad banking app and is the only major Australian bank offering these capabilities.

The Group has continued to focus on delivering balanced outcomes across the four elements of strength, return, growth and productivity.

Strength

Strength has remained a priority for Westpac with the rise in Cash Earnings accompanied by a strengthening of all elements of the balance sheet. More specifically, for the year ended 30 September 2013:

•                  Capital levels have lifted with the common equity tier 1 ratio increasing 94 basis points to 9.10% on a Basel III basis. This level is well above the Group’s preferred range of 8.0% to 8.5%;

•                  Asset quality has further improved with the ratio of stressed assets to total committed exposures falling by 57 basis points to 1.60% and impaired assets to gross loans declined 18 basis points to 0.67%; and

•                  The Group’s funding mix continues to improve with customer deposits fully funding loan growth throughout the year leading to a rise in the customer deposit to loan ratio to 71.4%, 377 basis points higher. At the same time liquid assets have risen $15 billion to $126 billion.

On 11 October 2013, the Group announced the agreement to acquire selected assets of Lloyds Banking Group’s Australian businesses with the transaction expected to settle on 31 December 2013. The strength of Westpac’s balance sheet will enable this $1.45 billion acquisition to be funded from internal resources. This transaction is expected to impact the Group’s common equity tier 1 ratio by around 38 basis points. Accordingly, on a pro forma basis Westpac’s common equity tier 1 ratio would still be above the Group’s preferred range had this transaction been finalised at 30 September 2013.

Return

In 2012 the Group highlighted the opportunity to increase its focus on returns, particularly given the continuation of a low credit growth environment. This approach has contributed to a rise in the Group’s return on equity to 16.0% and an uplift in the return on tangible ordinary equity to 21.0%. The customer return on credit risk weighted assets (RWA) for Full Year 2013 was also higher, up 11 basis points from Full Year 2012. The efficient management of margins has been central to improving returns with net interest margins little changed, down 2 basis points to 2.15%.

A core component of Westpac’s strategy, and key to enhancing returns, is its focus on growing customer numbers and on deepening relationships. Customer numbers have grown across all brands, while at the same time there has been an increase in the number of products held per customer, improving from 2.66 to 2.74(1) and customers with a wealth product increased 28 basis points to 18.7%(2) in Australia and increased 146 basis points to 26.7% in New Zealand.

Growth

Westpac achieved disciplined growth over the year continuing to target those sectors and segments with higher growth potential. This approach has seen:

•                  Customer deposits increase $34.9 billion (or 10%), with particularly strong growth in Australian household deposits at 1.3 times system;

•                  Total lending rising 4% accompanied by improved asset quality across all segments;

•                  Lending in Asia up 80% supported by strong trade finance flows;

•                  Bank of Melbourne growing well above system in both mortgages and deposits;

•                  A 13% increase in credit card transactions following the launch of the new Westpac Black premium rewards credit cards;

•                  Funds under management (FUM) rising 35% and funds under administration (FUA) increasing 17% in BT Financial Group;

•                  A 14% lift in Life Insurance in-force premiums and a 17% uplift in General Insurance gross written premiums;

•                  Retail Super for Life customer numbers rising 26%, continuing to sell almost 1,600 products per week; and

•                  Almost doubling the number of customers in Westpac Pacific over the last 3 years.

In seeking to maintain its growth path, the Group is investing in targeted areas to build capacity and capability across the network. Key areas of investment include:

•                  Development of a new wealth management platform to further enhance the Group’s wealth management capabilities and integration across the Group;

•                  Further investment in Asia capabilities and coverage; and

•                  Reconfiguring the distribution network by further building the Group’s digital capability while changing the branch network from a transaction centre to a hub for banking and financial service advice.

Productivity

Productivity has remained a key focus and $104 million in new efficiency savings were realised in Second Half 2013, bringing the total productivity savings to $225 million for Full Year 2013. These efficiency gains have assisted in maintaining the Group’s efficiency advantage over peers with a cost to income ratio of 40.9%. Key productivity achievements over Second Half 2013 included:

•                  Realising a further $64 million in savings from optimising our operating models across the Group;

•                  Finalisation of the new supplier model improving the quality, speed and efficiency of managing certain processes and systems, and delivering over $26 million in efficiency gains; and

•                  Westpac New Zealand’s productivity program, ‘Simplification for Growth’, delivering $14 million in savings in Second Half 2013; and

•                  During the year the Group continued its simplification program, aimed at reducing the complexity of our processes, products and systems and making it easier for customers to do business with us. Key deliveries of this program over Second Half 2013 included:

•       Reducing the business lending cycle time by five days;

•       Increased the number of business applications right first time by 56% (no rework required); and

•       Time to process life insurance applications down 18%.

(1)         Increase in the number of products held per customer refers to AFS.

(2)         Refer Glossary for wealth penetration metric provider details.

Divisional Performance

All operating divisions were strong contributors to the Group’s performance with Cash Earnings up 12% in Australian Financial Services (AFS), up 11% in Westpac Institutional Bank (WIB) and up 9% in Westpac New Zealand (in NZ$).

Partially offsetting these increases was a lower contribution from Group Businesses (including head office, Treasury and centrally managed items) with Cash Earnings down $265 million over the year. The decline was mostly due to an $87 million reduction in Treasury Cash Earnings, principally from lower returns on the Group’s liquids portfolio. Lower research and development tax credits following changes in concession allowances, lower earnings on capital, and a reduction in asset sales at the Group level also contributed to the reduced contribution from Group Businesses.

AFS includes three businesses; Westpac Retail & Business Banking (Westpac RBB), St.George Banking Group (St.George) and BT Financial Group (BTFG). AFS Cash Earnings increased 12% to $4,478 million supported by improved margins and a strong contribution from BTFG across both its wealth and insurance operations. AFS has continued to manage expenses well with 4% cost growth, well below the 7% rise in revenues. Expense growth also included further investment in Bank of Melbourne and in the development of the Group’s new wealth platform along with higher compliance costs. Asset quality continued to improve and impairment charges were 10% lower over Full Year 2013.

Westpac RBB delivered Cash Earnings of $2,300 million up 9% on Full Year 2012. This result was driven by a 7% increase in revenue and modest cost growth of 2%. The increase in revenue was supported by disciplined growth in lending, an 8% uplift in deposits and good management of margins. Non-interest income was up with higher business line fees and good wealth/insurance cross sell. Contributing to the performance has been a 1% rise in customer numbers, and a further deepening of customer relationships with a 4% increase in MyBank customers. Asset quality remained sound with key metrics continuing to improve although impairment charges were $57 million higher as some provision benefits realised in Full Year 2012 were not repeated in Full Year 2013.

Momentum in St.George improved further in the 2013 financial year with a very strong 17% rise in Cash Earnings and core earnings rising a solid 7% on Full Year 2012. All of the division’s brands contributed to the result. Revenue grew 7%, primarily driven by good net interest income growth (up 8%) from disciplined balance sheet growth and improved margins. Expenses grew below revenue growth at 6% with productivity benefits assisting to fund the ongoing Bank of Melbourne expansion and the rollout of the division’s new model for supporting SME customers, Business Connect. Asset quality continued to improve, mostly from a reduction in stressed commercial property lending. This improvement contributed to a 32% reduction in impairment charges.

BTFG, Westpac’s wealth and insurance division, continued to demonstrate good momentum with Cash Earnings up 13% on Full Year 2012 to $737 million. FUA increased 17% over the year with the majority of the rise due to positive net flows. FUM rose 35% over the year with particularly good flows into JOHCM and further supported by improving markets and FX impacts. The division also reported higher broking volumes and a rise in advice revenue due to higher new sales from an increase in financial planners and improved planner productivity. The insurance business also delivered a strong performance with Cash Earnings up 16% with rising insurance cross sell contributing to a 14% rise in Life in-force premiums and a 17% increase in General Insurance gross written premiums.

WIB delivered Cash Earnings of $1,635 million (up 11%) supported by a 12% increase in non-interest income and an impairment charge benefit of $89 million. The division continues to build customer relationships through its strength in transactional banking and by enhancing its end-to-end capability, particularly in debt markets. This strength has contributed to improved customer flows and supported a 26% rise in markets income. A positive contribution from CVA(1) also added to markets income. The division delivered loan and deposit growth up 5% and 13% respectively although this was offset by reduced margins from increased competition. The benefit in impairment charges was driven by continued falls in stressed assets leading to a high level of write-backs and lower collectively assessed provisions only partially offset by new individually assessed provisions which were significantly lower than in Full Year 2012.

New Zealand delivered Cash Earnings of NZ$770 million, up 9% on Full Year 2012. The result was driven by a further improvement in both business and consumer asset quality which contributed to a NZ$74 million reduction in impairment charges. Revenue increased 1% as good balance sheet growth was offset by continued margin compression. Growth was strongest in mortgages with an LVR <80% and in targeted business segments while the division has also continued to improve wealth and insurance cross sell. Expenses were well managed (up less

(1)         Included in the determination of the fair value of derivatives is a CVA. Where the derivative has a positive fair value (asset), this credit adjustment is to reflect the credit worthiness of the counterparty. Where the derivative has a negative fair value (liability), this credit adjustment reflects the Group’s own credit risk.

than 1%) as productivity benefits were delivered from a dedicated program for reducing complexity and duplication called ‘Simplification for Growth’.

Westpac Pacific delivered another healthy performance in Full Year 2013 with a 34% increase in Cash Earnings. The business generated good balance sheet growth, primarily in Papua New Guinea and Fiji and an increase in markets income principally through the sale of foreign exchange products. Impairment charges declined $28 million principally due to some larger credit costs in 2012.

Asset Quality

Asset quality has continued to improve throughout Full Year 2013 with stressed assets to total committed exposures declining to 1.60%, down 34 basis points and 57 points since 31 March 2013 and 30 September 2012 respectively. The decline in stress was experienced across all stressed categories.

Consumer asset quality improved in Second Half 2013 with both mortgage and personal lending delinquencies declining. Mortgage 90+ day delinquencies were 6 basis points lower than 31 March 2013, and in line with the level achieved in 30 September 2012. Unsecured delinquencies are at their lowest level since 2009.

Provisioning cover has remained strong with individually assessed provisions to impaired assets at 43% up from 37% at 30 September 2012. Collective provisions to credit RWA were a little lower at 0.99% as improved asset quality has reduced provisioning requirements over the year. The Group has retained its conservative provisioning with the economic overlay provision up $26 million over Full Year 2013 to $389 million including some changes in the composition of the provision.

The general reserve for credit loss (GRCL) adjustment was $83 million at 30 September 2013 down from $131 million at 30 September 2012 mostly reflecting the Group’s strong provision cover and top-up to the economic overlay. Regulatory expected loss deductions were $632 million.

Capital, Funding and Liquidity

Westpac’s solid return on equity, improving asset quality and effective balance sheet management has seen the Group record a significant increase in capital over the year. The Group lifted its common equity tier 1 ratio by 94 basis points over the year.

The Group’s common equity tier 1 ratio was 9.10%, which is well above the Group’s preferred range of 8.0% to 8.5%. On a fully harmonised basis Westpac’s common equity tier 1 ratio was 11.56%. The Group’s Tier 1 capital ratio was 10.7% as at 30 September 2013, 40 basis points above the level as at 30 September 2012 and 16 basis points below the level recorded as at 31 March 2013. In Second Half 2013, two hybrid instruments (Westpac SPS and TPS 2003) were redeemed which resulted in a net 37 basis point reduction in the Group’s Tier 1 capital ratio.

In Full Year 2013, the Group raised $21.6 billion in term wholesale funding with an average duration of 4.8 years. Given customer deposit growth more than fully funded lending growth over the year, term funding raised was directed to funding maturities and to repurchase $8 billion of higher cost Government guaranteed funding reducing maturities in 2014 and 2015.

The Group’s stable funding ratio was moderately higher at 84%.

Liquid assets increased strongly to $126 billion and are sufficient to cover all outstanding short term debt. The rise in liquidity has been due to the uplift in customer deposit growth over lending growth. A further $11 billion in self securitised mortgages was also added to liquidity over the year.

Dividends

Given the quality of the Group’s performance, the Board has determined a final ordinary dividend of 88 cents per share, fully franked, up 2 cents or 2% on the First Half 2013 interim ordinary dividend. The Group’s full year ordinary dividend of 174 cents is 8 cents or 5% higher than Full Year 2012. The final ordinary dividend for Second Half 2013 represents a payout ratio of 77% and 76% for the full year ordinary dividends(1).

The strength of the Group’s capital position with the common equity tier 1 ratio well above the preferred range has enabled the Board to determine a fully franked special dividend of 10 cents per share in Second Half 2013. Including the 10 cent special dividend determined in the First Half 2013, this brings the total dividends for the year to 194 cents.

After allowing for the final and special dividends, the Group’s adjusted franking account balance remains a strong $585 million.

(1)         Payout ratio excluded the special dividends determined in First Half 2013 and Second Half 2013. With the special dividends Full Year 2013 payout ratio would be 85%.

Given the strength of Westpac’s capital position, the Group will neutralise the impact of the dividend reinvestment plan on the share count.

Financial Performance Summary

Second Half 2013 — First Half 2013

Cash Earnings in Second Half 2013 of $3,572 million was 1% higher compared to First Half 2013. Strong growth in core earnings across all operating divisions was offset by a $141 million lower Cash Earnings contribution from the Group Businesses mostly from lower earnings in Treasury on the liquidity portfolio and a reduction in research and development tax credits.

Net interest income was flat with average interest-earning assets rising 3% and net interest margins falling 7 basis points to 2.12%. Margins excluding Treasury and Markets were flat over the half with the full period impact of asset repricing offset by deposit competition and lower returns on capital.

Loan growth of 3% was mostly due to a rise in Australian housing lending and a further pick up in trade finance, particularly in Asia and some exchange rate translation impacts. Australian business lending was flat with a rise in AFS offset by a fall in corporate loans, mostly from the work-out of stressed facilities. New Zealand lending grew 3% over the last six months. Australian customer deposit growth was solid in Second Half 2013 rising 5%. The $23 billion rise in customer deposits more than fully covered the $15 billion rise in lending. As a result, the Group’s customer deposit to loan ratio increased a further 236 basis points to 71.4%.

Non-interest income increased 3% from strong growth in wealth and insurance income and higher fees and commissions.

Expenses over the six months reflected higher investment related spending including in Asia, wealth platforms, the Bank of Melbourne expansion and in the Group’s mobile/online technologies. These rises were partially offset by $104 million in productivity savings. Compliance costs were also higher.

A further improvement in asset quality contributed to a $29 million reduction in impairment charges. The decline was driven by a reduction in stressed assets, with fewer large assets being downgraded to impaired.

The effective tax rate for Second Half 2013 was 30.0%.

Full Year 2013 — Full Year 2012

Cash Earnings in Full Year 2013 were $499 million higher than Full Year 2012, a rise of 8%. The strong increase was due to core earnings growth of 4% combined with a 30% reduction in impairment charges. A key feature of the performance was a strong increase in both Cash Earnings and core earnings across all operating divisions.

Net interest income was 3% higher than Full Year 2012 with a 4% rise in average interest-earning assets partially offset by a 2 basis point decline in margins. Margins excluding Treasury and Markets were little changed over Full Year 2013 with the repricing of assets offsetting higher funding costs and the impact of lower interest rates and costs associated with strengthening the Group’s funding and liquidity position.

Lending increased 4% over the year with Australian mortgages continuing to be the main source of growth. Australian business lending declined 1% over the year as businesses continue to reduce their gearing while other overseas lending increased 44% boosted by Asian trade finance. Customer deposits rose $35 billion over the past year, significantly higher than the $22 billion rise in lending. This materially lifted the deposit to loan ratio by 377 basis points.

Non-interest income increased 7% with a significant uplift in wealth and insurance earnings along with improved customer flows and a positive CVA contributing to stronger Markets income.

Expenses were 4% higher with productivity savings partially offsetting increased investment costs and higher compliance spending.

A further improvement in the health of the portfolio contributed to a $365 million reduction in impairment charges with the largest reductions recorded in WIB and St.George.

The effective tax rate rose to 30.2% from 29.7% with most of this movement attributable to an increase in non-deductible distributions on the recently issued Basel III compliant hybrid instruments (Westpac CPS and Westpac Capital Notes). Full Year 2012 also benefited from a review of the timing of certain leasehold deductions and included a small reduction in centrally held provisions.

Divisional Cash Earnings Summary

Six months to 30 September 2013

$m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Westpac Pacific	Group Businesses	Group
Net interest income	2,867	1,639	201	4,707	814	676	73	197	6,467
Non-interest income	659	284	968	1,911	841	185	97	(23)	3,011
Net operating income	3,526	1,923	1,169	6,618	1,655	861	170	174	9,478
Operating expenses	(1,589)	(716)	(610)	(2,915)	(543)	(353)	(50)	(49)	(3,910)
Core earnings	1,937	1,207	559	3,703	1,112	508	120	125	5,568
Impairment charges	(242)	(171)	(1)	(414)	46	(43)	(1)	3	(409)
Operating profit before income tax	1,695	1,036	558	3,289	1,158	465	119	128	5,159
Income tax expense	(511)	(310)	(156)	(977)	(336)	(127)	(34)	(73)	(1,547)
Net profit	1,184	726	402	2,312	822	338	85	55	3,612
Net profit attributable to non-controlling interests	—	—	(10)	(10)	—	(2)	(6)	(22)	(40)
Cash Earnings	1,184	726	392	2,302	822	336	79	33	3,572

Six months to 31 March 2013

$m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Westpac Pacific	Group Businesses	Group
Net interest income	2,783	1,577	205	4,565	821	633	75	351	6,445
Non-interest income	618	268	900	1,786	826	179	70	49	2,910
Net operating income	3,401	1,845	1,105	6,351	1,647	812	145	400	9,355
Operating expenses	(1,565)	(699)	(598)	(2,862)	(527)	(344)	(48)	(19)	(3,800)
Core earnings	1,836	1,146	507	3,489	1,120	468	97	381	5,555
Impairment charges	(244)	(122)	—	(366)	43	(54)	(2)	(59)	(438)
Operating profit before income tax	1,592	1,024	507	3,123	1,163	414	95	322	5,117
Income tax expense	(476)	(309)	(154)	(939)	(350)	(115)	(26)	(126)	(1,556)
Net profit	1,116	715	353	2,184	813	299	69	196	3,561
Net profit attributable to non-controlling interests	—	—	(8)	(8)	—	(1)	(5)	(22)	(36)
Cash Earnings	1,116	715	345	2,176	813	298	64	174	3,525

Movement 2H13 - 1H13

%	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Westpac Pacific	Group Businesses	Group
Net interest income	3%	4%	(2)%	3%	(1)%	7%	(3)%	(44)%	—
Non-interest income	7%	6%	8%	7%	2%	3%	39%	(147)%	3%
Net operating income	4%	4%	6%	4%	—	6%	17%	(57)%	1%
Operating expenses	(2)%	(2)%	(2)%	(2)%	(3)%	(3)%	(4)%	(158)%	(3)%
Core earnings	6%	5%	10%	6%	(1)%	9%	24%	(67)%	—
Impairment charges	1%	(40)%	—	(13)%	7%	20%	50%	105%	7%
Operating profit before income tax	6%	1%	10%	5%	—	12%	25%	(60)%	1%
Income tax expense	(7)%	—	(1)%	(4)%	4%	(10)%	(31)%	42%	1%
Net profit	6%	2%	14%	6%	1%	13%	23%	(72)%	1%
Net profit attributable to non-controlling interests	—	—	(25)%	(25)%	—	(100)%	(20)%	—	(11)%
Cash Earnings	6%	2%	14%	6%	1%	13%	23%	(81)%	1%

Movement in Cash Earnings by Division ($m)

First Half 2013 — Second Half 2013

Divisional Cash Earnings Summary (Continued)

Twelve months to 30 September 2013

$m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Westpac Pacific	Group Businesses	Group
Net interest income	5,650	3,216	406	9,272	1,635	1,309	148	548	12,912
Non-interest income	1,277	552	1,868	3,697	1,667	364	167	26	5,921
Net operating income	6,927	3,768	2,274	12,969	3,302	1,673	315	574	18,833
Operating expenses	(3,154)	(1,415)	(1,208)	(5,777)	(1,070)	(697)	(98)	(68)	(7,710)
Core earnings	3,773	2,353	1,066	7,192	2,232	976	217	506	11,123
Impairment charges	(486)	(293)	(1)	(780)	89	(97)	(3)	(56)	(847)
Operating profit before income tax	3,287	2,060	1,065	6,412	2,321	879	214	450	10,276
Income tax expense	(987)	(619)	(310)	(1,916)	(686)	(242)	(60)	(199)	(3,103)
Net profit	2,300	1,441	755	4,496	1,635	637	154	251	7,173
Net profit attributable to non-controlling interests	—	—	(18)	(18)	—	(3)	(11)	(44)	(76)
Cash Earnings	2,300	1,441	737	4,478	1,635	634	143	207	7,097

Twelve months to 30 September 2012

$m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Westpac Pacific	Group Businesses	Group
Net interest income	5,304	2,966	424	8,694	1,706	1,224	148	791	12,563
Non-interest income	1,184	565	1,650	3,399	1,484	336	151	143	5,513
Net operating income	6,488	3,531	2,074	12,093	3,190	1,560	299	934	18,076
Operating expenses	(3,079)	(1,341)	(1,133)	(5,553)	(987)	(653)	(93)	(93)	(7,379)
Core earnings	3,409	2,190	941	6,540	2,203	907	206	841	10,697
Impairment charges	(429)	(433)	(1)	(863)	(127)	(148)	(31)	(43)	(1,212)
Operating profit before income tax	2,980	1,757	940	5,677	2,076	759	175	798	9,485
Income tax expense	(866)	(526)	(279)	(1,671)	(603)	(208)	(58)	(278)	(2,818)
Net profit	2,114	1,231	661	4,006	1,473	551	117	520	6,667
Net profit attributable to non-controlling interests	—	—	(8)	(8)	—	(3)	(10)	(48)	(69)
Cash Earnings	2,114	1,231	653	3,998	1,473	548	107	472	6,598

Movement FY13 - FY12

%	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Westpac Pacific	Group Businesses	Group
Net interest income	7%	8%	(4)%	7%	(4)%	7%	—	(31)%	3%
Non-interest income	8%	(2)%	13%	9%	12%	8%	11%	(82)%	7%
Net operating income	7%	7%	10%	7%	4%	7%	5%	(39)%	4%
Operating expenses	(2)%	(6)%	(7)%	(4)%	(8)%	(7)%	(5)%	27%	(4)%
Core earnings	11%	7%	13%	10%	1%	8%	5%	(40)%	4%
Impairment charges	(13)%	32%	—	10%	170%	34%	90%	(30)%	30%
Operating profit before income tax	10%	17%	13%	13%	12%	16%	22%	(44)%	8%
Income tax expense	(14)%	(18)%	(11)%	(15)%	(14)%	(16)%	(3)%	28%	(10)%
Net profit	9%	17%	14%	12%	11%	16%	32%	(52)%	8%
Net profit attributable to non-controlling interests	—	—	(125)%	(125)%	—	—	(10)%	8%	(10)%
Cash Earnings	9%	17%	13%	12%	11%	16%	34%	(56)%	8%

Movement in Cash Earnings by Division ($m)

Full Year 2012 — Full Year 2013

2.2                              Review of Earnings

2.2.1                    Net Interest Income

Second Half 2013 — First Half 2013

Net interest income was $22 million higher than First Half 2013. Excluding foreign exchange translation impacts, net interest income decreased $24 million. The decline was due to a 7 basis point reduction in margins, mostly from lower Treasury net interest income ($168 million decrease). This was partially offset by 3% growth in average interest-earning assets (AIEA). The majority of AIEA growth occurred in Australian housing while higher funded liquid asset balances also added $6.2 billion to AIEA.

Full Year 2013 — Full Year 2012

Net interest income increased $349 million or 3% compared to Full Year 2012. Excluding foreign exchange translation impacts, net interest income increased $270 million or 2%. The result reflected $22.1 billion or 4% growth in AIEA, partly offset by a reduction in net interest margin of 2 basis points. Over the 12 months, higher funded liquid asset balances added $5.0 billion to AIEA.

Loans(1)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Total loans	536,164	521,130	514,445	3	4

Australia	471,115	464,681	459,762	1	2
Housing	328,532	321,938	316,342	2	4
Personal (loans and cards)	17,142	17,011	16,390	1	5
Business	126,320	126,718	127,907	—	(1)
Margin lending	2,041	2,168	2,279	(6)	(10)
Other (including provisions)	(2,920)	(3,154)	(3,156)	7	7

New Zealand (NZ$)	62,038	60,371	59,902	3	4
Housing	37,596	36,552	35,977	3	5
Personal (loans and cards)	1,728	1,709	1,666	1	4
Business	23,142	22,614	22,728	2	2
Other (including provisions)	(428)	(504)	(469)	15	9

New Zealand (A$)	55,094	48,443	47,759	14	15

Other overseas	9,955	8,006	6,924	24	44

Second Half 2013 — First Half 2013

Total loans were $15.0 billion or 3% higher than First Half 2013. Excluding foreign exchange translation impacts, mostly related to the Group’s New Zealand business, total loans increased $8.8 billion or 2%. Modest growth reflected subdued system credit growth; the Group’s disciplined price and volume management strategies; and consumer preference to pay down debt. Australian housing was the dominant driver of loan growth.

Key features of total loan growth were:

•                  Australian housing loans increased $6.6 billion or 2%. Loan repayments increased by 15%, which included higher accelerated repayments. New lending increased 16% in the half, with the mix of new lending shifting to fixed rates with a 47% increase in fixed rate new flows;

•                  Australian personal loans and cards increased 1% reflecting growth in the personal loans and auto finance portfolios, offset by reductions in the cards portfolio;

•                  Australian business lending balances were little changed over the half, reflecting the continued subdued business credit environment. Westpac RBB reported growth at 2%, St.George balances were flat as repayments and run-off in stressed assets offset new lending. WIB balances were also lower;

(1)                                 Spot loan balances.

•                  Trade finance lending in Asia was the primary driver of growth in other overseas loans of $1.9 billion; and

•                  Modest growth in New Zealand loans of NZ$1.7 billion with a focus on growth in mortgages with a LVR less than 80%.

Full Year 2013 — Full Year 2012

Total loans were $21.7 billion or 4% higher than Full Year 2012. Excluding foreign exchange translation impacts, total loans increased $15.2 billion or 3%.

Key features of total loan growth were:

•                  Australian housing loans increased $12.2 billion or 4%, impacted by low system credit growth. Growth in St.George brands was strongest with the Westpac brand growing below system;

•                  Australian personal loans and cards increased $0.8 billion or 5% reflecting growth in personal loans;

•                  Australian business loans declined $1.6 billion or 1% due to run off in stressed assets combined with the subdued business lending environment;

•                  Increase in other overseas loans of $3.0 billion reflected growth in Asia, primarily in trade finance; and

•                  New Zealand loan growth of NZ$2.1 billion or 4% was disciplined. Mortgage growth was the main driver with New Zealand’s strategy targeting the less than 80% LVR segment.

Deposits(1)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Total deposits and other borrowings	424,482	403,406	394,991	5	7

Australia	356,880	340,039	335,953	5	6
At call	175,102	160,885	147,038	9	19
Term	132,028	132,768	139,351	(1)	(5)
Certificates of deposit	29,286	28,029	32,905	4	(11)
Non-interest bearing	20,464	18,357	16,659	11	23

New Zealand (NZ$)	48,182	46,068	43,390	5	11
At call	18,488	17,440	15,930	6	16
Term	24,889	24,335	23,068	2	8
Certificates of deposit	1,534	1,036	1,423	48	8
Non-interest bearing	3,271	3,257	2,969	—	10

New Zealand (A$)	42,790	36,973	34,596	16	24

Other overseas	24,812	26,394	24,442	(6)	2

(1)                                 Spot deposit balances.

Customer and Treasury Deposits(1)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Total Customer and Treasury deposits	424,482	403,406	394,991	5	7

Total Customer deposits	382,632	359,610	347,722	6	10
Australia	327,594	312,010	303,048	5	8
New Zealand (A$)	41,428	36,142	33,462	15	24
New Zealand (NZ$)	46,648	45,032	41,967	4	11
Other	13,610	11,458	11,212	19	21

Treasury deposits	41,850	43,796	47,269	(4)	(11)

Second Half 2013 — First Half 2013

Total deposits and other borrowings were $21.1 billion or 5% higher than First Half 2013. Excluding foreign exchange translation impacts, mostly related to the Group’s New Zealand business, total deposits increased $15.6 billion or 4%.

Growth in total customer deposits of $23.0 billion significantly exceeded total loan growth of $15.0 billion. As a result, the deposit to loan ratio continued to increase, reaching 71.4%. The Group’s focus on household deposits has seen market share increase 26 basis points in this segment.

Treasury deposits were $1.9 billion or 4% lower as we reduced short term wholesale funding, mostly Certificates of Deposits.

Key features of total customer deposit growth were:

•                  Australian customer deposits increased $15.6 billion or 5% reflecting strong growth in at call consumer savings (including bonus saver and online savings accounts) and corporate working capital accounts. AFS transaction account balances were also 5% higher in the half, mostly in consumer, reflecting the Group’s focus on deepening customer relationships and growing the proportion of MyBank customers;

•                  Higher balances in mortgage offset accounts lifted Australian non-interest bearing deposits 12%;

•                  New Zealand customer deposits increased NZ$1.6 billion or 4% with growth weighted towards at call online deposit products; and

•                  Other overseas customer deposits increased $2.2 billion, reflecting growth of deposits in Asia.

Full Year 2013 — Full Year 2012

Total deposits and other borrowings were $29.5 billion or 7% higher compared to Full Year 2012. Excluding foreign exchange translation impacts, total deposits increased $24.0 billion or 6%. Growth in total customer deposits of $34.9 billion significantly exceeded total loan growth of $21.7 billion.

Strong customer deposit growth has reduced wholesale funding needs and improved liquidity; as a result Treasury deposits declined $5.4 billion or 11%, mostly short term Certificates of Deposits.

Key features of the growth were:

•                  The Group has increased market share of total Australian customer deposits, with particularly strong Australian household deposit performance in bonus saver and online savings balances. Customer preferences have seen customers switch out of term deposits into at call accounts, which grew 19%;

•                  Higher balances in mortgage offset accounts drove growth in Australian non-interest bearing deposits;

•                  New Zealand customer deposit growth was NZ$4.7 billion, more than exceeding New Zealand loan growth over the last 12 months; and

•                  Other overseas customer deposits grew $2.4 billion, mostly growth of deposits in Asia.

(1)         Spot deposit balances.

Margins

			% Mov’t				% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	6,467	6,445	—		12,912	12,563	3
Markets net interest income	33	37	(11)		70	110	(36)
Treasury net interest income(1)	148	318	(53)		466	591	(21)
Net interest income excluding Treasury & Markets	6,286	6,090	3		12,376	11,862	4
Average interest-earning assets	608,153	591,539	3		599,869	577,745	4
Group net interest margin	2.12%	2.19%	(7	)bps	2.15%	2.17%	(2	)bps
Group net interest margin excluding Treasury & Markets	2.06%	2.06%	—		2.06%	2.05%	1	bps

Second Half 2013 — First Half 2013

Group net interest margin was 2.12% for Second Half 2013, a decrease of 7 basis points from First Half 2013.

Net interest margin excluding the contribution from Treasury and Markets was 2.06%, unchanged from First Half 2013. This reflected disciplined margin management with the impact of falling interest rates, higher liquid assets and deposit competition offset by improved asset spreads and a reduction in wholesale funding costs.

The components of the movements in margin excluding the contribution from Treasury and Markets were:

•                  3 basis point increase from asset spreads due to the full period impact of repricing across lending portfolios, particularly mortgages during First Half 2013, and the benefit of lower short term funding costs. Competition has remained intense across the portfolios;

•                  2 basis point decline from customer deposit impacts, reflecting lower hedging benefit on low interest deposits as well as competitive pricing for bonus saver and online savings products. These impacts were partially offset by improved term deposit spreads;

(1)         Treasury net interest income excludes capital benefit.

•                  1 basis point benefit from term wholesale funding and liquids. Wholesale funding costs were lower as pricing for new longer term senior issuances fell to levels below maturing deals. This benefit lifted margins 3 basis points. The $6 billion increase in average holdings of funded liquid asset balances had a negative impact of 2 basis points on the margin during Second Half 2013; and

•                  Capital and other impacts contributed a 2 basis point decline due to lower interest rates on capital returns during Second Half 2013.

Treasury and Markets contribution to the Group net interest margin was 7 basis points lower. This reflected lower returns from the liquids portfolio and from balance sheet management in Treasury, following a strong performance in First Half 2013.

Full Year 2013 — Full Year 2012

Group net interest margin was 2.15% for Full Year 2013, a decrease of 2 basis points from Full Year 2012.

Net interest margin excluding the contribution from Treasury and Markets was 2.06%, 1 basis point higher than Full Year 2012. The increase reflected asset repricing during Full Year 2013 recovering cost of funds increases from both the current and prior reporting periods.

The components of the 1 basis point increase in margin excluding the contribution from Treasury and Markets were:

•                  14 basis point increase from asset spreads. The increase was attributable to repricing across lending portfolios, mostly mortgages, but also in business lending and unsecured portfolios and the benefit of lower short term funding costs;

•                  10 basis point decline from customer deposits, reflecting strong competition for online and bonus saver products (6 basis points) and lower hedging benefit on low interest deposit accounts (4 basis points);

•                  1 basis point decline from higher liquid assets. Wholesale funding costs did not impact net interest margin as the impact of higher costs related to recent subordinated debt and hybrid issues were offset by a lower impact from senior debt costs; and

•                  2 basis point decline from lower returns on capital balances as interest rates reduced over the year.

Treasury and Markets contribution to the Group net interest margin was 3 basis points lower as Treasury income was lower, following a relatively strong performance in the Full Year 2012. Markets income reflected in net interest income was also lower.

2.2.2                     Non-Interest Income(1)

$m	Half Year Sept 13	Half Year Mar 13	% Mov't Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	% Mov't Sept 13 - Sept 12
Fees and commissions	1,393	1,330	5	2,723	2,630	4
Wealth management and insurance income	1,024	934	10	1,958	1,809	8
Trading income	550	520	6	1,070	847	26
Other income	44	126	(65)	170	227	(25)
Non-interest income	3,011	2,910	3	5,921	5,513	7

Second Half 2013 — First Half 2013

Non-interest income increased $101 million or 3% compared to First Half 2013 reflecting strong growth in wealth management and insurance income, improved fees and commissions income and higher trading income. Wealth management and insurance income was supported by improved investment markets, a rise in insurance sales and lower insurance claims. Fees and commissions growth reflected higher business lending and cards income. Foreign exchange translation impacts and New Zealand earnings hedge impacts netted to have no material impact on growth rates.

Fees and commissions

The $63 million increase in fees and commissions was primarily driven by:

•                  Higher undrawn line fee income in WIB, and a rise in business lending fee income particularly in Westpac RBB; and

•                  Higher credit card interchange income from an increase in customer spending and the launch of the Westpac Black credit card.

Wealth management and insurance income

Wealth management and insurance income increased $90 million, or 10%, compared to First Half 2013 reflecting improved investment markets and higher insurance income including increased sales and lower insurance claims.

Major factors impacting wealth management and insurance income were:

•                  FUM/FUA related income increased $25 million, or 5%, reflecting the benefit from positive net flows and improved investment markets partially offset by lower margins. The ASX 200 average increased by 7% over the half:

•        Average Group FUM increased $8.2 billion, or 11%, reflecting positive inflows in the BT Wholesale portfolios, strong investment markets, while WIB FUM reduced following the sale of two listed Hastings funds. JOHCM had a strong performance with FUM up 41% on First Half 2013 of which 20% related to foreign exchange translation impacts; and

•        Average Group FUA increased $6.9 billion, or 7%, reflecting positive inflows to the BT Wrap Platforms and Corporate Super portfolios, and the benefit of strong investment markets. Platform margins were modestly lower.

•                  General Insurance income increased $43 million reflecting good sales across the bank network contributing to growth in gross written premiums of 10%, and lower catastrophe and working claims. Catastrophe claims tend to be seasonal, normally occurring in the first half of the year, and reduced $31 million in Second Half 2013 compared to First Half 2013;

•                  Life Insurance income decreased $3 million reflecting premium income growth of 13% from new business sales, offset by increased claims experience;

•                 Lenders Mortgage Insurance (LMI) income decreased $2 million reflecting the Group’s decision to reduce underwriting risk in the portfolio in 2009. Claims were higher reflecting an increase in the work-out of delinquent mortgages. Claims were the largest in WA and South East Queensland; and

(1)         Refer to Section 4 Note 4 for Reported Results breakdown. Refer to Section 5 Note 4 for Cash Earnings results breakdown. Refer to Section 8 for reconciliation between Reported Results and Cash Earnings. As discussed in Section 1.2, commentary is reflected on a Cash Earnings basis and does not directly align with reported non-interest income as disclosed in Section 4 Note 4.

•                  Advice income increased $15 million reflecting growth in planner numbers and improved planner productivity.

	As at	As at	As at	% Mov’t	% Mov’t
$bn	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Funds Under Management (FUM)
BT(1)	66.5	57.2	49.5	16	34
Advance Asset Management	9.7	8.5	7.0	14	39
Westpac Institutional Bank	6.0	7.4	8.2	(19)	(27)
New Zealand (A$)	3.9	3.3	2.9	18	34
Group FUM	86.1	76.4	67.6	13	27

Funds Under Administration (FUA)
BT	69.7	62.7	56.8	11	23
Asgard	33.0	32.8	31.1	1	6
New Zealand (A$)	1.2	1.0	1.0	20	20
Group FUA	103.9	96.5	88.9	8	17

			% Mov’t			% Mov’t
$bn	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Average FUM for the Group(2)	80.5	72.3	11	76.5	62.9	22
Average FUA for the Group(2)	99.4	92.5	7	95.9	84.9	13

Trading

Trading income increased $30 million, or 6%, compared to First Half 2013. The majority of the increase occurred in WIB markets and is discussed further in the markets income section. Increases were also seen from higher customer activity especially in Westpac Pacific FX sales and St.George derivative sales.

Other income

Other income decreased $82 million compared to First Half 2013, reflecting lower technology research and development tax credits $32 million, while the impact of hedging New Zealand earnings and offshore capital reduced other income by $35 million.

Full Year 2013 — Full Year 2012

Non-interest income was $408 million, or 7%, higher than Full Year 2012 reflecting solid growth in fees and commissions, wealth management and insurance, and a strong rise in trading income.

Fees and commissions

The $93 million or 4% increase in fees and commissions mostly reflected higher business lending fee income and higher cards income in Australia. Growth in cards income was broad based and included higher credit card interchange fees from increased customer spending, upgrades to higher margin Westpac Black credit cards and higher annual fee income from new customers.

Wealth management and insurance income

Wealth management and insurance income increased $149 million, or 8% compared with Full Year 2012. The major factors were:

•                  Increase in FUM/FUA related income of $106 million or 12% from improved investment markets, and positive net inflows, partly offset by margin compression in Asgard and BT Wrap platforms:

•        Average Group FUM increased $13.6 billion, or 22%, due to strong markets and positive inflows in the BT wholesale portfolios. JOHCM had a solid performance with FUM up 68% on Full Year 2012 of which 17% related to foreign exchange translation impacts; and

(1)         Increase in BT FUM balances includes $3.1 billion from the transfer of Westpac Staff Superannuation Fund during First Half 2013.

(2)         Average FUM and FUA for the Group for Half Year September 2013 and Half Year March 2013 is based on a six month average. Full Year September 2013 and Full Year September 2012 are based on a twelve month average.

•        Average Group FUA increased $11.0 billion, or 13%, with good flows onto the Asgard Infinity platform(1) and benefit from positive investment markets with the ASX 200 average up 15%.

•                  Advice income increased $32 million. BTFG has grown the number of financial advisors (up 6%), particularly in the BT Select network. This combined with improved productivity of the planner workforce has contributed to a 19% rise in new business revenues;

•                  General Insurance income increased $68 million with gross written premiums growing 17%, and lower catastrophe and working claims;

•                  Life Insurance income increased $3 million with net earned premium growth of 21% driven by new business sales partly offset by higher claims;

•                  LMI income reduced $21 million reflecting de-risking of portfolio and lower credit growth, partly offset by lower claims experience. Investment returns fell as interest rates reduced; and

•                  Lower wealth performance fee income of $32 million. Hastings performance fee income was $63 million lower from the sale of Hastings listed funds, while BT wealth performance fees rose, mostly from JOHCM.

Trading

Trading income increased $223 million, or 26%, compared to Full Year 2012 reflecting strong growth in WIB markets income, particularly in customer interest rate hedging. The rise in trading income included a benefit of $127 million from movements in CVA. Increases were also seen in Westpac Pacific FX sales.

Other income

Other income decreased $57 million, or 25%, reflecting lower technology research and development tax credits of $57 million.

(1)         Asgard Infinity is a customisable pay-per-use platform launched in October 2011.

Markets Income(1)

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	33	37	(11)	70	110	(36)
Non-interest income	449	414	8	863	633	36
Trading income	431	418	3	849	648	31
Other non-interest income	18	(4)	large	14	(15)	193
Total Markets Income	482	451	7	933	743	26

Markets income comprises sales and risk management revenue derived from the creation, pricing and distribution of risk management products to the Group’s business, corporate and institutional customers. Dedicated relationship specialists provide product solutions to these customers to mitigate their interest rate, foreign exchange, credit and structured products risk exposures.

Second Half 2013 — First Half 2013

Markets income increased $31 million, or 7%, compared to First Half 2013. Foreign exchange and commodities income increased $58 million as sales income grew 23%. Debt Markets income reduced $26 million following a strong First Half 2013 result as customers were less active in managing interest rate risk in Second Half 2013 and Debt Markets risk management income was also lower. CVA, which is a component of FX and Debt Markets income, was a benefit of $67 million in Second Half 2013 compared to a $20 million benefit in First Half 2013.

Full Year 2013 — Full Year 2012

Markets income increased $190 million, or 26%, compared to Full Year 2012. Increased market volatility saw more customers actively managing their risks with Westpac being well positioned to capture the increase in customer sales income. CVA in Full Year 2013 was a benefit of $87 million compared to a charge of $58 million in Full Year 2012, while market risk management income was $42 million lower from reduced FX and commodities income.

Markets Value at Risk (VaR)(2)

Risk taking as measured by VaR was higher than in previous periods, but is well within the Group’s risk appetite.

Average VaR for Second Half 2013 was $8.6 million compared to $5.4 million for First Half 2013 and $5.3 million for Second Half 2012. The components and range of daily VaR are further outlined in Section 4, Note 19.

(1)         Markets income includes WIB Markets and Equities Markets income in BTFG.

(2)         VaR measures the potential for loss using a history of price movements. Therefore, price volatility is a key component of this measure.

2.2.3                     Operating Expenses(1)

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Salaries and other staff expenses	(2,151)	(2,136)	(1)	(4,287)	(4,106)	(4)
Equipment and occupancy expenses	(710)	(660)	(8)	(1,370)	(1,278)	(7)
Other expenses	(1,049)	(1,004)	(4)	(2,053)	(1,995)	(3)
Total expenses	(3,910)	(3,800)	(3)	(7,710)	(7,379)	(4)

Second Half 2013 — First Half 2013

Operating expenses increased $110 million or 3% compared with First Half 2013. Excluding foreign exchange translation impacts, operating expenses increased $83 million or 2%. The Group has maintained its expense discipline with a range of productivity initiatives assisting to offset higher investment related costs, operating cost increases (including salary increases) and higher expenses associated with seasonal volumes. In aggregate, investment related costs (including software amortisation) added 2% to expense growth.

Salaries and other staff expenses

Salaries and other staff expenses increased $15 million or 1% compared to First Half 2013 principally reflecting the full period impact of average salary increases which applied from January 2013 and additional investment in Bank of Melbourne, Asia and Wealth. These increases were mostly offset by productivity initiatives across the Group and lower performance related payments in the wealth businesses in BTFG and WIB compared to First Half 2013.

Equipment and occupancy expenses

Equipment and occupancy costs increased $50 million or 8% compared to First Half 2013. Software amortisation and depreciation increased $37 million related to the Group’s investment program as well as higher property costs associated with the expansion of Bank of Melbourne, which opened 6 branches in the half and now has 77 branches.

Other expenses

Total other expenses were $45 million or 4% higher compared to First Half 2013. This reflected higher investment related costs, including increased technology, licensing and maintenance costs partly offset by the delivery of cost management initiatives and lower advertising expenses.

Full Year 2013 — Full Year 2012

Operating expenses increased $331 million or 4% compared to Full Year 2012. Excluding foreign exchange translation impacts, operating expenses increased $286 million or 4%. The impact of investments added 3% to expense growth, including 1% from higher software amortisation and hardware depreciation. The impact of normal operating expenses growth was mostly offset by $225 million in productivity initiatives.

Salaries and other staff expenses

Salaries and other staff expenses increased $181 million or 4% compared to Full Year 2012, reflecting annual salary increases of 2% and additional FTE to support the Group’s expansion in Asia, Bank of Melbourne and Wealth. Resources applied to regulatory change and compliance programs also increased over the year. Recent investment has had a higher proportion of spend on personnel costs and lower spend on non-personnel costs. Resources involved in these investments have tended to involve higher than average salaries. These increases were partly offset by lower restructuring costs and the delivery of productivity initiatives across the Group, including supplier and simplification programs.

(1)         Refer to Section 4 Note 5 for Reported Results breakdown. Refer to Section 5 Note 5 for Cash Earnings breakdown. Refer to Section 8 for reconciliation between Reported Results and Cash Earnings. As discussed in Section 1.2, commentary is on a Cash Earnings basis and does not directly align with reported operating expenses as disclosed in Section 4 Note 5.

Equipment and occupancy expenses

Equipment and occupancy costs increased $92 million or 7% compared to Full Year 2012. Software amortisation and hardware depreciation increased $60 million related to the Group’s investment program. Rental and other property related costs increased $32 million through 15 additional Bank of Melbourne branches, the full period impact of the new Western Sydney data centre and cost increases following annual rental reviews.

Other expenses

Other expenses increased $58 million or 3% compared to Full Year 2012, through higher technology licensing and maintenance costs as a result of investment programs. Marketing costs were also higher supporting the refresh of the Group’s brands. These increases were partly offset by the delivery of cost management initiatives and other cost reductions.

Full Time Equivalent Employees (FTE)

	As at	As at	As at	% Mov’t	% Mov’t
Analysis of movement in FTE	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Permanent employees	33,045	33,391	33,418	(1)	(1)
Temporary employees	2,552	2,609	2,257	(2)	13
FTE	35,597	36,000	35,675	(1)	—
Average FTE	35,904	35,968	36,041	—	—

Second Half 2013 — First Half 2013

FTE decreased 403 or 1% compared to First Half 2013. The delivery of productivity initiatives across the Group, including supplier program benefits, has offset growth in FTE relating to further investment in Bank of Melbourne (95 FTE), expansion in Asia (50 FTE) and Wealth investments (49 FTE).

Full Year 2013 — Full Year 2012

FTE remained relatively flat compared to Full Year 2012 (78 decrease) as reductions from productivity initiatives exceeded increases due to investment and compliance programs. These increases included regulatory change and compliance (310 FTE), investment in Bank of Melbourne (174 FTE), further expansion in Asia (182 FTE) and Wealth investments (134 FTE).

Investments

Strategic Investment Priorities (SIPs)

The Strategic Investment Priorities (SIPs) portfolio, a suite of major investments designed to enhance Westpac’s front end and product systems and strengthen the Group’s technology infrastructure, is drawing to a close. In the online transformation program the new online platform is now in trial use and customer migrations will commence in Full Year 2014. The migration of server infrastructure into the new data centre is progressing well and will be completed during 2015.

In Second Half 2013, $124 million was expensed (including $80 million in software amortisation and depreciation), while $90 million in spend was capitalised. Software amortisation commences once capabilities have been delivered and are ready for use by the business. As a result, amortisation expenses will increase in Full Year 2014.  Projects as part of the SIPs portfolio will be amortised over periods between five and eight years.

Investment spend	Half Year	Half Year	Full Year	Full Year	Full Year	Full Year	Total to
$m	Sept 13	Mar 13	2013	2012	2011	2010	date
Expensed	22	20	42	64	117	177	400
Capitalised software and fixed assets	90	71	161	239	450	330	1,180
Total	112	91	203	303	567	507	1,580

Impact on expenses $m	Half Year Sept 13	Half Year March 13	Full Year 2013	Full Year 2012	Full Year 2011	Full Year 2010	Total to date
Direct expenses - investment	22	20	42	64	117	177	400
Operating expenses (net of benefits)	22	13	35	14	19	—	68
Amortisation and depreciation	80	72	152	105	35	—	292
Total	124	105	229	183	171	177	760

Significant benefits and capabilities delivered over the life of the program include:

•                 New online platform — Westpac’s new online banking platform is now in use with 4,500 customers. This provides a common enterprise platform for real-time payments, product knowledge and branch transaction enquiries;

•                  New call centre platform — reducing service time and the need to transfer calls in contact centres;

•                  Modernisation of St.George product platform — cards servicing and transactional banking;

•                  Establishment of key enterprise capabilities — customer data centralisation delivering improved customer experience through a more efficient flow of data (12x faster), more insightful customer data to support higher quality customer conversations and greater cross-sell and greater perimeter security to improve data protection;

•                  Seamless and integrated global payments platform — now processing over $17 trillion in wholesale and international payments annually; and

•                  Migration of our technology infrastructure and virtualisation of environments. Virtualisation reduces the risk associated with current legacy infrastructure while achieving lower power consumption and improvements in maintenance and flexibility. This has reduced average severity-1 incidents from over 30 per month in Full Year 2008 to less than four per month in Full Year 2013.

SIPs will no longer be identified separately as the projects are in final stages. Instead, all investments will be discussed under a broader heading.

Regulatory Change

In Full Year 2013, $300 million was spent on projects relating to regulatory change. In the wake of the global financial crisis, a significant increase in regulatory change requirements were proposed by governments and regulators globally.

A number of the projects delivering these changes have moved to implementation phase over the past 12 months, including Cooper Superannuation Reforms, Future of Financial Advice Reforms (FOFA), Basel III, elements of US Dodd Frank legislation and OTC Derivatives. The current stages of projects in regulatory change has resulted in $140 million of project spend being expensed and $160 million being capitalised in Full Year 2013.

Investment spend $m	Half Year Sept 13	Half Year Mar 13	% Mov’t Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	% Mov’t Sept 13 - Sep 12
Expensed	71	69	3	140	106	32
Capitalised software and fixed assets	101	59	71	160	104	54
Total	172	128	34	300	210	43

Impact on expenses $m	Half Year Sept 13	Half Year Mar 13	% Mov’t Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	% Mov’t Sept 13 - Sep 12
Direct expenses	71	69	3	140	106	32
Amortisation	31	15	107	46	4	large
Total	102	84	21	186	110	69

Significant capabilities delivered in Second Half 2013 include:

•                  Implementation of changes to the wealth business required to comply with the FOFA and Stronger Super reforms, including greater transparency of fees for customers and obtaining a MySuper licence;

•                  Enhanced process for identification and verification of new customers introduced during Second Half 2013 providing an improved customer experience, whilst satisfying AML/Counter Terrorism Financing (CTF), FATCA and other legal requirements;

•                  The Account Switching Program delivered a more complete origination experience for new customers, meeting Australian legislation designed to make it easier for Australians to change banks;

•                  Strengthening of controls and adaption to new timeframes and processes now prescribed for recovery of mistaken internet payments and for processing hardship applications;

•                  Compliance with US requirements for derivatives including centralised clearing of certain derivative products; and

•                  Implemented a new Independent Price Verification (IPV) platform, which has increased the precision of regulatory capital, credit exposure, collateral and client valuations.

Capitalised Software

$m	Half Year Sept 13	Half Year Mar 13	Full Year Sept 13	Full Year Sept 12
Opening balance	1,651	1,551	1,551	1,303
Projects contributing to capitalised software:
SIPs	73	69	142	220
Banking infrastructure	68	42	110	100
Compliance	103	57	160	98
Asia investments	30	11	41	21
Wealth platform	34	24	58	7
Other projects	144	83	227	157
Total Additions	452	286	738	603
Amortisation expense	(206)	(182)	(388)	(329)
Software impairment expense	(12)	(3)	(15)	(23)
Other (including impact of FX translation)	12	(1)	11	(3)
Closing Balance	1,897	1,651	1,897	1,551

Capitalised software balances increased $346 million or 22% compared to Full Year 2012. The foreign exchange translation impact was $15 million in Full Year 2013.

Increase in total additions has been driven by:

•                  Regulatory change programs, reflecting increased requirements proposed by governments and regulators globally;

•                  Investment in strategic growth areas such as Wealth and Asia and continued investment in banking infrastructure;

•                  Other projects relating to enhancements in customer experience and analytics, productivity and simplification programs across both AFS and WIB; offset by

•                  Lower spend on SIPs.

Software amortisation growth in Full Year 2013 reflects the delivery of a number of projects mostly within SIPs and regulatory change.

2.2.4                     Impairment Charges

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Individually assessed provisions (IAPs)
New IAPs	(555)	(557)	—	(1,112)	(1,442)	23
Write-backs	254	225	13	479	468	2
Recoveries	35	41	(15)	76	104	(27)
Total IAPs, write-backs and recoveries	(266)	(291)	9	(557)	(870)	36
Collectively assessed provisions (CAPs)
Write-offs	(382)	(326)	(17)	(708)	(756)	6
Other changes in CAPs	239	179	34	418	414	1
Total new CAPs	(143)	(147)	3	(290)	(342)	15
Total impairment charges	(409)	(438)	7	(847)	(1,212)	30

Asset quality continued to improve over Full Year 2013 with a reduction in stressed assets, a slowdown in the emergence of new impaired assets and a decrease in consumer delinquencies. This improvement contributed to a $365 million reduction in impairment charges compared to Full Year 2012. Divisionally, the improvement in impairment charges was most evident in the WIB, Westpac New Zealand and St.George portfolios. Economic overlays were increased modestly, up $26 million over Full Year 2013 with a balance of $389 million at 30 September 2013.

Second Half 2013 — First Half 2013

Impairment charges for Second Half 2013 were $409 million, down $29 million or 7% compared to First Half 2013, and were equivalent to 15 basis points of average gross loans.

Key movements included:

•                  Total new individually assessed provisions less write-backs and recoveries were $266 million in Second Half 2013, $25 million lower than First Half 2013 principally due to:

•       WIB and Westpac RBB were the main contributors to the decrease recording an $80 million and $8 million fall respectively. This was due to fewer large assets being downgraded to impaired; and

•       St.George and New Zealand recorded higher new individually assessed provisions in Second Half 2013 principally because the level of new individually assessed provisions reported in First Half 2013 was particularly low.

•                  Total new collectively assessed provisions contributed $143 million to impairment charges in Second Half 2013, $4 million lower than recorded in First Half 2013. Key movements included:

•       The impact of the economic overlays was $26 million lower, as overlays were little changed in Second Half 2013 compared to a $28 million charge in First Half 2013;

•       Collectively assessed provisions for consumer portfolios reduced by $42 million, reflecting improved delinquencies in unsecured consumer portfolios;

•       These benefits were offset by increased collectively assessed provisions for business portfolios ($11m), mostly in WIB; and

•       There were increased write-offs ($56 million) compared to First Half 2013 as direct write-offs increased in line with seasonal patterns, mostly in the credit card portfolios.

Full Year 2013 — Full Year 2012

Impairment charges for Full Year 2013 were $847 million, down $365 million or 30% compared to Full Year 2012 representing 16 basis points of average gross loans.

Key movements included:

•                  New individually assessed provisions less write-backs and recoveries were $557 million in Full Year 2013, $313 million lower compared to Full Year 2012 from improving asset quality across all divisions, with the largest reductions recorded in WIB and New Zealand where charges were $207 million and $93 million lower respectively;

•                  Total new collectively assessed provisions were $290 million in Full Year 2013, $52 million lower than Full Year 2012 as the benefits from reducing stress in business portfolios led to a lower collective provision requirement as these assets carry higher provisions. This was particularly a feature of the St.George result in First Half 2013; and

•                  Consumer lending portfolios in Westpac RBB and New Zealand experienced a rise in new collectively assessed provisions as the large improvement in Full Year 2012 from strengthening consumer balance sheets was not matched in Full Year 2013.

2.2.5                     Tax Expense

Second Half 2013 — First Half 2013

The effective tax rate of 30.0% was lower than the First Half 2013 effective tax rate of 30.4%. This reflects a small change in centrally held provisions relating to prior periods in First Half 2013, which was not repeated in Second Half 2013. The impact of non-deductible expenses were unchanged as higher non-deductible expenses on hybrid distributions were offset by lower non-deductible expenses related to employee share schemes.

Full Year 2013 — Full Year 2012

The effective tax rate of 30.2% for the Full Year 2013 increased compared to the Full Year 2012 effective tax rate of 29.7%. The increase reflected the impact of non-deductible distributions on Westpac CPS and Westpac Capital Notes. Full Year 2012 also benefited from a review of the timing of certain leasehold deductions and included small reductions in centrally held provisions, which were not repeated in Full Year 2013.

2.2.6                     Non-Controlling Interests

The non-controlling interests primarily represent distributions on hybrid equity instruments TPS 2003(1) and TPS 2006(1), as well as other non-controlling interests, including the 37.9% portion of BTIM that Westpac does not own.

Non-controlling interests of $40 million for Second Half 2013 were $4 million higher than First Half 2013, while non-controlling interests of $76 million for Full Year 2013 were $7 million higher than Full Year 2012.

(1)    Non-controlling interests include distributions on 2003 Trust Preferred Securities (TPS) and 2006 TPS:

•                  There were 750,000 2003 TPS issued in the United States of America at US$1,000 each on 13 August 2003, with non-cumulative semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 5.819% up to but excluding 30 September 2013. These were redeemed on 30 September 2013; and

•                  Westpac TPS Trust issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006. The 2006 TPS are preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which are expected to be fully franked. Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac. Westpac, as holder of the ordinary unit, is entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS. The 2006 TPS are scheduled to pay quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrears, subject to certain conditions being satisfied. The distribution rate on 2006 TPS, until 30 June 2016 (the step-up date) is calculated as the Australian 90 day bank bill rate plus 1% per annum (the initial margin), together multiplied by one minus the Australian corporate tax rate (30% during all periods). After the step-up date, the initial margin will increase by a one time step-up of 1% per annum.

2.3                               Credit Quality

Asset quality improved further over Full Year 2013, with a reduction in stressed assets, a decrease in the emergence of new problem facilities, and the additional resolution and work-out of impaired facilities.

Stressed assets as a proportion of total committed exposures were 1.60% at 30 September 2013, down from 1.94% at 31 March 2013 and 2.17% at 30 September 2012. The level of stressed assets is now half the peak level recorded in 2010. The improvement was seen across all categories with the watchlist and substandard facilities ratio declining 39 basis points to 0.85% (see 2.3.1 Credit Quality Key Metrics), 90 day well secured assets falling 4 basis points and the remaining 14 basis points due to a fall in the proportion of impaired assets.

Portfolio segments

The institutional and commercial segments continue to perform particularly well as customers remain cautious and protective of their balance sheets. Stressed assets further reduced, with the work-out of a number of impaired facilities, while watchlist assets also fell as a number of facilities were refinanced or returned to full health, often after asset sales or restructurings.

The commercial property segment has been the sector under the most stress through recent years. In 2013, stress in the property portfolio reduced dramatically from 7.7% (stressed assets as a percent of total committed exposures) at 30 September 2012 to 4.5% at 30 September 2013 and is less than one third of its peak level recorded at 30 September 2010. The rate of stress in commercial property is now similar to other sectors of the business portfolio. The improvement in the portfolio reflects better liquidity in the property market which has supported property sales and assisted in the work-out of existing stressed facilities.

Across the Group there were only three new large (>$50 million) problem facilities that emerged during Full Year 2013.

The small and medium business portfolio has performed well and the number of facilities in work-out has reduced over the last 12 months. Nevertheless, some stress is emerging in sectors impacted by the peaking of the mining investment cycle and weak consumer spending along with sectors undergoing structural change such as the retail, trade and manufacturing segments.

In the Australian consumer sector, unsecured consumer delinquencies improved with Australian 90+ day delinquencies falling 7 basis points since Full Year 2012 and 26 basis points since First Half 2013 given lower interest rates and an improvement in consumer confidence. Australian 90+ day mortgage delinquencies were at 0.53% at Full Year 2013, little changed over the year (up 1 basis point) and 5 basis points lower compared to First Half 2013. Much of this decrease is consistent with normal seasonal trends as delinquencies typically rise following pre-Christmas spending and fall in the second half of the year.

Queensland delinquencies continue to be around 50%-60% higher than the portfolio average reflecting the more challenging conditions in that State.

Australian properties in possession increased over Full Year 2013 however remain modest at 353. Realised mortgage losses were $95 million for Full Year 2013 equivalent to 3 basis points.

Asset quality in New Zealand has improved with the strengthening of the New Zealand economy and property market supporting the performance of the mortgage portfolio. As a result, mortgage 90+ day delinquencies have improved 11 basis points over the last 12 months to 0.29% at 30 September 2013, the lowest level since early 2008. Other consumer delinquencies in New Zealand were also lower, falling 2 basis points since 30 September 2012 consistent with the improvement in the economy.

Provisioning

Westpac has maintained strong provisioning coverage with:

•                  The ratio of impaired asset provisions to total impaired assets increasing 6 percentage points to 43%; and

•                  The ratio of collectively assessed provisions to credit risk weighted assets at 0.99%. This ratio has eased from 1.08% at 30 September 2012 but remains strong as provisions have moderated in line with a higher quality portfolio.

Total impairment provisions were $3,949 million with individually assessed provisions of $1,364 million and collectively assessed provisions of $2,585 million. Individually assessed provisions were lower over the year, from the write-off of $691 million and write-back of $479 million from provisions as facilities worked out were higher than the new individually assessed provisions.

Reflecting the improvement in asset quality, collectively assessed provision balances were lower over the year. Movements in collectively assessed provisions can principally be traced back to:

•                  The reduction in watchlist and substandard exposures. Although continuing to perform, these exposures carry materially higher provision levels as their probability of default is much higher;

•                  The loss experience in the portfolio over time has been less than originally modelled, particularly in commercial and institutional portfolios. This improved experience led to a reduction in provisions required for existing portfolios; and

•                  These effects were partially offset by a net $26 million increase in the economic overlay to $389 million. In the year, the composition of the overlay changed with further reduction of provisions in the commercial property segment offset by increases in the economic overlay for some sectors of the economy impacted by structural change in the economy.

2.3.1            Credit Quality Key Metrics

Stressed Exposures by Credit Grade as a % of total committed exposures	Half Year Sept 13	Half Year Mar 13	Half Year Sept 12	Half Year Mar 12
Impaired	0.44%	0.56%	0.58%	0.60%
90 days past due, well secured	0.31%	0.35%	0.35%	0.40%
Watchlist and substandard	0.85%	1.03%	1.24%	1.26%
Total Stressed Exposures	1.60%	1.94%	2.17%	2.26%

Impaired Assets to total committed exposures for Business and Institutional	Half Year Sept 13	Half Year Mar 13	Half Year Sept 12	Half Year Mar 12
Business impaired assets to business total committed exposures:
Business Australia	1.60%	2.13%	2.09%	2.24%
Business New Zealand	1.88%	2.62%	3.17%	3.33%
Institutional	0.37%	0.43%	0.45%	0.39%

90 days past due for other consumer loans	Half Year Sept 13	Half Year Mar 13	Half Year Sept 12	Half Year Mar 12
90 days past due:
Group	1.04%	1.30%	1.11%	1.33%
Australia	1.06%	1.32%	1.13%	1.35%
New Zealand	0.81%	0.96%	0.83%	0.99%

90 days past due for mortgages	Half Year Sept 13	Half Year Mar 13	Half Year Sept 12	Half Year Mar 12
90 days past due:
Group	0.51%	0.57%	0.51%	0.55%
Australia	0.53%	0.58%	0.52%	0.54%
New Zealand	0.29%	0.39%	0.40%	0.55%

Other	Half Year Sept 13		Half Year Mar 13		Half Year Sept 12		Half Year Mar 12
Total impaired assets to gross loans	0.67%		0.82%		0.85%		0.88%
Total impaired asset provisions to total impaired assets	43.2%		40.2%		37.4%		37.8%
Total provisions to gross loans	73	bps	80	bps	82	bps	86	bps
Collectively assessed provisions to performing non-housing loans(1)	142	bps	151	bps	155	bps	164	bps
Collectively assessed provisions to risk weighted assets(2)	84	bps	87	bps	90	bps	94	bps
Collectively assessed provisions to credit risk weighted assets(2)	99	bps	106	bps	108	bps	116	bps

Other	Half Year Sept 13		Half Year Mar 13		Half Year Sept 12		Half Year Mar 12
Impairment charges to average loans annualised	15	bps	17	bps	24	bps	24	bps
Net write-offs to average loans annualised	29	bps	21	bps	34	bps	29	bps

(1)    Non-housing loans have been determined on a loan purpose basis.

(2)    September 2012 and March 2012 ratio has been presented on a pro forma Basel III basis, as Basel III was not effective in Australia until 1 January 2013.

2.4                               Balance Sheet and Funding

2.4.1                     Balance Sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Assets
Cash and balances with central banks	11,699	6,600	12,523	77	(7)
Receivables due from other financial institutions	11,210	12,580	10,228	(11)	10
Trading securities, other financial assets designated at fair value and available-for-sale securities	79,100	76,664	71,739	3	10
Derivative financial instruments	28,356	29,323	35,489	(3)	(20)
Loans	536,164	521,130	514,445	3	4
Life insurance assets	8,637	8,508	8,240	2	5
Other assets	21,437	22,704	22,301	(6)	(4)
Total assets	696,603	677,509	674,965	3	3
Liabilities
Payables due to other financial institutions	8,836	8,043	7,564	10	17
Deposits and other borrowings	424,482	403,406	394,991	5	7
Trading liabilities and other financial liabilities at fair value through income statement	10,302	8,833	9,964	17	3
Derivative financial instruments	32,990	34,081	38,935	(3)	(15)
Debt issues	144,133	144,303	147,847	—	(3)
Life insurance liabilities	7,426	7,407	7,208	—	3
Loan capital	9,330	10,880	9,537	(14)	(2)
Other liabilities	11,623	13,362	12,700	(13)	(8)
Total liabilities	649,122	630,315	628,746	3	3
Equity
Total equity attributable to owners of Westpac Banking Corporation	46,618	45,217	44,249	3	5
Non-controlling interests	863	1,977	1,970	(56)	(56)
Total equity	47,481	47,194	46,219	1	3

Second Half 2013 — First Half 2013

Significant movements during the half included:

Assets

•                  Liquid assets increased in the half as the Group sought to use the excess of deposit growth over loan growth to lift funded liquid assets. This had the following net impact on balance sheet line items:

•                  $5.1 billion increase in cash and balances with central banks;

•                  $2.4 billion increase in Trading securities, other financial assets designated average fair value and available-for-sale securities; and

•                  $1.4 billion decrease in receivables due from other financial institutions.

•                  Derivative assets decreased $1.0 billion mainly due to revaluation impacts of cross currency swap derivatives; and

•                  Loans grew $15.0 billion or 3%, with the foreign exchange translation impacts contributing $6.2 billion to total loan growth. Refer to Section 2.2.1 Loans for further information on loan movements.

Liabilities

•                  Deposits and other borrowings increased $21.1 billion, with foreign exchange translation impacts contributing $5.4 billion to total deposit growth. Refer to Section 2.2.1 Deposits for further information on deposit movements;

•                  Trading liabilities and other financial liabilities at fair value through income statement increased $1.5 billion due to higher market inventory in WIB;

•                  Derivative liabilities decreased $1.1 billion primarily driven by revaluation impacts of cross currency swap derivatives; and

•                  Loan Capital declined $1.6 billion due to maturities of hybrids and subordinated debt partially offset by a new subordinated debt issue.

Equity

Equity increased reflecting increased retained profits (net of the payment of the 2013 interim and special dividends). There was also a $1.1 billion decline in non-controlling interests following the redemption of a hybrid instrument (TPS2003).

Full Year 2013 — Full Year 2012

Significant movements during the year included:

Assets

•                  Receivables due from other financial institutions increased $1.0 billion primarily due to higher collateral posted with counterparties as a result of collateralised derivative movements;

•                  Trading securities, other financial assets designated at fair value and available-for-sale securities increased $7.4 billion reflecting higher liquid assets of $5.2 billion;

•                  Derivative assets decreased $7.1 billion, driven by the revaluation impact of movements in interest rates on interest rate swaps and FX related revaluation impacts on cross currency swaps; and

•                  Loans grew $21.7 billion or 4%, with foreign exchange translation impacts contributing $6.5 billion to total loan growth. Refer to Section 2.2.1 Loans for further information on loan movements.

Liabilities

•                  Payables due to other financial institutions increased $1.3 billion primarily due to an increase in interbank deposits;

•                  Deposits and other borrowings increased $29.5 billion, with foreign exchange translation impacts contributing $5.5 billion to total deposit growth. Refer to Section 2.2.1 Deposits for further information on deposits movements;

•                  Derivative liabilities decreased $5.9 billion due to the revaluation impact of interest rate swaps and cross currency swaps; and

•                  Debt issues decreased $3.7 billion. This includes a reduction in long term unsecured wholesale funding by $11.6 billion, and increased covered bonds outstandings ($6.2 billion). Refer to Section 2.4.2 Funding and Liquidity Risk Management for further information.

Equity

The $1.3 billion increase in equity was due to an increase in retained profits (net of the payment of dividends) and shares issued to satisfy the dividend reinvestment plan (DRP) for the 2012 final dividend. There was also a decline of $1.1 billion in non-controlling interests due to redemption of a hybrid instrument (TPS 2003).

2.4.2                     Funding and Liquidity Risk Management

The Group has a robust liquidity risk management framework to ensure its ability to meet cash flow obligations under a wide range of market conditions, including name-specific and market-wide stress scenarios.

Liquidity risk is the risk that the Group will be unable to fund assets and meet obligations as they become due. This could potentially arise as a result of mismatched cash flows generated by the Group’s banking business. This risk is not specific to the Westpac Group, but inherent in all banks through their role as intermediaries between depositors and borrowers.

The regulatory environment for funding and liquidity risk management is changing in response to the global financial crisis and reform measures announced by the members of the Basel Committee on Banking Supervision (BCBS) in 2010. A description of the BCBS liquidity reforms, and the status of APRA’s proposals for implementation of the Basel III liquidity framework in Australia, are detailed in Section 2.6.

In August, APRA provided further detail on its approach to the implementation of the Basel III liquidity framework and in particular, on the operation of the committed liquidity facility (CLF). APRA also announced it would release further details on the CLF process and composition of the CLF portfolio of eligible securities following further consultation with certain Authorised Deposit-taking Institutions (ADIs). As such, the potential impact on the composition and size of the Group’s liquid asset portfolio, and the full impact on the Group’s liquidity risk management framework, are yet to be confirmed. Final details are expected through the remainder of 2013 and into 2014.

Westpac held $126 billion in unencumbered liquid assets as at 30 September 2013. This portfolio provides a source of reserve liquidity as eligible collateral under the Central Bank repurchase agreement facility and proposed CLF. Unencumbered liquid assets at 30 September 2013 were $15 billion higher due to the uplift in customer deposit growth over lending growth.

At 30 September 2013 the Group’s liquid asset portfolio comprised:

•                  $44.2 billion of cash and balances on deposit at Central Banks, along with Government and semi-Government bonds;

•                  $27.3 billion of repo-eligible private securities and Government guaranteed bonds; and

•                  $54.1 billion of self-originated AAA rated mortgage backed securities, which in extraordinary circumstances are eligible for repurchase with the RBA or the RBNZ.

As at 30 September 2013, the Group held sufficient liquid assets to cover all wholesale debt maturities within the next 24 months, excluding expected amortisation.

The Group monitors the composition and stability of its funding base to ensure it remains appropriately within the Group’s funding risk appetite. This includes a target stable funding ratio (SFR)(1) greater than 75%. Stable funding includes customer deposits, wholesale term funding with residual contractual maturity greater than 12 months, securitisation and equity. Westpac’s funding strategy aims to fund new lending through these stable funding sources.

The Group’s funding profile continued to strengthen through Full Year 2013, with further improvements in key funding and liquidity metrics. This includes an increase in the SFR of 99 basis points to 84% at 30 September 2013.

Customer deposits grew ahead of new lending for the third consecutive year, increasing by $34.9 billion over Full Year 2013, compared to an increase in net loans of $21.7 billion. This contributed to a 290 basis point increase in the proportion of customer deposits to total funding, to 61% at 30 September 2013. The Group’s customer deposit to loan ratio also increased significantly, rising 377 basis points to 71.4% at 30 September 2013 up from 67.6% at 30 September 2012.

In addition to the 61% of customer deposits, the Group’s SFR of 84% includes 2% from securitisation, 14% from long term funding with a residual maturity greater than one year and 7% from equity. These components were largely unchanged over Full Year 2013.

The proportion of total funding from wholesale sources maturing within one year decreased by 99 basis points to 16%. Excluding long term funding that has less than one year to maturity, short term wholesale funding reduced by $3.6 billion during the year while the tenor of this portion of the portfolio lengthened as part of the Group’s strategy to further strengthen the balance sheet.

(1)    Stable funding ratio is total stable funding divided by total funding. Total funding includes customer deposits, total wholesale funding (short and long term) and equity.

The Group raised $21.6 billion in wholesale term funding in Full Year 2013, with a weighted average maturity of 4.8 years, excluding securitisation. Conditions in wholesale funding markets varied over the Full Year 2013, as markets reacted to ongoing concerns in Europe, quantitative easing undertaken by central banks and the possibility of a reduction in US central bank intervention in Second Half 2013.

Diversity and flexibility continued to influence the Group’s wholesale funding execution. In particular, the Group’s strong product capabilities enabled it to access a wide range of investors through issuance in a number of formats, including Tier 1 and Tier 2 capital, senior unsecured debt, covered bonds, RMBS and auto ABS, the latter being the first auto ABS issued by a major Australian bank.

Importantly, higher levels of liquidity enabled the Group to buy back $8 billion in Government-guaranteed debt over the year, which has reduced the Group’s refinancing requirements in FY14 and FY15. Together with $2.1 billion raised after 30 September 2013, the Group is well positioned for the Full Year 2014.

The table below illustrates the Group’s funding on a residual maturity basis. Further analysis of the funding view of the balance sheet is provided in Section 4 Note 22.

Funding by residual maturity

	As at 30 Sept 2013		As at 31 Mar 2013		As at 30 Sept 2012
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	382,632	61	359,610	59	347,722	58
Wholesale funding - residual maturity
Securitisation	10,372	2	11,470	2	10,079	2
Greater than 12 months	89,604	14	90,726	15	97,212	16
Equity(1)	46,585	7	45,428	7	44,081	7
Stable Funding Ratio (SFR)	529,193	84	507,234	83	499,094	83
Less than 6 months	58,948	9	64,241	11	67,810	11
6 to 12 months	19,269	3	15,281	2	13,991	2
Long term to short term scroll(2)	23,628	4	23,111	4	21,333	4
Short term wholesale funding	101,845	16	102,633	17	103,134	17
Total funding(3)	631,038	100	609,867	100	602,228	100

Customer Deposits to Net Loans Ratio

	As at 30 Sept 2013		As at 31 Mar 2013		As at 30 Sept 2012
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	382,632		359,610		347,722
Net loans	536,164	71.4	521,130	69.0	514,445	67.6

(1)    Equity less FX translation, Available-for-Sale Securities and Cash Flow Hedging Reserves.

(2)    Scroll represents wholesale funding with an original maturity greater than 12 months that now has a residual maturity less than 12 months.

(3)    Including Equity as described in footnote 1. Hybrids in the amount of $0.9 billion have been included in wholesale funding.

Funding view of the balance sheet(1)

	As at 30 September 2013
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	125,647	—	—	500,030	70,926	696,603
Total liabilities	—	(382,632)	(200,958)	—	(65,532)	(649,122)
Total equity	—	—	(863)	(46,585)	(33)	(47,481)

Total	125,647	(382,632)	(201,821)	453,445	5,361	—
Net loans(2)	54,536	—	—	481,628	—	536,164

	As at 31 March 2013
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	111,073	—	—	495,177	71,259	677,509
Total liabilities	—	(359,610)	(202,853)	—	(67,852)	(630,315)
Total equity	—	—	(1,977)	(45,428)	211	(47,194)

Total	111,073	(359,610)	(204,830)	449,749	3,618	—
Net loans(2)	45,500	—	—	475,630	—	521,130

	As at 30 September 2012
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	110,174	—	—	490,618	74,173	674,965
Total liabilities	—	(347,722)	(208,455)	—	(72,569)	(628,746)
Total equity	—	—	(1,970)	(44,081)	(168)	(46,219)

Total	110,174	(347,722)	(210,425)	446,537	1,436	—
Net loans(2)	43,108	—	—	471,337	—	514,445

(1)         Refer to Section 4 Note 22 for a detailed analysis of the funding view of the balance sheet. Liquid assets are defined as assets that are eligible for re-purchase agreements with the Reserve Bank of Australia and the Reserve Bank of New Zealand.

(2)         Liquid assets in net loans include internally securitised assets that are eligible for re-purchase agreements with the Reserve Bank of Australia and the Reserve Bank of New Zealand.

2.5          Capital and Dividends

		Basel III	Basel III	Basel III Pro forma	Basel 2.5
		As at	As at	As at	As at
	Preferred Ranges	30 Sept 2013	31 Mar 2013	30 Sept 2012	30 Sept 2012
Regulatory Capital Structure
Common equity capital ratio (CET1)	8.0% - 8.5%	9.1%	8.7%	8.2%	8.4%
Additional Tier 1 Capital		1.6%	2.1%	1.6%	1.9%
Tier 1 Capital Ratio		10.7%	10.8%	9.8%	10.3%
Tier 2 capital		1.6%	1.7%	1.7%	1.4%
Total regulatory capital ratio	11.5% - 12.0%	12.3%	12.5%	11.5%	11.7%
Risk weighted assets (RWA) $m		307,372	307,976	308,553	297,901

Basel III

On 1 January 2013, APRA’s new prudential standards for capital came into effect. These standards adopt the BCBS reforms, commonly known as Basel III, to the Australian financial system. APRA has applied national discretions under the framework and, as such, capital ratios calculated under APRA’s standards are not directly comparable to those calculated under BCBS standards.

In transitioning to APRA’s Basel III standards the following significant changes to the calculation of capital ratios have occurred:

•                  Investments in wealth and insurance subsidiaries, and regulatory expected loss adjustments, both previously deducted from Tier 1 and Tier 2 capital on a 50/50 basis; and equity investments, previously subject to thresholds, are now 100% deductions against common equity;

•                  Two changes to the measurement of RWA were implemented: a new charge for the risk of mark-to-market losses when the credit quality of a derivative counterparty is downgraded; and an increased RWA factor for exposure to Bank counterparties reflecting a changed regulatory view on the degree of correlation among these exposures under stressed conditions;

•                  Future expected dividend payments, previously deducted from capital on an accrual basis, are now deducted when declared; and

•                  New qualifying criteria for Tier 1 and Tier 2 capital instruments have been introduced. Instruments issued before 1 January 2013 are subject to a transitional arrangement that progressively reduces their contribution to regulatory capital over time.

Westpac Preferred Range

Westpac’s preferred range for the Common Equity Tier 1 capital ratio calculated according to APRA’s Basel III prudential standards is 8.0% - 8.5%. This range takes the following into consideration:

•                  Regulatory minimums and capital conservation buffer;

•                  Stress testing to maintain an appropriate buffer in a downturn; and

•                  Quarterly volatility of capital ratios under Basel III associated with dividend payments.

At 30 September 2013 the Group’s Common Equity Tier 1 capital ratio of 9.10% was comfortably above its preferred range and regulatory minimums.

Common Equity Tier 1 Capital Ratio Movement for Second Half 2013

The Basel III Common Equity Tier 1 capital ratio of 9.10% for Second Half 2013 was 36 basis points higher than the First Half 2013 ratio.

The key drivers of the increase in the Common Equity Tier 1 capital ratio over the period included:

•                  Second Half 2013 Cash Earnings of $3.6 billion (116 basis point increase);

•                  The 2013 interim and special dividend payments (97 basis point decrease);

•                  RWA movements had little impact over Second Half 2013. RWA included benefits from approved enhancements to the Interest Rate Risk in the Banking Book (IRRBB) regulatory capital model implemented during the period. This partially offset higher credit RWA which was impacted by a lower Australian dollar and other assets RWA;  and

•                  Other included 6 basis points following a portion of Westpac Stapled Preferred Securities (SPS) converting to ordinary shares ($173 million) and a 10 basis point gain from the realisation of foreign exchange gains on redemption of Trust Preferred Securities 2003 (TPS 2003) ($296 million). Lower deductions for defined benefit plan liabilities (4 basis points) and regulatory expected loss (7 basis points) were off-set by higher capitalised expenditure including software (9 basis points) and other changes (2 basis points).

Additional Tier 1 and Tier 2 Capital Movement for the Second Half 2013 — First Half 2013

Compared to First Half 2013, both Additional Tier 1 and Tier 2 contributions were lower, as $3.9 billion of instruments were redeemed, partially off-set by $0.9 billion of new issuance.

Key movements in Additional Tier 1 and Tier 2 capital were:

•                  $2.2 billion of Additional Tier 1 capital instruments were redeemed or retired (71 basis point decrease in Additional Tier 1);

•                  Redemption of $1.7 billion of Tier 2 subordinated debt, which was partially replaced by $0.9 billion of Basel III compliant Tier 2 subordinated debt (net 26 basis point decrease in Tier 2); and

•                 Following the redemptions noted above, previous deductions for the amount of Additional Tier 1 capital and Tier 2 capital above the eligible transitional amount were no longer required(1). Removing these adjustments boosted both Additional Tier 1 and Tier 2 capital 18 basis points respectively.

(1)         Following the redemption or retirement of Basel III transitional instruments in 2013, the remaining amount of transitional capital instruments recognised in regulatory capital is less than the eligible APRA Basel III transitional amount.

Common Equity Tier 1 Capital Ratio Movement for Full Year 2013

The Basel III Common Equity Tier 1 capital ratio of 9.10% at 30 September 2013 was 94 basis points higher than the 30 September 2012 pro forma Basel III Common Equity Tier 1 capital ratio.

The key drivers of the increase in the Common Equity Tier 1 capital ratio over the period included:

•                  Full Year 2013 Cash Earnings of $7.1 billion (231 basis point increase);

•                 Dividends paid over the year, net of DRP for the 2012 final dividend (164 basis point decrease);

•                  Overall RWA movements had little impact for Full Year 2013, as lower RWA for both IRRBB and market risk offset increases in credit risk and other assets RWA;

•                  The recognition of the 2013 net component of St George merger tax adjustments (8 basis point increase); and

•                  Other includes 6 basis points following a portion of SPS converting to ordinary shares ($173 million); a 10 basis point gain from the realisation of foreign exchange gains on redemption of TPS 2003 ($296 million); and 1 basis point from other movements in common equity.

Risk weighted Assets

	RWA
	Basel III	Basel III	Basel III Pro forma	Basel 2.5	Basel III	Basel III Pro forma
	As at	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Credit risk	260,268	253,734	257,014	245,099	3	1
Market risk	9,059	10,555	12,087	12,087	(14)	(25)
Operational risk	27,299	26,761	26,757	26,757	2	2
Interest rate risk in the banking book	6,929	13,744	10,234	10,234	(50)	(32)
Equity risk	—	—	—	1,263	—	—
Other	3,817	3,182	2,461	2,461	20	55
Total	307,372	307,976	308,553	297,901	—	—

Risk Weighted Assets Movement for Second Half 2013 — First Half 2013

RWA remained relatively flat over Second Half 2013, with higher Credit Risk RWA being off-set by lower IRRBB RWA. Second Half 2013 movements include:

•                 Credit risk RWA increased 3% or $6.5 billion driven by the impact of a lower Australian dollar on offshore assets and foreign currency commitments; and

•                  IRRBB decreased 50% or $6.8 billion, driven by APRA approved enhancements to IRRBB regulatory capital model implemented during the period.

Risk Weighted Assets Movement for Full Year 2013 — Full Year 2012

Basel III pro forma adjustments added $10.7 billion to reported RWA for 30 September 2012, with $11.9 billion increase in credit RWA offsetting the removal of $1.3 billion RWA for equity risk, as equity investments are now treated as a 100% deduction from capital.

On a Basel III basis, RWA was little changed over Full Year 2013. Movements in RWA compared to Full Year 2012 Basel III pro forma include:

•                  Credit risk RWA increased 1% or $3.3 billion from an increase in lending and from the impact of a lower Australian dollar on offshore assets and foreign currency commitments. These increases were partially offset by improvements in credit quality;

•                  Market risk decreased $3.0 billion, driven by reduced exposure to interest rate risk;

•                  IRRBB decreased 32% or $3.3 billion, driven by APRA approved enhancements to IRRBB regulatory capital model, off-set by smaller embedded gain; and

•                  Other assets increased RWA $1.4 billion.

Capital Deduction for Regulatory Expected Credit Loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated from 1 January 2013. Under Basel III, there are two changes. The deferred tax assets associated with certain provisions are no longer required to be considered when calculating the deduction for regulatory expected loss; and the capital deduction is 100% from Tier 1 Capital, previously it was 50% deducted from Tier 1 capital and 50% deducted from Tier 2 capital.

	Basel III	Basel III	Basel III Pro forma	Basel 2.5
	As at	As at	As at	As at
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	30 Sept 2012
Provisions associated with eligible portfolios
Total provisions for impairment charges (Section 4 Note 11)	3,949	4,199	4,241	4,241
plus general reserve for credit losses adjustment	83	83	131	131
plus provisions associated with partial write-offs	640	622	706	706
less ineligible provisions(1)	(139)	(139)	(150)	(150)
less certain deferred tax assets(2)	—	—	—	(708)
Total eligible provisions	4,533	4,765	4,928	4,220
Regulatory expected downturn loss(3)	5,165	5,617	5,758	5,758
Capital deduction in provisions for regulatory expected downturn loss	(632)	(852)	(830)	(1,538)
Deducted from Capital as follows:
Tier 1 reduction	(632)	(852)	(830)	(769)
Tier 2 reduction	—	—	—	(769)

Second Half 2013 — First Half 2013

The capital deduction for regulatory expected downturn loss has decreased over the Second Half 2013, as the reduction in total eligible provisions of $232 million was less than the reduction in regulatory expected loss of $452 million.

The reduction in total eligible provisions was from improving asset quality reducing total provisions for impairment charges. One of the key drivers was lower new and increased individual provisions, as the level of stressed assets migrating to impaired slowed.

The fall in regulatory expected downturn loss was also driven by improving asset quality, particularly in property lending. Lower delinquencies in the secured and unsecured consumer portfolios also contributed to the reduction in regulatory expected downturn loss.

Full Year 2013 — Full Year 2012

After adjusting for the change in treatment of certain deferred tax assets, the capital deduction for regulatory expected downturn loss has decreased by $198 million, as regulatory expected loss (down $593 million) fell by more than total eligible provisions (down $395 million). The reduction in regulatory expected loss was primarily due to decreases in the stressed property portfolio and lower delinquencies in the unsecured consumer portfolio.

(1)         Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

(2)         Under Basel III now grouped with other deferred tax assets and deducted from common equity tier 1 capital.

(3)         Regulatory expected loss is calculated for portfolios subject to the Basel advanced capital IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.

Dividends

Ordinary dividend (cents per share)	Half Year Sept 13	Half Year Mar 13	Full Year Sept 13	Full Year Sep 12
Interim (fully franked)	—	86	86	82
Final (fully franked)	88	—	88	84
Total ordinary dividend	88	86	174	166
Special (fully franked)	10	10	20	—
Total dividend	98	96	194	166

The Directors have determined a fully franked final ordinary dividend of 88 cents per share, an increase of 2 cents per share or 2% over the 2013 interim dividend. Total ordinary dividends for the year of 174 cents per share represents an increase of 8 cents or 5% over the total ordinary dividends for Full Year 2012.

The final ordinary dividend represents a payout ratio of 77% on a Cash Earnings basis for Second Half 2013. The full year ordinary dividends of 174 cents represents a payout ratio of 76%.

The directors have also determined a fully franked special dividend of 10 cents per share. Including the 10 cents special dividend declared in First Half 2013, this brings the total special dividends for Full Year 2013 to 20 cents per share.

The Group’s ability to continue to frank dividends remains strong, with our adjusted franking account balance after allowing for the reduction in franking credits for the 2013 final and special dividends, at $585 million as at 30 September 2013.

The Group will apply New Zealand imputation credits to the final ordinary dividend of 7.4 cents (NZ) per share. The special dividend will have NZ imputation credits attached of approximately 0.8 cents (NZ) per share. New Zealand imputation credits can be utilised by shareholders that are New Zealand tax payers.

Dividend Reinvestment Plan (DRP)

The Board has determined to satisfy the DRP for the 2013 final ordinary and special dividends, by arranging for the purchase of existing shares on issue and delivery to participants. The Market Price used to determine the number of shares allocated to DRP participants will be set over the 15 trading days commencing 18 November 2013 and will not include a discount.

Common Equity Capital Activity during Full Year 2013

Westpac issued ordinary shares to satisfy the DRP for the 2012 final dividend and for some employee share plans. Westpac arranged, on behalf of participants, for the purchase and delivery of existing shares to satisfy the DRP for the 2013 interim and special dividend.

Exchange Rate Risk on Future NZ$ Earnings

Westpac’s policy in relation to the hedging of the future earnings of our New Zealand retail business is to manage the economic risk where Westpac believes there is a strong likelihood of significant adverse movements to the A$/NZ$ exchange rate. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged. Westpac has hedges in place for forecast 2014 NZ earnings at an average rate of 1.2032. Hedges are executed on a pre-tax basis.

2.6                               Significant Developments

Acquisition of select businesses of Lloyds Banking Group Australia

On 11 October 2013 Westpac announced it had entered into an agreement to acquire Lloyds Banking Group’s Australian asset finance business, Capital Finance Australia Limited (CFAL), and its corporate loan portfolio, BOS International (Australia) Ltd (BOSI), for $1.45 billion.

As at 31 July 2013, CFAL’s motor vehicle finance and equipment finance business had total receivables of $6.8 billion across 213,000 consumer and commercial customers. BOSI’s corporate lending portfolio totals $2.7 billion of commitments. The deal is not subject to regulatory approvals and is expected to be completed on 31 December 2013. However, Westpac has notified the Australian Competition and Consumer Commission of the transaction and is co-operating with the Commission’s informal merger review process. Based on information as at 31 July 2013, the funding requirement for Westpac is estimated to be $8 billion.

Issue of Additional Tier 1 capital securities

On 8 March 2013, Westpac issued approximately $1.4 billion of Additional Tier 1 capital securities known as Westpac Capital Notes, which qualify as Additional Tier 1 capital of Westpac under APRA’s Basel III capital adequacy framework.

Redemption and retirement of Additional Tier 1 capital securities

On 19 August 2013, $332 million of Westpac Stapled Preferred Securities (Westpac SPS) were bought back on-market and subsequently cancelled. All remaining Westpac SPS were transferred to a nominated party on 26 September 2013 and subsequently converted into Westpac ordinary shares or redeemed.

On 30 September 2013 all outstanding (USD 750 million) Trust Preferred Securities of Westpac Capital Trust III (2003 TPS) were redeemed.

Litigation

•             Exception fees — Westpac has been served with two separate class action proceedings by customers seeking to recover exception fees paid by those customers. The first set of proceedings was commenced in December 2011 by customers of the Westpac brand; the second was commenced in February 2012 by customers of the St.George Bank and BankSA brands. Similar class actions have been commenced against several other Australian banks. Westpac has agreed with the plaintiffs to put the proceedings against Westpac on hold until at least March 2014, pending further developments in the litigation against one of those other banks.

•             Bell litigation — Westpac was one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings were brought by the liquidators of several Bell Group companies who challenged the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s.

Westpac, along with the other defendant banks, had been found liable to repay its share of the monies received from the Bell Group plus interest. In March 2013, the defendant banks were granted special leave to appeal to the High Court of Australia. The appeal was due to be heard in 2013 but has been adjourned to 2014.

On 17 September 2013 the parties announced that the matter was settled. Prior to the settlement, Westpac was entitled to file a claim as an unsecured creditor in the liquidation of the Bell companies and stood to recover part of the funds available for distribution to creditors. As part of the settlement, Westpac has agreed to release its claim for the distribution. The terms of the settlement remain confidential. The settlement is subject to various approvals being obtained in local and overseas jurisdictions, which may take up to six months. Westpac considers that appropriate provisioning has been made for this matter.

Tax developments

On 14 May 2013, the former Australian Government handed down the Federal Budget, which contained a number of proposed tax amendments. Key changes include:

•             amendments to the Offshore Banking Unit (OBU) provisions, affecting related party dealings, transactions with other banks’ OBUs and refining the list of eligible OBU activities. These changes were originally to apply from 1 October 2013. On 29 September 2013, the Assistant Treasurer announced a deferral of the start date to a date yet to be announced;

•             repealing the special rules that allow deductibility for interest incurred in deriving certain tax exempt foreign income (from 1 July 2014); and

•             the minimum amount of equity capital that a bank must hold to satisfy the ‘Thin Capitalisation’ rules would increase from 4% of risk weighted assets of the Australian business to 6%.

It is not expected that any of these changes will have a material impact on the Westpac Group.

On 7 August 2013, the Coalition (who assumed Government in September 2013) announced that if elected, it would cut the company tax rate by 1.5% to 28.5% from 1 July 2015. However, the Coalition also announced that it intends to introduce a paid parental leave (PPL) scheme which will be funded by a 1.5% levy on large companies, which will include Westpac. This will effectively offset the benefit of the cut to the company tax rate for large companies and will also create a two-tier company tax system from 1 July 2015.

It is likely that the PPL levy will not be deductible and will not generate franking credits for the amount paid. Franking credits will only be generated on the company tax paid at the rate of 28.5%.

Globally, there has been an increased focus by revenue authorities and governments on base erosion and profit shifting between jurisdictions. The revenue authorities are reviewing cross border and inter group transactions to ensure that the correct amount of profit is recognised in the relevant jurisdiction for tax purposes.

The Westpac Group has numerous transactions for which tax transfer pricing is relevant, including:

•             those that are executed between head office and branches (or between branches); and

•             those executed with an external client (booked) in one jurisdiction and where support is provided by head office (or a branch) in another jurisdiction.

Westpac will continue to monitor developments, but no material impact to the Westpac Group is expected.

Changes to accounting standards

In a continuing response to the global financial crisis, governments, regulators and accounting standard setters are working to revise certain accounting standards. The objective is to achieve convergence towards a single set of high-quality, global and independent accounting standards. The specific areas that have been targeted include accounting for financial instruments, provisioning for loan impairment charges, off-balance sheet exposures, the impairment and valuation of financial assets, consolidation and lease accounting. New accounting standards dealing with consolidation and the measurement of fair value apply to the Group from 1 October 2013. These new standards are not expected to have a material impact on the Group’s financial position or performance. The Group expects that there will be a number of new standards issued in coming years that will require changes to our current accounting approaches.

Other significant developments

Basel Committee on Banking Supervision

Regulatory reforms and significant developments arising in relation to changes initiated by the Basel Committee on Banking Supervision (BCBS) include:

Liquidity

On 16 December 2010, the BCBS released the final text of the Basel III liquidity framework. The framework introduces two new liquidity measures: the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR).

The BCBS timetable for implementing the liquidity standard schedules the LCR to be introduced with a four year phase in period from 1 January 2015 and the NSFR from 1 January 2018. Both liquidity measures are subject to an observation and review period prior to implementation and as such are potentially subject to modification.

Following a consultation process in mid-2013, the Australian Prudential Regulation Authority (APRA) released a draft liquidity standard (APS 210). APRA adopted the majority of the revisions to the LCR which had been announced by the BCBS in January 2013, with the key exception being that APRA has not adopted the proposed phase-in of the LCR from January 2015. As such, under the proposed APS 210 Westpac will need to meet the requirement of a minimum LCR of 100% from 1 January 2015. The remaining qualitative requirements come into force from 1 January 2014. Westpac’s liquidity risk management framework will be amended to address the new standard by 1 January 2014.

The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under a specific acute stress scenario. Since there are insufficient government bonds available in the Australian marketplace to allow institutions to meet the LCR, the Reserve Bank of Australia (RBA) has announced, jointly with APRA, that it will make available to Australian institutions a Committed Liquidity Facility (CLF) that, subject to satisfaction of qualifying conditions, can be accessed to help meet the LCR requirement.

Capital

On 16 December 2010, the BCBS released the final text of the Basel III capital framework. The framework was revised in June 2011 and incorporates higher global minimum capital requirements and the introduction of two new capital buffers. The framework includes:

•             an increase in the minimum common equity requirement from 2.0% to 4.5%;

•             an increase in the minimum Tier 1 capital requirement from 4.0% to 6.0%;

•             a capital conservation buffer at 2.5%, to be met with common equity; and

•             a countercyclical buffer of between 0% to 2.5% to be met with common equity or other fully loss absorbing capital (subject to further BCBS guidance). The buffer is intended to be applied during times of excess credit growth.

The framework includes a compliance timetable, with phase-in arrangements starting from 1 January 2013 and some elements not becoming fully effective until 1 January 2019.

In January 2011 the BCBS also issued a requirement for the contractual terms of capital instruments to include provisions for loss absorption at the point of non-viability.

On 28 September 2012, APRA released the four final capital adequacy standards that will govern the implementation of the Basel III capital framework in Australia. On 13 November 2012 APRA released updated prudential standards which incorporated the Basel III requirements for counterparty credit risk. APRA has required Australian Authorised Deposit-taking Institutions (ADIs) such as Westpac to meet the new minimum capital requirements from 1 January 2013 and has proposed that the capital conservation buffer apply in full from its introduction date of 1 January 2016.

Westpac’s current capital levels are well above the 7% common equity requirement that will apply from 1 January 2016 (including the proposed capital conservation buffer).

Other Basel Accord reforms

The Basel III capital framework also introduced a leverage ratio requirement. The BCBS proposes that introducing a simple, non-risk based leverage ratio requirement would act as a credible supplementary measure to the risk-based capital requirements. On 26 June 2013, the BCBS released a consultation paper on the leverage ratio. The paper includes detail on the proposed approach to calculation of the ratio as well as a set of public disclosure requirements for the ratio. The proposed timetable for the leverage ratio provides for testing and recalibration to occur until 2017, with public disclosure to commence from January 2015 and migration of the final standard to a Pillar 1 requirement from January 2018.

In March 2013 the BCBS issued a consultation paper on measuring and controlling large exposures. The existing large exposures framework was established in 1991 and the proposed updated framework is intended to achieve greater consistency among and between jurisdictions in the way banks and supervisors measure, aggregate and control exposures to single counterparties. The final framework is proposed to be in place by January 2019.

The BCBS is also currently conducting analysis on risk weighted assets, which forms the denominator of the capital ratios. The BCBS has indicated that this work is intended to examine the consistency in the determination of risk-weighted assets across jurisdictions and will determine the direction of future work in this area, which will ultimately allow the BCBS to consider potential policy options.

Each of these measures are in different stages of development and, following release of the respective regulations by the BCBS, APRA will consult on and develop the regulations to apply in Australia. Until APRA develops the final rules for implementing these measures in Australia, the impact on Westpac cannot be determined.

Systemically Important Financial Institutions (SIFIs)

In November 2011, the BCBS published ‘Global systemically important banks: Assessment methodology and the additional loss absorbency requirement’. This document announced the final methodology for determining Global Systemically Important Banks (G-SIBs), and the Financial Stability Board (FSB) named 29 G-SIBs that would be subject to higher capital requirements and greater oversight. The list of G-SIBs is subject to annual review and in November 2012 the FSB issued an updated list of 28 G-SIBs as well as specifying the higher capital requirements proposed for each. These increased capital requirements will be phased in from January 2016. Westpac has not been named as a G-SIB.

The G20 also directed the FSB to consider how to extend the framework to a broader set of SIFIs, including Domestic Systemically Important Banks (D-SIBs), and to make recommendations to the G20. On 12 October 2012, the BCBS issued the paper ‘A framework for dealing with domestic systemically important banks’. The paper sets out a principles based framework for regulating D-SIBs. However, until APRA develops the rules for implementing the framework in Australia, any impact on Westpac cannot be determined.

Recovery and resolution planning

In November 2011, the FSB finalised a comprehensive package of policy measures to improve the capacity of authorities to resolve failing SIFIs, without systemic disruption and without exposing taxpayers to risk of loss. As part of the package, a Recovery and Resolution Plan is required for any firm deemed by its home authority to have systemic importance to the domestic economy. In addition, SIFIs will be subject to resolvability assessments to ensure they may be resolved without severe systemic disruption and taxpayer loss while at the same time protecting systemically important functions. APRA has undertaken a pilot Recovery Planning project applying to Australia’s largest banks, including Westpac, with final plans delivered to APRA in mid-2012. APRA has advised Westpac of its expectation that the Recovery Plan be maintained and Westpac is reviewing and updating its Recovery Plan where required.

In the US, Westpac also will be required to satisfy the resolution plan requirements of the Dodd-Frank Act, as implemented by regulations issued jointly by the US Federal Reserve Board and Federal Deposit Insurance Corporation. We expect to submit a resolution plan in relation to our US operations to US bank regulatory authorities by the applicable deadline, which is currently set for the end of 2013.

Australia

The Federal Government has embarked on a program of regulatory reform which will affect Westpac. This includes:

OTC derivatives reform

The over-the-counter (OTC) derivatives market is undergoing significant regulatory reform globally. The reforms aim to improve transparency, mitigate systemic risk and protect against market abuse in the OTC derivatives market by encouraging clearing through central counterparties, reporting to trade repositories, exchange trading where appropriate, and imposing higher capital requirements on non-centrally cleared contracts.

On 31 December 2012, Westpac provisionally registered with the US Commodity Futures Trading Commission as a Swap Dealer. Also, in September 2013, Westpac became a member of the Hong Kong Monetary Authority’s trade repository.

Locally, on 9 July 2013, the Australian Securities and Investments Commission (ASIC) released the Derivative Transaction Rules (Reporting) 2013 which introduces mandatory trade reporting of OTC Derivatives. Westpac commenced reporting in accordance with the ASIC requirement on 1 October 2013. This reform required Westpac to build infrastructure to enable it to report on all OTC Derivatives transactions to ASIC via a licensed or prescribed trade repository.

On 17 July 2013, the Reserve Bank of Australia (RBA), APRA and ASIC issued a report on the Australian OTC Derivatives Market in which they recommended that the Australian Government consider mandatory clearing for US dollar, Euro, British Pound and Yen denominated interest rate derivatives, primarily to maintain consistency with other international derivative regimes. The Australian Government is yet to proceed with the regulators’ recommendations.

Westpac continues to monitor developments and comply with requirements imposed under OTC derivatives reforms prescribed by international regulators. These include regulatory changes being implemented by the US Commodity Futures Trading Commission and Securities and Exchange Commission under the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act); by the European Securities and Markets Authority under the European Market Infrastructure Regulations (EMIR) and Markets in Financial Instruments Directive (MiFID II); and by various financial regulators in Asia.

On 2 September 2013, the Basel Committee on Banking Supervision (BCBS) and the International Organization of Securities Commission (IOSCO) published a report which presents the final policy framework for establishing margin requirements for uncleared OTC derivatives. The report sets out a timetable for introducing such requirements between 1 December 2015 and December 2019. At this stage, the requirements have not yet been adopted in the US, Europe or Australia.

Superannuation changes

From 1 July 2013, superannuation funds can offer MySuper products if licensed by APRA. From 1 January 2014, employers can generally only make super guarantee contributions to a default super fund which offers a MySuper product. MySuper is part of the Government’s response to the Super System (Cooper) Review and is a low cost, simple superannuation product. A MySuper product will be the default investment option where investment choice is not elected by the member. Other legislative changes include enhanced trustee and director obligations as well as ‘SuperStream’, a measure to improve the efficiency of processing superannuation transactions through the use of technology. An established project team continues to assess and implement changes to our existing superannuation products to ensure compliance with the new requirements which includes launching a number of MySuper products by December 2013.

Financial advice changes

On 27 June 2012 the Future of Financial Advice (FOFA) reforms became law. Several sets of regulations were made over the period 12 July 2012 to 28 June 2013. The FOFA reforms are aimed at improving consumer trust and confidence in, and the quality of, financial advice. The FOFA reforms include a ban on certain conflicted payments and soft dollar benefits, a ban on volume-based shelf space fees, a ban on the charging of asset-based fees on borrowed funds, a statutory best interests duty so that financial advisers must act in the best interests of their clients, and an ‘adviser charging regime’ where the investor will be required to opt-in every two years to receive ongoing advice and where advisers will be required to give annual disclosure of ongoing fees and services to investors. The majority of the proposed reforms commenced for the Westpac Group on 1 July 2013, although certain provisions relating to employee remuneration and payments under particular existing arrangements will not apply until 1 July 2014. Other aspects of the reforms, including an anti-avoidance provision and increased ASIC powers, commenced on 1 July 2012. Prior to being elected, the current Government indicated that it would look to provide greater certainty on the application of the new best interests duty and amend certain other aspects of the FOFA reforms, including the requirement to opt-in to ongoing adviser services every two years. We understand that the Government will announce its position before 31 December 2013 on any changes it proposes to make.

Privacy law reform

The Privacy Amendment (Enhancing Privacy Protection) Act 2012 (Cth) received royal assent on 12 December 2012 and will commence on 12 March 2014. It amends the Privacy Act 1988 (Cth) to replace the National Privacy Principles with new Australian Privacy Principles and introduce a new, more comprehensive credit reporting system. In addition, significant new powers are provided to the Privacy Commissioner to enforce the revised law. These privacy reforms will require review and amendment of a wide range of Westpac Group documents, systems and procedures in relation to the management of personal information.

Westpac continues to review these developments, engage with Government, regulators and industry bodies as appropriate, and amend its systems, processes and operations to align with regulatory changes as they occur.

Changes to APRA’s crisis management powers

On 12 September 2012, the Treasury released for public consultation a paper entitled Strengthening APRA’s Crisis Management Powers, which sought comment on a series of reform proposals directed at strengthening APRA’s crisis management powers. Submissions closed on 14 December 2012. Proposals under consideration include providing APRA with the ability, in times of financial distress, to direct regulated entities (including Westpac) in relation to disclosure requirements and broadening APRA’s powers to issue other directions to regulated entities. If implemented, these proposals could affect the regulatory framework applying to Westpac and its controlled entities. However, until final proposals are published and implemented, the full extent of the impact on us is uncertain.

United States

There are a number of significant regulatory reforms currently occurring in the United States (US). These include:

Dodd-Frank Act

Legislation designed to reform the system for supervision and regulation of financial firms in the US was signed into law on 21 July 2010. The Dodd-Frank Act contains a wide range of provisions that will affect financial institutions operating in the US, including foreign banks like Westpac. Included among its provisions are reforms designed to:

•             reduce systemic risk presented by very large financial institutions;

•             promote enhanced supervision, regulation, and prudential standards for financial institutions;

•             establish comprehensive supervision of financial markets;

•             impose new limits on permissible financial institution activities and investments;

•             expand regulation of the derivatives markets, protect consumers and investors from financial abuse; and

•             provide the US Government with the tools needed to manage a financial crisis.

Many of the provisions of the Dodd-Frank Act require extensive rulemaking by US regulatory agencies before the provisions become effective. The issuance of final rules under the Dodd-Frank Act remains far from complete, with the process continuing. Aside from the observations regarding OTC derivatives reform above, until there is greater clarity regarding the final forms of the rules and their extra-territorial application, it is not possible to assess the full impact of the law and the regulations on our operations. However, in the event that some of the rules are implemented in or close to the current draft, significant investment in compliance and reporting programs and changes to business activities are likely to be required.

Foreign Account Tax Compliance Act (FATCA)

Legislation incorporating provisions referred to as FATCA was passed in the US on 18 March 2010. Regulations published by the US Treasury on 28 January 2013 provide detail as to how FATCA should be implemented. The legislation and regulations require Foreign Financial Institutions (FFIs), such as Westpac, to enter into an FFI agreement (if they are not subject to the provisions of a Model 1 Intergovernmental Agreement (IGA), which is discussed below) under which they agree to identify and provide the US Internal Revenue Service (IRS) with information on accounts held by US persons and certain US owned foreign entities, or otherwise face 30% withholding tax on certain payments made to the FFI. In addition, FFIs that have entered into an FFI agreement will be required to withhold on certain payments made to FFIs that have not entered into an FFI agreement (and are not subject to an IGA) and account holders who do not respond to requests to confirm their US person status and/or do not agree to the FFI reporting certain account related information to the IRS.

The IRS has also published a Model IGA in connection with the implementation of FATCA. The UK Government entered into an IGA with the US on 12 September 2012 and enacted UK domestic legislation to give effect to the provisions of that IGA on 1 September 2013. The Australian and New Zealand Governments are each currently in the process of negotiating the terms and conditions of an IGA with the US. The UK, Australian and New Zealand IGAs (once the latter two are concluded), and any IGAs that may be concluded between the US and other countries in which Westpac conducts business, will likely enable Westpac to report the required information relating to its business operations within these jurisdictions to the local tax authorities, which, in turn, will provide such information to the IRS. Further, operating within an IGA jurisdiction will relieve Westpac of the requirement to comply with an FFI agreement in relation to its business operations in that jurisdiction and to withhold from payments to, or close the accounts of, certain account holders, but Westpac will still be required to identify and report certain US accounts in that jurisdiction.

An internal project has been established and is well progressed in implementing changes to comply with the requirements of FATCA across all jurisdictions in which Westpac operates. Westpac currently expects (subject to any restrictions under local law) that it will enter into an FFI agreement with respect to its branches and affiliated FFIs not located in countries that have entered into an IGA. It is anticipated that compliance with FATCA will give rise to significant costs and operational burdens, but that IGAs will reduce those costs and burdens, where applicable.

New Zealand

Regulatory reforms and significant developments in New Zealand include:

Open Bank Resolution (OBR)

The Reserve Bank of New Zealand (RBNZ) OBR policy contemplates a bank being open for business on the next business day following a bank failure event and the bank being put into statutory management. From 30 June 2013 all locally incorporated registered banks with retail deposits over NZ$1 billion are required to be pre-positioned for OBR on an ongoing basis. The policy therefore applies to Westpac New Zealand Limited (WNZL) and WNZL has been compliant with the new requirements since they came into effect. In the event of failure, a bank must be able to achieve certain outcomes, including being able to freeze liabilities and process pending payments, determine customers’ account balances on a per account basis, set aside a proportion of account balances that have been frozen, and resume customers’ access to their transaction and other accounts on the next business day following the bank’s closure. Notwithstanding the pre-positioning requirement, there is no obligation on the part of the New Zealand Government to use OBR in the event of a bank failure. New conditions of registration to formally impose the OBR requirements took effect on the implementation date.

Basel III

The RBNZ has adopted the core Basel III capital measures relating to new capital ratios and most of the recommendations relating to the definition of capital. From 1 January 2013, the requirements for Total Tier 1 capital increased to 6.0% and must include common equity of 4.5%. The conservation buffer will be implemented in full from 1 January 2014 at which time Total Tier 1 capital will increase to 8.5% and will need to include 7% common equity. The countercyclical capital buffer will also be able to be deployed from 1 January 2014. The RBNZ is not specifying any upper limit on the countercyclical buffer. The RBNZ has not adopted the leverage ratio.

Financial Markets Conduct Act (FMCA)

The FMCA represents an overhaul of the existing securities law regime in New Zealand and will impact various aspects of the wider Westpac New Zealand business. It introduces changes to product disclosure and governance together with new licensing and registration requirements. The existing prospectus/investment statement dual disclosure model will no longer apply. A single product disclosure statement will be implemented and this will be supported by an online register of other material documentation. The FMCA was enacted in September 2013, however, most of the provisions will come into force at a later date. Much of the detail will be prescribed in regulations which are expected in the first half of 2014. The FMCA must be completely in force by 1 April 2017.

Credit law reform/responsible lending

The Credit Contracts and Financial Services Law Reform Bill was introduced into the House in April 2013 and was referred to the Select Committee in September. The bill reforms the entire suite of legislation that governs consumer credit contracts. The Credit Contracts and Consumer Finance Act 2003 (CCCFA) is being amended to provide for a regulatory responsible lending code. In addition, existing consumer protections are being strengthened by changing current CCCFA provisions on disclosure, fees, hardship and ‘oppressive contracts’.

Reserve Bank of New Zealand (Covered Bonds) Amendment Bill

The Reserve Bank of New Zealand (Covered Bonds) Amendment Bill provides a legislative framework for the issuance of covered bonds by New Zealand registered banks. The Bill was introduced into the House in May 2012 and had its second reading in February 2013. New Zealand registered banks are currently permitted by the RBNZ to issue covered bonds. It is a condition of registration that a covered bond issuance cannot exceed 10% of total assets. The legislation will provide certainty for investors that the cover pool assets will be disgorged from statutory management and liquidation regimes. The Bill will require the registration of covered bond programs and provides for a transition period for the registration of existing programs.

RBNZ — macro-prudential policy

In March 2013 the RBNZ released its final policy position on its macro-prudential policy framework. The policy aims to promote greater financial system stability by building additional resilience in the financial system during periods of rapid credit growth and rising leverage or abundant liquidity, and dampening excessive growth in credit and asset prices. The policy will apply only to registered banks initially and includes the following four instruments: sectoral capital requirements, restrictions on high loan to value ratio (LVR) lending; adjustments to the core funding ratio; and the countercyclical capital buffer. The latter already forms part of the Basel III reforms. A memorandum of understanding between the Minister of Finance and the RBNZ was signed in May 2013. The RBNZ released its framework for restrictions on high LVR residential mortgage lending in August 2013 and also announced that it would be imposing restrictions on this lending effective from 1 October 2013. New conditions of registration restrict residential lending with an LVR of more than 80%, to 10% of the total of the qualifying new mortgage lending amounts arising in the loan-to-valuation measurement period.

Anti-Money Laundering legislation

The Anti-Money Laundering and Countering Financing of Terrorism Act 2009 came into full force on 30 June 2013. From this date, WNZL has been compliant with the new regulatory requirements, which impose higher requirements on banks to perform customer due diligence and report on transactions, in addition to new requirements to monitor transactions. The legislation also provides for a supervisory regime.

2.7                               Sustainability Performance

				% Mov’t		% Mov’t
Employee Metrics	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13		Sept 13 - Sept 12
Employee Voluntary Attrition(1)	9.8%	9.7%	9.9%	(10	)bps	10	bps
New Starter Retention(2)	86.7%	85.7%	84.8%	100	bps	190	bps
High Performer Retention(3)	95.7%	96.0%	95.9%	(30	)bps	(20	)bps
Lost Time Injury Frequency rate (LTIFR)(4)	1.5	1.8	1.9	17		21
Women in Leadership(5)	42%	41%	40%	100	bps	200	bps
Employee Engagement(6)	87%	n/a	84%	n/a		300	bps

			% Mov’t			% Mov’t
Sustainability Metrics	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
kWh of electricity/m2 for commercial and retail sites — Aust & NZ(7),(14)	201	196	(3)	198	198	—
Power Usage Effectiveness — Aust(8),(14)	1.7	1.8	6	1.7	1.9	11
Office (paper) — Aust & NZ(9),(14)	708	815	13	1,523	1,579	4
Recycling rates for Sydney Head Office locations(10),(14)	65%	59%	6	62%	60%	2
Total Scope 1 & 2 emissions (tonnes CO2 equivalent) — Aust & NZ(11),(14)	n/a	n/a	n/a	180,862	183,937	2
Total Scope 3 emissions (tonnes CO2 equivalent) — Aust & NZ(12),(14)	n/a	n/a	n/a	85,013	91,855	7
Community Investment ($m) - Group(13)	n/a	n/a	n/a	131	133	(2)
Community Contributions as a % of operating profit before income tax	n/a	n/a	n/a	1.3%	1.4%	(10	)bps
(Cash Earnings basis) - Group

(1)         Employee Voluntary Attrition refers to the total voluntary separation of permanent employees over the 12 month average total permanent headcount for the period (includes full time, part time and maximum term employees). Excludes Westpac Pacific.

(2)         Voluntary New Starter retention / 12 month rolling New Starter headcount for the period (includes full time and part time permanent employees). Excludes Westpac Pacific.

(3)         Voluntary High Performer Retention / 12 month rolling High Performer headcount for the period (includes full time, part time permanent and maximum term employees). Excludes Westpac Pacific.

(4)         Lost Time Injury Frequency Rate (LTIFR) measures the number of Lost Time Injuries, defined as injuries or illnesses (based on workers compensation claims accepted) resulting in an employee being unable to work for a full scheduled day (or shift) other than the day (or shift) on which the injury occurred where work was a significant contributing factor, per one million hours worked in the rolling twelve months reported. Excludes Westpac Pacific.

(5)         Women in Leadership refers to the proportion of women (permanent and maximum term) in people leadership roles or senior roles of influence as a proportion of all leaders across the Group. Includes CEO, Executive Team, General Managers, Senior Managers as direct reports to General Managers and the next two levels of management. Excludes Westpac Pacific.

(6)         Employee engagement score is determined through a voluntary employee survey conducted internally using Towers Watson’s licensed survey methodology and is a score of employee engagement levels at the time the survey is administered. 2011 data excludes Westpac Pacific.

(7)         This is a normalised figure describing electricity consumption for all retail and corporate sites in the Westpac Group operational control per metre squared. Per meter squared is based on Net Lettable Area as recorded on lease agreements during the reporting year for the same properties. This figure applies across Australian and New Zealand, includes commercial offices, contact centres, disaster recovery sites, branches, business banking and subsidiaries (RAMS, BTIM, Qvalent, Hastings) and excludes standalone ATMs, standalone data centres, the Group’s fleet of motor vehicles, sites which the Westpac Group does not have operational control over and facilities in the UK and Pacific. A new methodology has been applied in the calculation of this metric in line with new sustainability measures.

(8)         Power Usage Effectives (PUE) is an industry accepted ratio for the measurement of the effective usage of electrical power in a standalone Data Centre Facility and is represented by the quotient Total Facility Power Load divided by IT Equipment Power Load. Excludes Westpac Pacific and Westpac New Zealand Ltd.

(9)         Total copy paper purchased (in tonnes) by the Westpac Group as reported by its suppliers. A new methodology has been applied in the calculation of this metric in line with new sustainability measures and accordingly, comparatives for Full Year September 2012 have been restated.

(10)  This is a ratio of the measure (kG’s) of waste collected and sent to recycling facilities compared to waste disposed of in landfill. This ratio applies to office buildings in the Sydney area entirely occupied by the Westpac Group. Specifically, this ratio applies to five Sydney commercial offices - Westpac Place, 182 George St Sydney, 33-35 Pitt St Sydney, 316 George St Sydney, 4-16 Montgomery St Kogarah and excludes all other facilities and all facilities outside Australia.

(11)  Scope 1 greenhouse emissions are the release of greenhouse gases into the atmosphere as a direct result of Westpac’s Australian and New Zealand banking operations. Scope 2 emissions are indirect greenhouse gas emissions from consumption of purchased electricity from Westpac’s Australian and New Zealand banking operations. Australian data is prepared in accordance with the National Greenhouse and Energy Reporting Act (2007). New Zealand data is prepared in accordance with the New Zealand Ministry for the Environment’s guidance for GHG reporting. These definitions also align with the greenhouse gas (GHG) protocol and ISO 14064-1 standard and are reported for the period 1 July to 30 June. A new methodology has been applied in the calculation of this metric in line with new sustainability measures and accordingly, comparatives for Full Year September 2012 have been restated.

(12)  Scope 3 emissions are greenhouse gases emitted as a consequence of Westpac’s Australian and New Zealand banking operations but by another facility. Australian data is prepared in accordance with the National Carbon Offset Standard. New Zealand data is prepared in accordance the New Zealand Ministry for the Environment’s guidance for GHG reporting. These definitions also align with the GHG protocol and ISO 14064-1 standard and are reported for the period 1 July to 30 June.

(13)  This amount includes monetary contributions, time contributions, management costs and in-kind contributions comprising of gifts and foregone fee revenue. Foregone fee revenue includes amounts that align to FS7 under the GRI indicator for the Financial Services Sector.

(14)  Half Year March covers 1 July to 31 December, Half Year September covers 1 January to 30 June, Full Year covers 1 July to 30 June.

The Westpac Group’s approach to sustainability seeks to make sustainability part of the way we do business, embedded in our strategy, values, culture and processes.

In practice, we focus on anticipating and responding to the most pressing emerging issues that we believe will have a material impact on our customers, employees, suppliers, shareholders and the communities in which we operate, where we have the skills and experience to make a meaningful difference.

In addition to the sustainable business practices embedded in our day to day activities (such as sustainable lending practices, community investment and evolving the way we interact with and service our customers), in February 2013, Westpac Group launched a refreshed sustainability strategy to guide our efforts for 2013-17. As part of this strategy, we have set 10 measurable objectives in three priority areas, which are to:

•                  Help improve the way people work and live as our society changes;

•                  Help find solutions to environmental challenges; and

•                  Help our customers to have a better relationship with money, for a better life.

The Group’s identification of and response to the most material current issues continues to be subject to independent external assurance against the AA1000 AccountAbility Principles Standard (2008).

Sustainability Performance Highlights

Employees

•                  Achieved record level of employee engagement of 87%, up from 84% last year and above the global high performing norm of 85%;

•                  Achieved women in leadership outcome of 42% in 2013, up from 40% and has set an aspirational target of 50% for 2017; and

•                 Released a new Accessibility Action Plan with initiatives to increase inclusion and participation of people with disabilities.

Community

•                  Launched the first bank-backed Social Benefit Bond in Australia, in partnership with The Benevolent Society and Commonwealth Bank of Australia, raising $10 million to fund the establishment of The Resilient Families Service supporting up to 400 families over five years;

•                  Supported the establishment of the Empowered Communities Group, an initiative which aims to change the way indigenous policy is formed. To support this initiative, a number of Westpac Group employees will participate in three month secondments through our affiliation with Jawun Indigenous Corporate Partnerships;

•                  Continued to support the Family of Giving through contributions of over $4.1 million in grants to 50 not-for-profit organisations. Family of Giving is comprised of the four charitable funds of Westpac Foundation, St. George Foundation, Bank of Melbourne Neighbourhood Fund and BankSA & Staff Charitable Fund. Non-financial support, including organisational mentoring, complements the grant programs as part of the aim to help local communities prosper and grow;

•                  Together with the Group’s employees Westpac donated $4.5 million to approximately 650 Australian charities including dollar for dollar matched employee donations and microfinance loans;

•                  Donated $200,000 to support natural disaster relief efforts following the Queensland floods and Tasmanian bushfires; provided disaster relief packages for flood victims in Queensland and New South Wales, and bushfire victims in north west New South Wales. A further $250,000 committed under local Community Grant Schemes to support flood impacted communities in Queensland and northern NSW; and donated WST$100,000 (over AUD$41,000) towards disaster appeal following the category four Cyclone Evan in Samoa;

•                  Launched a Dividend Donation Plan enabling shareholders to donate a percentage of their dividends to the Westpac Group’s Family of Giving; and

•                  Committed to make available up to $2 billion in lending to the social and affordable housing sector by 2017.

Customer

•                  Substantially completed the five year Strategic Investment Priorities program which has improved the stability of the Group’s technology and upgraded front end systems. A new online and mobile banking platform is currently in phased implementation, the first phase of a new wealth platform is being finalised and key elements of WIB’s technology have been upgraded;

•                  Launched ‘Business Connect’, a new model for serving small business customers in St.George;

•                  Rolled out new branch concepts including 17 Bank Now Westpac branches, 15 Bank of Melbourne branches (now a total of 77) and the redesign of St.George branches as part of FreshStart, making banking more convenient for customers; and

•                  Expanded WIB’s operations in Asia with increased presence in Asia, and becoming one of only two Australian banks to provide A$-Yuan currency trading services.

Environment

•                  Achieved carbon neutrality for the first time, certified under the Australian Government’s National Carbon Offset Standard;

•                  Committed up to $6 billion for lending and investment in CleanTech and environmental services by 2017.

External Recognition of Sustainability Activities

•                  In September 2013, the Group received a score of 92% by the Dow Jones Sustainability Index assessed against 176 banks globally; ranking in the top 99th percentile. We have been recognised as a global leader for banks since 2002;

•                  Named as one of the World’s Most Ethical Companies from 2008 — 2013 by the Ethisphere Institute, one of only three banks globally and two Australian companies;

•                  Listed in the CDP Global 500 Climate Performance Leadership Index 2013 for the fourth year in a row and was one of only four companies to be listed for four consecutive years. This annual index highlights companies included on the FTSE Global Equity Index Series (Global 500) that are demonstrating the highest levels of action on climate change mitigation, adaptation and transparency;

•                  The Westpac Group won Money Magazine’s 2013 ‘Most Socially Responsible Bank’ award;

•                  Westpac was ranked 10th in the Corporate Knights 2013 Global 100 Most Sustainable Corporations in the World. Westpac is the top ranked bank globally and is the only Australian company in the top 10;

•                  The Westpac Group has retained the Workplace Gender Equality Agency (WGEA’s) Employer of Choice for Women citation recognising the ongoing commitment of the Group in creating an inclusive and supportive environment for women and men across all their working life stages;

•                  The Westpac Group won the Gender Equity in the Workplace and the LGBTi inclusion AHRI Diversity awards in 2013;

•                  The Westpac Group was recognised as a top ten employer for LGBTi inclusion in the Australian Workplace Equality Index Awards;

•                  In 2013 Westpac’s Ryde and Western Sydney Data Centres were presented with a Certified Energy Efficiency Datacentre Award (CEEDA) by the Chartered Institute for IT for energy efficiency. The Award recognises Westpac’s public commitment to data centre efficiency and is the first time this has been presented to a company in the southern hemisphere;

•                  Achieved a Prime status rating and identified as a leading performer of sustainability by Oekom Research;

•                  In December 2012 WIB was voted as Best Trading Company in Australasia in the global Environmental Finance Awards, which it has held since 2010; and

•                  Westpac was again included in the FTSE4Good Index Series in 2013. The Group has been a member of this series for over ten years.

Performance against Sustainability Objectives

Help improve the way people work and live, as our society changes	Ensure our workforce is representative of the community	• •

Participation of women in leadership increased to 42%, supported by ongoing recruitment initiatives, development, talent management and leadership role modelling;

Increased focus on mainstreaming workplace flexibility to meet the needs of our employees and enable greater employee agility and productivity. Survey showed the proportion of people working flexibly increased from 43% in 2010 to 62% in 2012;

		•	Facilitated internal and external Women of Influence award programs. Nominations for external program increased by 40% from previous year;
		•	Continued to grow the representation of mature age employees in our workforce and put in place training, tools and support to encourage greater participation; and
		•	Released a new Accessibility Action Plan in May 2013 with initiatives to increase inclusion and participation of people with disabilities.

	Extend length and quality of working lives	•	Embarked on a new Wellbeing program to help employees enhance their quality of life; and
•

More than 8,400 employees have completed an online wellbeing assessment and generated a personal report to identify ways to improve their wellbeing. Developed planning tools supported by seminars to help employees achieve their goals.

	Anticipate the future needs of ageing and culturally diverse customers	• •	Launched a contact centre for Prime of Life customers aged 50+ years; and Continued to provide consumer education on evolving financial needs and concerns as they age and retire.

Help find solutions to environmental challenges	Provide products and services to help customers adapt to environmental challenges	•

Launched ‘Solar Shed’ in New Zealand in partnership with Meridian Energy, offering farmers easy and affordable access to solar energy through a package including a high quality grid connected solar system and a 100% equipment finance loan; and

		•	Provided an education seminar series to Australian small business customers on managing in a low carbon economy through Westpac’s Davidson Institute.

	Increase lending and investment in CleanTech and environmental services	•

Committed up to $6 billion for lending and investment in CleanTech and environmental services by 2017. This will double the Group’s investment in the sector and includes renewable energy, greening the property sector, water efficiency and waste management activities.

•

Progress to date has been primarily in renewable energy including two major wind farms and a solar farm. This work has been further supported by the establishment of a CleanTech working group with representation from across the Westpac Group.

	Reduce our environmental	•	Introduced technology to reduce print paper wastage;
	footprint	•	Progressed head office consolidation projects in Melbourne and Sydney;
		•	Continued to upgrade lighting in retail sites as part of our Energy Efficiency Retail program;
		•	Achieved Silver CEEDA certification for data centres;
		•	Introduced waste audits in our head office sites;
		•	Further emissions reduction expected as location based programs take effect; and
		•	Achieved carbon neutrality for the first time.

Help our customers to have a better relationship with money, for a better life	Ensure all our customers have access to the right advice to achieve a secure retirement	• •

Launched Single Topic Personal Advice for life insurance — an advice package that provides customers with recommendations on life insurance and superannuation tailored to their situation; and

Launched role relevant ‘wealth’ accreditation to selected Retail & Business Banking Bank Managers, encompassing 65-80 hours of formal learning over a 12 month period.

	Help our customers meet their financial goals in retirement	•

In November 2012, BT Financial Group launched Wrap Capital Protection, a product allowing Australians to generate growth for retirement through their investment portfolio while preserving a minimum outcome at the end of an agreed term. This followed research into the needs of retirees and has particular relevance for investors in the period immediately pre- or post- retirement;

•

In October 2012, BT Investment Management launched the BT Equity Income Series focusing on certainty of income in uncertain times and aiming to deliver competitively high income, paid regularly and with low capital volatility; and

		•	Developed a Self Managed Super Fund (SMSF) bundled offer which combines relevant banking and wealth products.

	Increase access to financial services in the Pacific	•

Increased total In-store merchant numbers in the Pacific to 179, up from 30, following the 2012 launch of In-store Banking, a facility allowing selected merchants to provide banking services to customers using EFTPOS terminals; and

		•	Financial Education extended to all seven Pacific Island Nations, covering Money Basics, Financial First Steps and Business Basics to communities. More than 20,000 people participated.

	Help people gain access to social and affordable housing and services	•

In November 2012, Westpac Institutional Bank hosted its second Annual Social and Affordable Housing Forum, bringing together more than 100 delegates from government, regulators, not-for-profit organisations, urban planners, builders, financiers and advisors to develop innovative responses to the challenges faced by the social housing sector;

		•	Following the forum, in February 2013 the Group committed to make available up to $2 billion in lending to the social and affordable housing sector by 2017; and
		•	Established credit underwriting standards for the Social and Affordable Housing sector.

FULL YEAR RESULTS 2013

DIVISIONAL

RESULTS

3.0          DIVISIONAL RESULTS

Divisional results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each division reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative periods have been revised and may differ from results previously reported. Results below are presented on a Cash Earnings basis. Overhead costs are allocated to revenue generating divisions.

Our internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and business unit alignment, tailored to the jurisdictions in which we operate. Transfer pricing allows us to measure the relative contribution of our products and divisions to the Group’s interest margin, and other dimensions of performance. Key components of our transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation.

3.1          Australian Financial Services

Australian Financial Services (AFS) is responsible for the Westpac Group’s Australian retail banking, business banking and wealth operations.  It incorporates the operations of Westpac Retail & Business Banking (Westpac RBB), St.George Banking Group (St.George) and BT Financial Group Australia (BTFG). AFS also includes the product and risk responsibilities for Australian Banking.

			% Mov’t				% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	4,707	4,565	3		9,272	8,694	7
Non-interest income	1,911	1,786	7		3,697	3,399	9
Net operating income	6,618	6,351	4		12,969	12,093	7
Operating expenses	(2,915)	(2,862)	(2)		(5,777)	(5,553)	(4)
Core earnings	3,703	3,489	6		7,192	6,540	10
Impairment charges	(414)	(366)	(13)		(780)	(863)	10
Operating profit before tax	3,289	3,123	5		6,412	5,677	13
Tax and non-controlling interests	(987)	(947)	(4)		(1,934)	(1,679)	(15)
Cash Earnings	2,302	2,176	6		4,478	3,998	12

Economic profit	2,016	1,867	8		3,883	3,311	17
Expense to income ratio	44.0%	45.1%	101	bps	44.5%	45.9%	138	bps
Net interest margin	2.33%	2.30%	3	bps	2.31%	2.22%	9	bps

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Westpac Retail & Business Banking	1,184	1,116	6	2,300	2,114	9
St.George Banking Group	726	715	2	1,441	1,231	17
BT Financial Group (Australia)	392	345	14	737	653	13
Total Cash Earnings	2,302	2,176	6	4,478	3,998	12

			% Mov’t				% Mov’t
$bn	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Deposits
Term deposits	105.2	106.6	(1)		105.2	113.7	(7)
Other	153.8	140.3	10		153.8	125.6	22
Total deposits	259.0	246.9	5		259.0	239.3	8
Net loans
Mortgages	328.2	321.5	2		328.2	315.9	4
Business	76.7	75.7	1		76.7	77.9	(2)
Other	18.8	18.6	1		18.8	18.2	3
Total net loans	423.7	415.8	2		423.7	412.0	3
Deposit to loan ratio	61.1%	59.4%	175	bps	61.1%	58.1%	305	bps
Total assets	449.4	441.7	2		449.4	436.8	3
Total committed exposure	514.2	502.5	2		514.2	495.5	4
Average interest-earning assets	403.2	398.9	1		401.1	392.2	2
Consumer lending (mortgages) third party origination	43%	43%	—		43%	41%	200	bps

3.1.1       Westpac Retail & Business Banking

Westpac Retail & Business Banking (Westpac RBB) is responsible for sales and service for our consumer, small-to-medium enterprise customers and commercial and agribusiness customers (typically with turnover of up to $100 million) in Australia under the Westpac brand.  Activities are conducted through Westpac RBB’s network of branches and business banking centres and specialised consumer and business relationship managers, with the support of cash flow, financial markets and wealth specialists, customer service centres, automatic teller machines (ATMs) and internet and mobile channels.  The majority of revenue from wealth products sold to Westpac RBB customers is included in BTFG’s financial results.

			% Mov’t				% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	2,867	2,783	3		5,650	5,304	7
Non-interest income	659	618	7		1,277	1,184	8
Net operating income	3,526	3,401	4		6,927	6,488	7
Operating expenses	(1,589)	(1,565)	(2)		(3,154)	(3,079)	(2)
Core earnings	1,937	1,836	6		3,773	3,409	11
Impairment charges	(242)	(244)	1		(486)	(429)	(13)
Operating profit before tax	1,695	1,592	6		3,287	2,980	10
Tax and non-controlling interests	(511)	(476)	(7)		(987)	(866)	(14)
Cash Earnings	1,184	1,116	6		2,300	2,114	9

Economic profit	1,067	983	9		2,050	1,839	11
Expense to income ratio	45.1%	46.0%	95	bps	45.5%	47.5%	193	bps
Net interest margin	2.35%	2.31%	4	bps	2.33%	2.23%	10	bps

			% Mov’t				% Mov’t
$bn	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Deposits
Term deposits	53.8	54.2	(1)		53.8	59.1	(9)
Other	96.3	88.0	9		96.3	79.4	21
Total deposits	150.1	142.2	6		150.1	138.5	8
Net loans
Mortgages	200.7	197.4	2		200.7	195.3	3
Business	46.6	45.6	2		46.6	46.1	1
Other	9.1	9.1	—		9.1	8.9	2
Total net loans	256.4	252.1	2		256.4	250.3	2
Deposit to loan ratio	58.5%	56.4%	213	bps	58.5%	55.3%	321	bps
Total assets	261.9	257.5	2		261.9	255.3	3
Total committed exposure	320.3	313.4	2		320.3	310.1	3
Average interest-earning assets	243.4	241.5	1		242.5	238.1	2

	Half Year Sept 13	Half Year Mar 13	Half Year Sept 12	Half Year Mar 12
Credit Quality
Mortgage delinquencies > 90 days	0.50%	0.55%	0.48%	0.52%
Other consumer loans delinquencies > 90 days	1.04%	1.15%	0.99%	1.27%
Business impaired assets to total committed exposure	1.07%	1.14%	1.07%	1.04%
Total stressed assets to total committed exposure	1.31%	1.39%	1.36%	1.38%

Financial Performance

Second Half 2013 - First Half 2013

•                  Westpac RBB’s franchise continued to deliver strong growth and improved returns with a 6% uplift in both Cash and core earnings;

•                  Highlights included sound income growth (up 4%), strong expense control (up 2%) and little change in impairment charges; and

•                  Strength of the brand was highlighted by an increase in customers, a deepening of relationships, good margin management and an improvement in the deposit to loan ratio.

Westpac RBB delivered Cash Earnings of $1,184 million, up $68 million (or 6%).  Core earnings were up 6% to $1,937 million.

Westpac RBB’s past investment in its front line has continued to deliver significant earnings growth as shown in improved margins, disciplined balance sheet growth, strong asset quality and a further deepening of customer relationships.  Highlights in Second Half 2013 included:

•                  Strong wealth cross-sell continued;

•                  The proportion of MyBank customers was up 45 basis points to 24.4% with particular success in the cross-sell of BT Super for Life (customers up 14%);

•                  Revenue per FTE was up 6%;

•                  Winner of the 2013 Canstar Blue Most Satisfied Customers Award (major banks) and Roy Morgan’s Major Business Bank of the Year; and

•                  Deposit to loan ratio improved 213 basis points to 58.5%.

Net interest income increased 3% with average interest-earning assets rising 1% and margins improving:

•                  Net interest margin rose 4 basis points to 2.35% as the division maintained its pricing disciplines.  Lending spreads increased 7 basis points from the full period impact of repricing and the benefit of lower short term funding costs, with deposit spreads 4 basis points lower due to more competitive pricing, particularly in at call saving accounts which grew 17% in the half;

•                  Lending was up 2% or $4.3 billion to $256.4 billion:

•      Mortgages grew $3.3 billion or 2%. New lending was up a strong 20% aided by increased promotional activity and front line focus, however, this was substantially offset by increased repayments (up 13%).  The portion of loans sourced from third parties increased due to an improved broker relationship model;

•      Business lending increased $1.0 billion (or 2%) due to campaigns in targeted industries of Property Services, Health and Education, partially offset by falls in commercial bills and equipment finance.  New lending was up 26% while run off was 12% lower compared to First Half 2013; and

•      Other consumer lending was flat with 4% growth in personal lending offset by an increase in repayments in cards.

•                  Deposit growth more than fully funded loan growth, increasing $7.9 billion (or 6%), with particularly strong growth in household deposits which grew at 1.3 times system.  Deposits overall grew at 1.1 times system:

•      Half of the increase in deposits was in Reward Saver accounts given the potential for high rates of interest and a customer preference to hold cash in at call accounts rather than term deposits which were down 1% over Second Half 2013;

•      Focus on building MyBank relationships has resulted in 26,000 more customers having active deposit accounts and at least two financial needs met;

•      Mortgage offset accounts continued to experience solid growth up $1.4 billion; and

•      Launch of new Notice Saver account allowing businesses to more easily manage their cashflow, contributed to a $1.3 billion uplift in business savings and transaction balances.

Non-interest income was up $41 million (or 7%) reflecting:

•                  An increase in business fees mostly from the repricing of commercial bill facilities, line fees and draw down margins; and

•                  A rise in card related fees, including higher interchange fees, and an increase in new accounts following the successful launch of the new Westpac Black credit cards.

Operating expenses increased $24 million (or 2%) with productivity benefits more than offset by increased investment:

•                  Salary costs were up 2%;

•                  Increase in marketing costs associated with the brand relaunch;

•                  A rise in costs associated with compliance and investment projects; and

•                  Distribution and property expenses were down with focused expense management and improved productivity across front line roles.

Asset quality has remained strong across the portfolio with impairment charges down $2 million (or 1%) reflecting:

•                  Consumer impairment charges down $34 million due to a fall in delinquencies across mortgages and other consumer lending; and

•                  Business impairment charges were up $32 million, with an increase in individually assessed provisions partially offset by improvements in write-backs.

Full Year 2013 — Full Year 2012

•                  The Westpac Local strategy and investment in the front line continued to deliver with core earnings rising 11% and Cash Earnings up 9%, maintaining the strong momentum of recent years; and

•                  The result was supported by solid margins, strong non-interest income, and well managed expenses.

Westpac RBB delivered Cash Earnings of $2,300 million, up $186 million, or 9%.  Core earnings were up 11% at $3,773 million.

Net interest income increased 7% with a 2% rise in average interest-earning assets and an improvement in margins:

•                  Margins rose 10 basis points to 2.33%:

•      Lending spreads increased 26 basis points, mostly from the repricing of mortgages and business loans to better reflect higher funding costs; and

•      Deposit spreads were 14 basis points lower due to continued competitive pricing, particularly in at call savings accounts where most of the deposit growth has occurred.

•                  Lending increased $6.1 billion (or 2%):

•      Mortgages accounted for the majority of growth, rising $5.4 billion (up 3%).  New lending was solid although accelerated repayments have contributed to the modest balance growth;

•      Other consumer lending was up 2% with strong growth in personal lending offsetting a decline in cards; and

•      Business lending increased 1% with most of the rise in term lending.  Short-term lending and working capital balances were lower.  Repayments were also higher over the year, particularly in agribusiness.

•                 Deposits increased $11.6 billion (or 8%):

•      At call deposits were up $16.9 billion (or 21%) driven primarily by growth in consumer (Reward Saver and mortgage offset accounts) and a $2.7 billion (or 10%) increase in business deposits; and

•      Term deposits were down 9% as customers moved into at call savings accounts.

Non-interest income was up 8% reflecting:

•                  An increase in business lending fees, which have continued to be repriced to more appropriately reflect the cost of providing business facilities; and

•                  A rise in cards income due to volume driven interchange fee increases and an increase in the use of premium rewards cards including Westpac Black.

Operating expenses increased 2% from:

•                  Increased expenditure relating to compliance and investment spending including software amortisation; and

•                  Improved productivity across frontline roles, reduced FTE and disciplined expense management offset by salary and wage increases, CPI increases and higher marketing costs associated with the new brand launch.

Asset quality has remained sound over the year, however, impairment charges were up 13% as Full Year 2012 benefited from a rapid improvement in asset quality which led to a reduction in provisioning.

3.1.2       St.George Banking Group

St.George Banking Group (St.George) is responsible for sales and service for consumer, business and corporate customers in Australia under the St.George, BankSA, Bank of Melbourne and RAMS brands.  RAMS is a financial services Group specialising in mortgages and online deposits.  Consumer activities are conducted through a network of branches, third party distributors, call centres, ATMs, EFTPOS terminals and internet banking services. Business and corporate customers (businesses with facilities typically up to $150 million) are provided with a wide range of banking and financial products and services including specialist advice for cash flow finance, trade finance, automotive and equipment finance, property finance, transaction banking and treasury services. Sales and service activities for business and corporate customers are conducted by relationship managers via business banking centres, internet and customer service centre channels.  The majority of revenue from wealth products sold to St.George customers is included in BTFG’s financial results.

			% Mov’t				% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	1,639	1,577	4		3,216	2,966	8
Non-interest income	284	268	6		552	565	(2)
Net operating income	1,923	1,845	4		3,768	3,531	7
Operating expenses	(716)	(699)	(2)		(1,415)	(1,341)	(6)
Core earnings	1,207	1,146	5		2,353	2,190	7
Impairment charges	(171)	(122)	(40)		(293)	(433)	32
Operating profit before tax	1,036	1,024	1		2,060	1,757	17
Tax and non-controlling interests	(310)	(309)	—		(619)	(526)	(18)
Cash Earnings	726	715	2		1,441	1,231	17

Economic profit	603	593	2		1,196	946	26
Expense to income ratio	37.2%	37.9%	66	bps	37.6%	38.0%	43	bps
Net interest margin	2.25%	2.20%	5	bps	2.22%	2.12%	10	bps

			% Mov’t				% Mov’t
$bn	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Deposits
Term deposits	39.6	39.7	—		39.6	40.4	(2)
Other	49.0	44.5	10		49.0	40.5	21
Total deposits	88.6	84.2	5		88.6	80.9	10
Net loans
Mortgages	116.3	113.4	3		116.3	110.2	6
Business	28.9	28.9	—		28.9	30.5	(5)
Other	7.5	7.2	4		7.5	6.9	9
Total net loans	152.7	149.5	2		152.7	147.6	3
Deposit to loan ratio	58.0%	56.3%	170	bps	58.0%	54.8%	321	bps
Total assets	159.8	156.9	2		159.8	154.6	3
Total committed exposure	175.6	171.2	3		175.6	167.6	5
Average interest-earning assets	145.5	143.6	1		144.6	140.2	3

	Half Year Sept 13	Half Year Mar 13	Half Year Sept 12	Half Year Mar 12
Credit Quality
Mortgage delinquencies > 90 days	0.59%	0.64%	0.58%	0.60%
Other consumer loans delinquencies > 90 days	1.10%	1.54%	1.34%	1.45%
Business impaired assets to total committed exposure	2.33%	3.17%	2.98%	3.05%
Total stressed assets to total committed exposure	2.26%	2.77%	3.18%	3.29%

Financial Performance

Second Half 2013 - First Half 2013

•                  A further lift in earnings with core earnings up 5% and Cash Earnings 2% higher; and

•                  The division continues to exhibit good momentum with a rise in customer numbers, an increase in the proportion of MyBank customers, higher revenue per FTE and a further uplift in the deposit to loan ratio.

St.George delivered Cash Earnings of $726 million in Second Half 2013, up $11 million, or 2%.  Core earnings were up 5% at $1,207 million.  The result further builds on the strong increase in earnings achieved over the past year.

St.George’s positioning as a local/regional alternative to the major banks has continued to be successful with improved momentum across its brands including a pick-up in balance sheet growth and solid improvement across a number of key metrics.  In Second Half 2013:

•                  Assets increased 2%, with strong growth across key portfolios;

•                  The balance sheet was further strengthened with the deposit to loan ratio increasing 170 basis points to 58.0% and an improvement in mortgage and other consumer 90+ day delinquencies;

•                  Customer numbers have continued to increase, up 1%;

•                  The proportion of MyBank customers has risen 73 basis points to 22.1%;

•                  Revenue per FTE was up 3%;

•                  The number of mobile banking customers increased 11% (active online customers increased 6%);

•                  St.George Business Bank was awarded Best Internet Business Bank awarded by Asia-Pacific Banking & Finance (AB&F) Corporate and Business Banking Awards, Bank of Melbourne received Smart Investor Blue Ribbon Awards ‘Regional Bank of the Year’, and RAMS won Smart Investor Blue ribbon Awards ‘Best Saver account’; and

•                  Bank of Melbourne, delivering ahead of its two-year business plan, customer growth of 4% and MyBank customers up 100 basis points to 22.9%.

Net interest income increased $62 million (or 4%) with average interest-earning assets 1% higher and margins rising 5 basis points:

•                  The 5 basis point rise in margins to 2.25% resulted from:

•      A 7 basis point rise in lending spreads, mostly from the full period impact of repricing of mortgages and the benefit of lower short term funding costs; and

•      A 2 basis point reduction in deposit spreads reflecting continued competition in savings accounts.

•                  Lending increased $3.2 billion (or 2%):

•       Mortgages accounted for the majority of the loan growth, rising $2.9 billion (up 3%).  All brands contributed to this growth;

•       Other consumer lending increased $0.3 billion (or 4%); and

•       Business lending was flat as the run-down and refinance of stressed facilities offset new lending. Our recently launched distribution model for SME customers, ‘Business Connect’, has been gaining strong traction and is now in 30 branches.  Over 90% of customers taking on more products once they have talked to our business specialists through ‘Business Connect’.

•                 Deposit growth has continued to be strong, with deposits increasing $4.4 billion or 5%:

•     Growth was driven by savings deposits, particularly Maxi Saver where balances were up $0.8 billion and the new RAMS online account, launched in May 2012, seeing growth of $0.7 billion or 36% in Second Half 2013; and

•     Term deposits maintained a flat balance.

Non-interest income was up 6%:

•                  Higher financial markets income as more customers sought protection against Australian dollar movements and interest rate movements; and

•                  Higher business line fees which have continued to be repriced, along with an increase in fees associated with a rise in auto finance activities.

Operating expenses increased $17 million (or 2%):

•                  The majority of the rise has been associated with the expansion of Bank of Melbourne and costs related to the launch of the new ‘Business Connect’ model for SME customers;

•                  Technology related costs also increased; and

•                  Partially offset by productivity initiatives and lower restructuring costs.

Impairment charges rose $49 million with higher business impairment charges partially offset by lower consumer impairment charges:

•                  First Half 2013 included the benefit of significant reduction in stressed assets, particularly property, through a combination of upgrades, debt reduction and refinancing; this improvement continued, but at a slower pace in Second Half 2013; and

•                  Consumer impairment charges were lower, largely driven by decreases in delinquencies.

Full Year 2013 — Full Year 2012

•                  St.George Cash Earnings were up a strong 17% or $210 million with a $163 million (or 7%) increase in core earnings and a $140 million (or 32%) decline in impairment charges.

St.George delivered strong Cash Earnings of $1,441 million, up 17%.  Core earnings were up $163 million (up 7%) at $2,353 million driven by sound volume growth, improved margins and well managed expenses.

Net interest income was up $250 million (or 8%) supported by a 3% rise in average interest-earning assets and a 10 basis point improvement in margins:

•                  The rise in margins was due to:

•     Lending spreads increased 26 basis points, with mortgage repricing and improved business lending spreads to recover increases in funding costs; and

•     Deposit spreads were 16 basis points lower as strong competition continues to see spreads on new deposits lower than the portfolio average.

•                  Lending up $5.1 billion (or 3%):

•     Mortgages increased $6.1 billion (up 6%).  Growth was strong across all brands particularly in Bank of Melbourne; and

•     Business lending decreased 5% over the period mostly from lower commercial property lending from run off of existing facilities and from stressed assets refinanced out of the business.

•                  Deposits grew strongly over the year, up $7.7 billion or 10% with deposit growth more than fully funding loan growth over the year:

•     At call savings accounts increased $8.5 billion with RAMS deposits contributing $1.3 billion of growth, offsetting a decline in term deposits, down slightly by $0.8 billion (or 2%).

Non-interest income was down 2%:

•                  Lower financial markets income in First Half 2013 was partially offset by a rise in business lending fees.

Operating expenses increased $74 million (or 6%):

•                  Investment in Bank of Melbourne has added around $36 million to expenses over the year including new branches, increased employee numbers and a rise in depreciation and amortisation;

•                  The launch of new ‘Business Connect’ model for serving SME customers contributed to the rise along with increased technology costs; and

•                  These increases were partly offset by productivity savings.

Impairment charges were down $140 million (down 32%) across both consumer and business facilities:

•                  Business impairment charges decreased $135 million mostly due to the continued improvement in asset quality and lower levels of business stress; and

•                  Consumer impairment charges were also lower, down $5 million driven by improvements in delinquencies.

3.1.3       BT Financial Group (Australia)

BT Financial Group (Australia) (BTFG) is Westpac’s Australian wealth division.

BTFG’s funds management operations include the manufacturing and distribution of investment, superannuation and retirement products, investment platforms such as Wrap and Master Trusts, private banking, financial planning as well as margin lending and broking. BTFG’s insurance solutions cover the manufacturing and distribution of life, general and lenders mortgage insurance.  BTFG’s brands include Advance Asset Management, Ascalon, Asgard, BT, BT Investment Management Ltd (62.1% owned by the Westpac Group and consolidated in BTFG’s Funds Management business), Licensee Select, BT Select, Securitor, and the Advice, Private Banking and Insurance operations of Bank of Melbourne, BankSA, St.George, and Westpac.

			% Mov’t				% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	201	205	(2)		406	424	(4)
Non-interest income	968	900	8		1,868	1,650	13
Net operating income	1,169	1,105	6		2,274	2,074	10
Operating expenses	(610)	(598)	(2)		(1,208)	(1,133)	(7)
Core earnings	559	507	10		1,066	941	13
Impairment charges	(1)	—	—		(1)	(1)	—
Operating profit before tax	558	507	10		1,065	940	13
Tax and non-controlling interests	(166)	(162)	(2)		(328)	(287)	(14)
Cash Earnings	392	345	14		737	653	13

Economic profit	346	291	19		637	526	21
Expense to income ratio	52.2%	54.1%	194	bps	53.1%	54.6%	151	bps
Income on invested capital(1)	52	54	(4)		106	124	(15)

			% Mov’t			% Mov’t
$bn	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Deposits	20.3	20.5	(1)	20.3	19.9	2
Net loans	14.6	14.2	3	14.6	14.1	4
Deposit to loan ratio	139.0%	144.4%	large	139.0%	141.1%	(209	)bps
Funds under management (FUM)	76.2	65.7	16	76.2	56.5	35
Average Funds under management(2)	70.7	62.2	14	66.5	53.3	25
Funds under administration (FUA)	102.7	95.5	8	102.7	87.9	17
Average Funds under administration(2)	98.3	91.5	7	94.9	84.0	13

Cash Earnings

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Funds management business	211	194	9	405	357	13
Insurance	141	115	23	256	220	16
Total funds management and insurance	352	309	14	661	577	15
Capital and other	40	36	11	76	76	—
Total Cash Earnings	392	345	14	737	653	13

(1)         Income on Invested Capital represents revenue generated from investing BTFG’s capital balances (required for regulatory purposes).

(2)         Average Funds are based on six month averages for Half Year September 2013 and Half Year March 2013. Full Year September 2013 and Full Year September 2012 are based on twelve month averages.

Financial Performance

BTFG delivered a strong result in Full Year 2013 with Cash Earnings up 13% to $737 million. Cash Earnings of $392 million in Second Half 2013 were $47 million higher (up 14%) compared to First Half 2013. A strong performance from asset management, advice and insurance and continuing good inflows onto platforms marked this performance. Reduced earnings on capital and lower results in margin lending partially offset these gains.

Second Half 2013 - First Half 2013

•                  Cash Earnings increased $47 million, or 14%;

•                  The Funds Management Cash Earnings result was up $17 million or 9% with higher FUA and FUM related income from strong inflows and improved markets, a strong asset management contribution and a further increase in advice, Ascalon and equities income;

•                  Insurance Cash Earnings was up $26 million or 23%. Insurance flows continue to be strong with net earned premiums up 2% in General Insurance and up 13% in Life Insurance, reflecting good cross sell across the banking network.  The contribution from Lenders Mortgage Insurance (LMI) was lower from the prior decision to reduce risk in the portfolio and slower mortgage growth; and

•                  The Cash Earnings contribution from Capital and other was $40 million which was up $4 million, mostly due to a lower effective tax rate in Second Half 2013.

Full Year 2013 — Full Year 2012

•                  Cash Earnings increased $84 million or 13% with improved contributions from the funds management, advice and insurance businesses;

•                  Funds Management Cash Earnings were up $48 million (or 13%) driven by fee growth from fund outperformance and an increase in average FUA of 13% and average FUM of 25%.  Advice income was up strongly resulting from increased planner numbers and improved planner productivity;

•                  The Insurance result was up a strong $36 million (or 16%) supported by a rise in net earned premiums of 21% in Life Insurance and 17% in General Insurance and the benefits from reduced General Insurance claims.  These increases were partially offset by a lower contribution from LMI;

•                  Contribution from Capital and other was flat year on year. Investment earnings were lower over the year and these were largely offset by a lower effective tax rate in Full Year 2013; and

•                  One-off accounting reclassifications altered the composition of the result reducing both revenue and expenses by a total of $25 million. The changes reflect an adjustment to how certain items are recognised and have no impact on Cash Earnings. Full Year 2012 for BTFG has not been adjusted although Full Year 2012 for Funds management and Insurance businesses have been restated to improve comparability with the corresponding entries processed through the Capital and other line.

3.1.3.1                    Funds Management Business

			% Mov’t				% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	171	168	2		339	339	—
Non-interest income	713	682	5		1,395	1,211	15
Net operating income	884	850	4		1,734	1,550	12
Operating expenses	(567)	(562)	(1)		(1,129)	(1,027)	(10)
Core earnings	317	288	10		605	523	16
Impairment charges	(1)	—	—		(1)	(1)	—
Operating profit before tax	316	288	10		604	522	16
Tax and non-controlling interests	(105)	(94)	(12)		(199)	(165)	(21)
Cash Earnings	211	194	9		405	357	13
Expense to income ratio	64.1%	66.1%	198	bps	65.1%	66.3%	115	bps

Cash Earnings

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Other Funds Management business	186	176	6	362	336	8
BTIM	25	18	39	43	21	105
Total Cash Earnings	211	194	9	405	357	13

Financial Performance

Second Half 2013 - First Half 2013

•                  Good inflows combined with a strong rise in asset markets contributed to a 9% rise in Cash Earnings to $211 million; and

•                  Increased revenue from higher funds under management (FUM) and funds under administration (FUA) balances, and increased contributions from Ascalon and the Advice businesses.  These gains were partially offset by lower performance fees in BTIM in Second Half 2013.

The Funds Management business delivered Cash Earnings of $211 million, up $17 million, or 9%.

The strong position held by the Group’s platforms, and increased advice income contributed to solid earnings in Second Half 2013.  Stronger asset markets also contributed to the performance helping to increase FUA and FUM balances and associated revenue.  BTFG maintained its strong market position over the year including:

•                  Ranked number 1 on all Platforms (including Corporate Super) with FUA share of 19.5%(1);

•                  Ranked number 1 on Retail Super (excluding Cash) with 18.4% FUA(1);

•                  Ranked number 3 on Corporate Super with a 13.9% share of FUA(1); and

•                  BT Super for Life retail balances are up a further 27% over the half to $3.7 billion.  On average 9,400 new accounts were opened each month and the number of active accounts has risen 16% over the half. Asgard Infinity balances have now reached $4.9 billion since launching in October 2011.

(1)         Source: Plan for Life Quarterly Data System (June 2013).

Net interest income was $3 million higher (or 2%) primarily from a 4% increase in average mortgage balances in Private Wealth along with the full period impact of mortgage repricing partially offset by an 18% decline in average margin lending balances.

Non-interest income increased $31 million, or 5%:

•                  FUM related revenue increased $22 million (up 10%) with average FUM increasing 14% (from inflows, markets and FX); while margins were slightly lower over Second Half 2013;

•                  FUA related revenue was up $3 million (or 1%), with positive inflows onto the BT Wrap and Asgard platforms and improved markets. FUA margins were slightly lower over Second Half 2013 from mix and repricing impacts;

•                  The revaluation of the division’s investments in Ascalon funds and higher seed pool returns contributed $10 million to the rise in non-interest income;

•                  Advice income was up $15 million, driven by higher new business revenue with greater focus on targeted segments and increasing customer facing time; and

•                  BTIM’s (including JOHCM) revenue declined primarily from the timing of payments of the larger JOHCM performance fees that occurred in First Half 2013.

Operating expenses increased $5 million (or 1%):

•                  Expense increases resulted from the expansion of the distribution network, particularly private bankers and financial planners and their support staff.  Project costs were also higher, mostly associated with the investment in platform technology;

•                 Operating costs were up $9 million from annual salary increases and CPI increases; and

•                  These were partially offset by a reduction in performance fee related bonuses associated with BTIM and JOHCM.

Impairment charges increased $1 million in Second Half 2013 as benefits from write-backs in First Half 2013 were not repeated.

Full Year 2013 — Full Year 2012

•                  Cash Earnings of $405 million was up $48 million, or 13% driven by a 12% increase in net operating income; and

•                  Revenue increased from improved asset markets, good inflows and new business from the planner network.

Net interest income was flat as improved volumes and stronger margins in Private Wealth offset a decline in margin lending balances.

Non-interest income increased $184 million, or 15%:

•                  FUM related revenue increased $68 million, up 18%, with a 25% rise in average FUM from inflows, improved markets and FX impacts, which was partially offset by a one basis point reduction in FUM margins;

•                  FUA revenue increased $38 million, up 7%, driven by good flows on platforms and improved markets. Average margins were down slightly due to platform margin compression of 3 basis points from mix and strong competition across dealer groups;

•                  Strong outperformance against benchmarks in a number of portfolios has led to a significant rise in performance fees received in BTIM and JOHCM;

•                  Advice income was strong, up $32 million or 13% from new business revenue generated by an expanded planner network with greater focus on targeted segments and increasing customer facing time; and

•                  Ascalon revenue increased $20 million from seed pool revaluation gains.

Operating expenses increased $102 million (or 10%) from:

•                  Investment related costs were up $39 million;

•                  An increase in performance fee related bonuses associated with BTIM and JOHCM ($17 million); and

•                  Other operating costs were up $46 million due to higher FTE, costs associated with regulatory change and other volume related costs.

Movement of FUM/FUA

$bn	Sept 2012	Sales	Rdmpts	Net Flows	Other Mov’t(1)	Sept 2013	Mar 2013	% Mov’t Sept 13 - Sept 12	% Mov’t Sept 13 - Mar 13
Retail(2)	15.3	2.0	(2.4)	(0.4)	1.4	16.3	15.8	7	3
Institutional	18.5	7.3	(7.3)	—	3.9	22.4	19.7	21	14
Wholesale	22.7	10.7	(6.1)	4.6	10.2	37.5	30.2	65	24
Total FUM	56.5	20.0	(15.8)	4.2	15.5	76.2	65.7	35	16
Wrap	71.4	21.4	(17.6)	3.8	7.6	82.8	77.0	16	8
Corporate Super	13.2	2.6	(1.7)	0.9	1.8	15.9	14.7	20	8
Other(3)	3.3	—	—	—	0.7	4.0	3.8	21	5
Total FUA	87.9	24.0	(19.3)	4.7	10.1	102.7	95.5	17	8

Market share in key Australian wealth products are displayed below.

Current Australian Market Share(4)

Product	Market Share (%)	Rank
Platforms (includes Wrap and Corporate Super)	20%	1
Retail (excludes Cash)	18%	1
Corporate Super	14%	3
Funds Management - BTIM	5%	7
Wholesale - BTIM/AAM	2%	14

Investment performance and ranking of flagship funds are displayed below.

Investment Performance Advance Flagship

	Performance and Quartile Ranking(5)
September 2013	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
BT Super for Life — 1960s	16.8	2	8.6	2	6.0	2
BT Super for Life — 1970s	19.9	2	9.4	2	6.3	2
BT Super for Life — 1980s	20.7	1	9.5	2	6.4	2

Investment Performance BTIM Flagship

	Performance and Quartile Ranking(6)
September 2013	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
BT Institutional Core Australian Share Sector Trust	5.4	2	1.8	2	1.3	3
BT Wholesale MicroCap Opportunities Fund	36.3	1	26.0	1	27.1	1
BT Institutional Core Global Share Sector Trust	1.7	2	1.7	1	3.0	1

Investment Performance J O Hambro
Capital Management (JOHCM)

	Performance and Quartile Ranking(7)
September 2013	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
J O Hambro UK Equity Income Fund	12.2	1	8.2	1	8.5	1
J O Hambro European Select Values Fund	11.4	1	8.6	1	12.1	1
J O Hambro Global Select Fund	8.9	1	4.3	1	2.5	1

(1)         Other movement includes market movement and other client transactions including fund transfers, account fees and distributions. Includes $3.1 billion from Westpac Staff Superannuation Fund into wholesale.

(2)         Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation.

(3)         Other includes Capital and Reserves.

(4)         Market share FUM/FUA based on published market share statistics from Plan for Life and Morningstar as at 30 June 2013 and represents the addition of St.George Wealth and BT Wealth business market share at this time.

(5)         Source: SuperRatings September 2013 survey results. After fees and taxes.

(6)         Source: Quartile ratings (Mercer Sept 2013), Performance (relative to benchmark, BTIM).

(7)         Source: Quartile ratings (Lipper Sept 2013), Performance (relative to benchmark, JOHCM).

3.1.3.2       Insurance Business

The Insurance business result includes the Westpac and St.George Life Insurance, General Insurance and Lenders Mortgage Insurance (LMI) businesses.

			% Mov’t				% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	3	3	—		6	3	100
Non-interest income	321	272	18		593	522	14
Gross operating income	324	275	18		599	525	14
Commission expense	(93)	(81)	(15)		(174)	(150)	(16)
Net operating income	231	194	19		425	375	13
Operating expenses	(29)	(30)	3		(59)	(60)	2
Core earnings	202	164	23		366	315	16
Tax and non-controlling interests	(61)	(49)	(24)		(110)	(95)	(16)
Cash Earnings	141	115	23		256	220	16
Expense to income ratio	12.6%	15.5%	291	bps	13.9%	16.0%	212	bps

Cash Earnings

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Life Insurance	68	73	(7)	141	138	2
General Insurance	59	25	136	84	36	133
Lenders Mortgage Insurance	14	17	(18)	31	46	(33)
Total Cash Earnings	141	115	23	256	220	16

Financial Performance

Second Half 2013 - First Half 2013

•                  Cash Earnings of $141 million were up 23%.  The strong performance reflects good underlying growth and lower seasonal general insurance claims; and

•                  General Insurance gross written premiums up 10% and Life Insurance in-force premiums up 8%.

Cross-sell of insurance across Westpac RBB, St.George and in Private Wealth continues to be a feature of the performance.  This, combined with the expansion of distribution into the independent and aligned planner network, has led to solid growth of new Life Insurance business and a rise in market share up 64 basis points to 10.3%. General Insurance sales also continue to do well with good cross-sell across the brands.

Net operating income increased $37 million (or 19%) to $231 million:

•                  Life Insurance revenue was marginally down on First Half 2013. Net earned premiums increased 13% mainly from improved sales in the salaried and aligned planner networks, although this was offset by higher net incurred claims and some margin compression.  The rise in claims was off a low base in First Half 2013;

•                  Westpac has not experienced the same level of deterioration in loss ratios and lapse rates that have been a feature of the industry over recent months.  This reflects Westpac’s decision not to write Group insurance policies and because policies are typically originated as part of a broader financial services relationship and hence lapse rates have been lower than the industry average;

•                  General Insurance revenue increased $43 million with higher gross written premiums. Lower catastrophe claims in Second Half 2013 were also consistent with seasonal trends.  Gross written premiums increased 10% and net earned premium income was up 2%, driven by growth in Home and Contents new business sales; and

•                  LMI revenue was down $2 million due to a slow-down in mortgage lending over recent years and a reduction of risk in the portfolio implemented in 2009 which has reduced the number of loans for which the Group retains some risk. Claims were also higher reflecting an increase in the work-out of delinquent mortgages.

Operating expenses were well controlled and decreased $1 million (3%).

Full Year 2013 — Full Year 2012

•                  Cash Earnings increased $36 million, or 16% due to higher revenue from the expanded distribution network, improved sales across the Group’s banking brands and lower catastrophe claims.

Net operating income increased $50 million (or 13%):

•                  Life Insurance revenue increased $3 million (or 1%) with net earned premiums rising 21%.  Sales have been stronger following the expansion of distribution to the independent financial adviser and aligned financial planner networks, partially offset by margin compression, a modest deterioration in lapse rates and an increase in claims consistent with the larger portfolio;

•                  General Insurance revenue increased $68 million with gross written premiums rising 17% from annual pricing reviews, growth in new business through good cross sell across the banking brands. Claims have also improved compared to Full Year 2012, and

•                  LMI revenue was down $21 million with mortgage growth remaining modest and the continued impact of the decision to de-risk the portfolio in 2009 and an increase in claims reflecting the work-out of delinquent mortgages.

Operating expenses were well controlled and decreased $1 million (2%).

Premiums for Risk Businesses

Life Insurance in-force premiums

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Life Insurance in-force premiums at start of period	635	601	6	601	506	19
Sales	102	81	26	183	173	6
Lapses	(48)	(42)	(14)	(90)	(76)	(18)
Net Inflows	54	39	38	93	97	(4)
Other Movements	(4)	(5)	20	(9)	(2)	large
Life Insurance in-force premiums at end of period	685	635	8	685	601	14

Loss ratios(1) for Insurance Business

			% Mov’t				% Mov’t
(%)	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Life Insurance	32	28	(400	)bps	30	28	(200	)bps
General Insurance	31	61	large		45	76	large
Lenders Mortgage Insurance	39	30	large		35	33	(200	)bps

Gross written premiums

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
General Insurance gross written premium	218	198	10	416	356	17
Lenders Mortgage Insurance gross written premium	25	25	—	50	55	(9)

Current Australian Market Share

Product(2)	Market Share (%)	Rank
Life Insurance - inflows	8.4%	6
Life Insurance - new business	10.3%	6

(1)    Loss ratio is claims over earned premium plus reinsurance rebate plus exchange commission. First Half 2013, Second Half 2013 and Full Year 2013 General Insurance loss ratios have been calculated to align with industry standards and exclude internal commission payments from earned premiums.

(2)    Source:  Life Insurance — Plan for Life June 2013.

3.1.3.3       Wealth Management Income Reconciliation

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
BTFG non-interest income	968	900	8	1,868	1,650	13
Net commission, premium, fee and banking income	(81)	(77)	(5)	(158)	(150)	(5)
BTFG wealth management and insurance income	887	823	8	1,710	1,500	14

NZ wealth management & insurance	56	52	8	108	99	9
WIB wealth management	81	59	37	140	210	(33)
Total wealth management & insurance income (Cash Earnings basis, Section 5, Note 4)	1,024	934	10	1,958	1,809	8

3.2          Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial services to commercial, corporate, institutional and Government customers with connections to Australia and New Zealand. WIB operates through dedicated industry relationship and specialist product teams, with expert knowledge in transactional banking, financial and debt capital markets, specialised capital, and alternative investment solutions. Customers are supported through branches and subsidiaries located in Australia, New Zealand, Asia, the US and the UK.

			% Mov’t				% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	814	821	(1)		1,635	1,706	(4)
Non-interest income	841	826	2		1,667	1,484	12
Net operating income	1,655	1,647	—		3,302	3,190	4
Operating expenses	(543)	(527)	(3)		(1,070)	(987)	(8)
Core earnings	1,112	1,120	(1)		2,232	2,203	1
Impairment charges	46	43	7		89	(127)	170
Operating profit before tax	1,158	1,163	—		2,321	2,076	12
Tax and non-controlling interests	(336)	(350)	4		(686)	(603)	(14)
Cash Earnings	822	813	1		1,635	1,473	11

Economic profit	642	604	6		1,246	1,022	22
Expense to income ratio	32.8%	32.0%	(81	)bps	32.4%	30.9%	(146	)bps
Net interest margin	2.21%	2.30%	(9	)bps	2.26%	2.49%	(23	)bps

			% Mov’t				% Mov’t
$bn	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Deposits	72.8	66.3	10		72.8	64.5	13
Net loans	56.5	56.0	1		56.5	53.9	5
Deposit to loan ratio	128.9%	118.4%	large		128.9%	119.7%	large
Total assets	97.2	95.5	2		97.2	97.8	(1)
Total committed exposure	213.9	193.4	11		213.9	193.1	11
Average interest-earning assets	73.3	71.6	2		72.5	68.5	6
Impaired assets to total committed exposure	0.42%	0.59%	17	bps	0.42%	0.64%	22	bps
Total stressed assets to total committed exposure	1.16%	1.63%	47	bps	1.16%	2.13%	97	bps
Funds under management	6.0	7.4	(19)		6.0	8.2	(27)

Revenue Contribution by Business Segments

$m	Half Year Sept 13	Half Year Mar 13	Full Year Sept 13	Full Year Sept 12
Debt Markets	915	985	1,900	1,691
Foreign Exchange and Commodities, Carbon and Energy (FX&CCE)	283	227	510	526
Global Transactional Services	370	373	743	778
Hastings	83	56	139	214
Other	4	6	10	(19)
Total	1,655	1,647	3,302	3,190

Financial Performance

Second Half 2013 - First Half 2013

•                  Cash Earnings of $822 million, up 1% on the strong performance in First Half 2013; and

•                  A further improvement in asset quality delivering an impairment benefit of $46 million.

WIB delivered Cash Earnings of $822 million in Second Half 2013, $9 million higher than the very strong performance delivered in First Half 2013.

In Second Half 2013, WIB maintained its market leading position being recognised as the Lead Domestic Transactional Bank for the 10th consecutive year(1). WIB was also recognised as Number 1 for Overall Satisfaction(2) and Number 1 Lead Relationship Bank(3) in Australia for the 5th and 2nd consecutive years respectively. Highlights in Second Half 2013 included:

•                  The Evergreen deposit account was awarded the Australian Business Award for Product Innovation for 2013;

•                  Building on opportunities from the strengthened WIB/AFS partnership, including Notice Saver (the commercial and SME version of Evergreen) now available through AFS distribution channels; and

•                  Market maker licence to trade AUD/CNY from April 2013.

Revenue of $1,655 million was flat on First Half 2013, supported by strong customer flows in FX sales, a benefit from CVA and performance fee income from Hastings. These increases were offset by lower market risk management performance in Second Half 2013.

Net interest income decreased 1% ($7 million):

•                  Average interest-earning assets increased $1.8 billion, (or 2%) driven mainly by growth in trade finance in Asia;

•                  Deposits grew very strongly, up $6.5 billion, or 10%, with increases in all key products, including term deposits and transactional deposit balances; and

•                  This was offset by a 9 basis point decline in margin.  While the rate of asset spread decline has slowed, deposit spreads, particularly for transactional banking, have remained under pressure in a competitive market.

Non-interest income increased $15 million (or 2%), reflecting:

•                  Stronger sales and trading result in the FX business;

•                  A CVA benefit of $67 million, compared with a $20 million benefit in First Half 2013;

•                  An increase in performance fee revenue from Hastings; and

•                  Partially offsetting these increases was a lower contribution from Debt Markets sales and trading relative to the very strong revenue delivered in First Half 2013.

Operating expenses increased $16 million (or 3%), due mainly to increased investment in targeted areas, and expanding capabilities in Asia.

Continued improvement in WIB’s portfolio quality in Second Half 2013 led to an impairment benefit of $46 million, compared to a $43 million benefit in the First Half 2013.  The division has continued to experience lower new individually assessed provisions as well as high levels of write-backs.

Tax expense was lower by $14 million in Second Half 2013 with an effective tax rate of 29.0%.

(1) Peter Lee Associates Large Corporate and Institutional Transactional Banking Survey Australia. Rank vs. top 4. Quantitative measures from 590 votes in 2013. Westpac ranks no. 1 for citations as ‘lead’ transactional bank from 2004-2013. Westpac ranks no. 1 in the Peter Lee Associates relationship strength index score across the total respondent base.

(2) Peter Lee Associates Large Corporate and Institutional Relationship Banking Survey Australia from 2009-13. Rank vs. top 4. Quantitative measures from 586 votes in 2013. Westpac ranks No. 1 against the Peter Lee Associates Overall Customer Satisfaction measure across the total respondent base.

(3) Peter Lee Associates Large Corporate and Institutional Relationship Banking Survey Australia. Rank vs. top 4. Quantitative measures from 586 votes in 2013.  Westpac ranks no. 1 for citations as ‘lead’ relationship bank from 2012-2013. Westpac ranks no. 1 in the Peter Lee Associates relationship strength index score across the total respondent base.

Full Year 2013 — Full Year 2012

•                  Strong Cash Earnings growth of 11% to $1,635 million; and

•                  Performance supported by sound net operating income growth, up 4%, and a significant improvement in asset quality leading to an impairment benefit of $89 million.

WIB delivered strong Cash Earnings growth of 11%. WIB’s focus on building and maintaining deep customer relationships demonstrated by growth in sales income, together with impairment benefits from improved asset quality, has contributed to this result.

The business has successfully delivered on its aim to self-fund loan growth through customer deposits:

•                  Lending grew $2.6 billion, or 5%, primarily in targeted areas of trade finance, with particularly good growth from Asia; and

•                  Deposits increased $8.3 billion, or 13%, as WIB continued to build on its total relationship focus.  Growth was particularly strong in term deposits and transactional deposits.

Net interest income declined $71 million, or 4%, compared to Full Year 2012 from a 23 basis point decline in margins.  While margin pressure was experienced on both asset and liabilities, competition was most intense for transactional deposit balances.

Non-interest income increased strongly in Full Year 2013, up $183 million (or 12%), reflecting:

•                  Strong growth in markets income, due to improved customer flows reflecting WIB’s deep customer relationships.  Growth over the year was most prominent in interest rate products as customers sought to more actively manage their risk as interest rates declined, while movements in the currency in Second Half 2013 saw customer demand increase for FX hedging products;

•                  A CVA benefit of $87 million compared to a charge of $58 million in Full Year 2012; and

•                  Partially offset by lower Hastings revenue primarily from reduced performance fees compared to the very high levels received in Full Year 2012.

Operating expenses increased $83 million (or 8%), mainly reflecting:

•                  An increase in WIB’s investment in Asia, including building product and technology capabilities along with additional FTE and branch premises costs; and

•                  Performance-related payments associated with the strong gains from the Hastings business in First Half 2013.

Asset quality improved significantly in the Full Year 2013 and, as a result, impairments contributed an $89 million benefit to earnings, compared to a $127 million charge in the Full Year 2012. The high level of write-backs and collectively assessed provision benefits continued in Full Year 2013 and new individually assessed provisions were also lower than Full Year 2012.

3.3                               Westpac New Zealand

Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers, business and institutional customers in New Zealand.  Westpac conducts its New Zealand banking business through two banks in New Zealand: Westpac New Zealand Limited, which is incorporated in New Zealand and Westpac Banking Corporation (NZ Division), a branch of Westpac, which is incorporated in Australia.  The division operates via an extensive network of branches and ATMs across both the North and South Islands.  Business and institutional customers are also served through relationship and specialist product teams. Banking products are provided under the Westpac and WIB brands while insurance and wealth products are provided under Westpac Life and BT brands, respectively.  New Zealand also has its own infrastructure, including technology, operations and treasury. All figures are in New Zealand dollars (NZ$).

			% Mov’t					% Mov’t
NZ$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13		Full Year Sept 12	Sept 13 - Sept 12
Net interest income	796	790	1		1,586		1,577	1
Non-interest income	220	223	(1)		443		435	2
Net operating income	1,016	1,013	—		2,029		2,012	1
Operating expenses	(414)	(431)	4		(845)		(841)	—
Core earnings	602	582	3		1,184		1,171	1
Impairment charges	(50)	(67)	25		(117)		(191)	39
Operating profit before tax	552	515	7		1,067		980	9
Tax and non-controlling interests	(152)	(145)	(5)		(297)		(273)	(9)
Cash Earnings	400	370	8		770		707	9

Economic profit	178	152	17		330		309	7
Expense to income ratio	40.7%	42.5%	180	bps	41.6%		41.8%	15	bps
Net interest margin	2.37%	2.38%	(1	)bps	2.38	%(1)	2.72%	(34	)bps

			% Mov’t					% Mov’t
NZ$bn	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13		Full Year Sept 12	Sept 13 - Sept 12
Deposits
Term deposits	24.9	24.3	2		24.9		23.1	8
Other	21.7	20.7	5		21.7		18.9	15
Total deposits(2)	46.6	45.0	4		46.6		42.0	11
Net loans
Mortgages	37.5	36.4	3		37.5		35.9	4
Business	22.3	21.7	3		22.3		21.8	2
Other	1.8	1.8	—		1.8		1.7	6
Total net loans	61.6	59.9	3		61.6		59.4	4
Deposit to loan ratio	75.6%	75.1%	52	bps	75.6%		70.7%	large
Total assets	69.2	68.4	1		69.2	(1)	61.0	13
Total committed exposure	88.0	86.3	2		88.0		83.7	5
Average interest-earning assets	67.0	66.4	1		66.7		58.0	15
Funds under management	4.4	4.1	7		4.4		3.6	22
Funds under administration	1.4	1.3	8		1.4		1.2	17

	Half Year Sept 13	Half Year Mar 13	Half Year Sept 12	Half Year Mar 12
Credit Quality
Mortgage delinquencies > 90 days	0.29%	0.39%	0.40%	0.55%
Other consumer loans delinquencies > 90 days	0.81%	0.96%	0.83%	0.99%
Impaired assets to total committed exposure	0.77%	0.99%	1.13%	1.12%
Total stressed assets to total committed exposure	2.36%	2.96%	3.24%	3.48%

(1) Full Year 2013 net interest margin and total assets impacted by the transfer of NZ$7.2 billion of liquid assets to Westpac New Zealand from Group Businesses (Treasury).

(2) Total deposits in this table refers to total customer deposits.

Financial Performance (NZ$)

Second Half 2013 - First Half 2013

•                  Westpac New Zealand delivered a strong performance with an 8% increase in Cash Earnings and a 3% increase in core earnings;

•                  Significant productivity gains and lower impairment charges were the key drivers of the performance; and

•                  Strengthened the franchise with a further rise in MyBank customers, a higher deposit to loan ratio, and improved asset quality including a reduction in both the proportion of mortgages with an LVR greater than 80% and business stressed assets.

Westpac New Zealand delivered Cash Earnings of $400 million in Second Half 2013, up $30 million (or 8%).  Core earnings were up $20 million at $602 million.

Westpac New Zealand’s investment over recent years has focused on increasing banker training, improving technology and redesigning the branch network.  During 2013, the business has enhanced the systems and processes for better identifying customer needs and managing customer contact. This ongoing investment has assisted in building deeper customer relationships and improving the quality of the portfolio.

The improvement in the franchise over the half is reflected across key metrics:

•                  The proportion of MyBank customers has risen 57 basis points to 26.8%;

•                  Customers with wealth products increased 146 basis points to 26.7%;

•                  Deposit to loan ratio improved 52 basis points to 75.6%;

•                  A further deployment of 44 Smart(1) ATMs (total Smart ATMs now 115). Over 22% of physical deposits at branches now transacted through Smart ATMs and 1 in 3 Smart ATM deposits are completed outside normal banking hours; and

•                  Revenue per FTE increased 4%.

Net interest income increased $6 million (or 1%) with average interest-earning assets rising 1% and margins down 1 basis point:

•                  Margins down 1 basis point at 2.37%:

•      Mortgage spreads 11 basis points lower due to the structural shift in customer preference to lower spread fixed products, continued competition for new lending as well as targeted growth in the lower LVR lending segment, which earns a lower spread;

•      Business lending spreads down 13 basis points in a competitive environment; and

•      Improved savings spreads, up 8 basis points, as a result of active margin management as well as targeted growth in at call deposits partly offset by lower returns on non-interest bearing deposits.

•                  Lending increased $1.7 billion, or 3%:

•      Mortgages were up 3% in a highly competitive environment.  The division grew its share of mortgages with LVRs less than 80%, up 4%, however, a strategic decision not to compete aggressively in the higher LVR (>80%) lending tempered growth relative to system; and

•      Business lending was up 3%, in line with system growth as growth was stronger in specific targeted sectors.

•                  Deposits increased $1.6 billion (up 4%), with the majority of growth in online saver and online bonus saver. This performance led to a 52 basis point rise in the deposit to loan ratio to 75.6%.

Non-interest income decreased $3 million as First Half 2013 included additional insurance recoveries associated with the Christchurch earthquakes that was not repeated.  Fees and commissions were higher, largely as a result of FUM/FUA up 7% to $5.8 billion.

(1) A Smart ATM has enhanced features including: cash/coin deposits that are immediately credited to the customer account; cheque deposits with a receipt that includes an image of the cheque for customer records; ability to make deposits into other Westpac accounts; and deposits treated as electronic transactions, helping the customer avoid transaction fees.

Operating expenses decreased $17 million (or 4%):

•                  Operating expenses were well managed with the ‘Simplification for Growth’ (S4G) strategy which was launched in First Half 2013 delivering $18 million in productivity benefits in Second Half 2013.  50 separate initiatives were delivered during 2013 including operating model and process reviews; and

•                  Partly offset by salary and other inflationary increases, including rental expenses, as well as ongoing investment in the business.

The improvement in asset quality has contributed to a $17 million decline (or 25%) in impairment charges.  Asset quality has continued to improve, driven primarily by lower incidence of new impaired business facilities.  This trend was partly offset by higher impairment charges on a small number of institutional customers.

Full Year 2013 — Full Year 2012

•                  Strong Cash Earnings growth of 9% up $63 million to $770 million supported by modest core earnings growth and a 39% reduction in impairment charges.

Westpac New Zealand delivered Cash Earnings of $770 million, up $63 million (or 9%).  Core earnings were up 1% to $1,184 million.

Net interest income increased $9 million (or 1%) with average interest-earning assets increasing 15% and margins declining 34 basis points.

Margins and average interest-earning assets were impacted by the inclusion of liquid assets in Westpac New Zealand’s results in First Half 2013.  Adjusting for these assets, margins were 10 basis points lower and average interest-earning assets were 3% higher:

•                  Drivers of the 10 basis point contraction in underlying margins were:

•     After improving for much of the last two years, lending spreads were lower as competition increased and customers switched to lower spread fixed rate mortgage products; and

•     Reduced deposit spreads driven by strong competition in First Half 2013 and lower returns on non-interest bearing deposits.

•                  Total lending increased $2.2 billion (or 4%):

•     Mortgages increased $1.6 billion (or 4%), predominantly in the targeted segment of loans with an LVR less than 80%, up 6%; and

•     Business lending increased $0.5 billion, broadly in line with system growth. Loan growth was stronger in targeted areas (including agricultural lending).

•                  Deposits increased $4.6 billion, up a strong 11% and well ahead of loan growth, which lifted the deposit to loan ratio 5 percentage points to 75.6%:

•     Term deposits increased $1.8 billion (or 8%) and other deposits increased $2.8 billion (or 15%) driven by growth in consumer online savings and business transaction accounts.

Non-interest income increased $8 million (or 2%) driven by:

•                  Increase in facility fees and wealth fees earned from strong FUM/FUA growth (balances up $1.0 billion to $5.8 billion, or 21%); and

•                  Partly offset by the impact of the ‘one-off’ insurance policy benefit received in Full Year 2012.

Operating expenses were flat as salary and other inflationary increases, including rental expenses, and continued investment in strategic priorities were largely offset by benefits delivered from ongoing productivity initiatives via S4G.

Impairment charges decreased $74 million (or 39%) as asset quality continued to improve:

•                  The managed reduction in business stressed assets saw business individually assessed provision charges, net of write-backs, down 81%; and

•                  Partly offset by an increase in impairment charges on a small number of institutional customers.

3.4                               Westpac Pacific

Westpac Pacific provides banking services for retail and business customers in seven Pacific Island Nations. Branches, ATMs, telephone banking and internet banking channels are used to deliver business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa. Westpac Pacific’s financial products include personal savings, business transactional accounts, personal and business lending products, business services and a range of international products.

			% Mov’t				% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	73	75	(3)		148	148	—
Non-interest income	97	70	39		167	151	11
Net operating income	170	145	17		315	299	5
Operating expenses	(50)	(48)	(4)		(98)	(93)	(5)
Core earnings	120	97	24		217	206	5
Impairment charges	(1)	(2)	50		(3)	(31)	90
Operating profit before tax	119	95	25		214	175	22
Tax and non-controlling interests	(40)	(31)	(29)		(71)	(68)	(4)
Cash Earnings	79	64	23		143	107	34

Economic profit	59	45	31		104	75	39
Expense to income ratio	29.4%	33.1%	369	bps	31.1%	31.1%	(1	)bps

			% Mov’t			% Mov’t
$bn	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Deposits	2.6	2.6	—	2.6	2.5	4
Net loans	1.7	1.6	6	1.7	1.6	6
Deposit to loan ratio	152.9%	162.5%	large	152.9%	156.3%	(331	)bps
Total assets	3.0	3.1	(3)	3.0	3.0	—
Total committed exposure	3.1	3.2	(3)	3.1	3.1	—
Average interest-earning assets	2.9	2.8	4	2.9	2.6	12

Financial Performance

Second Half 2013 — First Half 2013

•                  Strong Cash Earnings up $15 million or 23% with stronger markets income in PNG supporting a 17% uplift in revenue.

Westpac Pacific delivered a strong performance in Second Half 2013 with Cash Earnings growth of $15 million, up 23% to $79 million.

Core earnings increased 24% to $120 million, driven by a 17% uplift in revenue and 4% growth in expenses.  Revenue across the region has been supported by good foreign exchange sales, particularly in PNG, a further increase in customer numbers across the region and good balance sheet growth.

Net interest income decreased $2 million, or 3%, despite a 6% increase in lending as increased competition in all regions resulted in lower lending spreads.  The increase in lending was principally driven by a rise in business lending in PNG and Fiji.

Non-interest income was $27 million higher (up 39%) driven by:

•                  Higher FX sales income as volatility in local exchange rates drove increased customer demand for FX products; and

•                  Increased fees and commissions due to retail growth and higher facility fees.

Westpac Pacific continues to focus on growth economies in the region.  This has included enhancing the region’s transactional capabilities, with Corporate Online now available in PNG and Fiji.  The business has also continued its roll out of instore and mobile banking to improve the reach and range of banking services to a broader customer base.  This program has contributed to the number of customers in Westpac Pacific almost doubling over the past 3 years.

Operating expenses increased $2 million, or 4%:

•                  Employee expenses were higher driven mainly by salary increases in PNG; and

•                  Increase in technology costs following further investment in network infrastructure.

Impairment charges were $1 million in Second Half 2013 with credit quality remaining stable across the region.

FX translation gains from movements between the Australian dollar and local currencies had little impact on Cash Earnings in Second Half 2013.

Full Year 2013 — Full Year 2012

•                  Cash Earnings increased 34% largely due to solid growth in non-interest income and a $28 million reduction in impairment charges.

After a significant increase in Cash Earnings in Full Year 2012 (up 41%), Westpac Pacific again delivered strong Cash Earnings growth in Full Year 2013, up 34% to $143 million.  This was driven by strong contributions from the larger markets of PNG and Fiji and a reduction in impairment charges. FX translation gains for movements between the Australian dollar and local currencies had little impact on Cash Earnings between Full Year 2013 and Full Year 2012.

Net interest income was flat over the year:

•                  Lending increased 6% through sound growth in Fiji and PNG;

•                  Deposits were up 4%, benefiting from high levels of liquidity across the region; and

•                  Net interest margins were lower with strong competition across all markets.

Non-interest income increased $16 million, or 11%, to $167 million due mainly to increased customer demand for FX products.

Operating expenses were up $5 million or 5% primarily as a result of higher costs in PNG and an increase in technology costs to support customer growth.

Impairment charges declined significantly in Full Year 2013, down $28 million to $3 million, principally due to more stable asset quality and because Full Year 2012 included a single large provision in Vanuatu.

3.5                               Group Businesses

This segment comprises:

•                  Group items, including earnings on capital not allocated to divisions, accounting entries for certain intra-Group transactions that facilitate the presentation of the performance of our operating segments, earnings from non-core asset sales and certain other head office items such as centrally raised provisions;

•                  Group Services(1), which encompasses technology, banking operations, compliance, legal and property services;

•                  Treasury, the primary focus of which is the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage net interest income outcomes and assist net interest income growth; and

•                  Core Support(1), which comprises certain functions performed centrally, including finance, risk and human resources.

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	197	351	(44)	548	791	(31)
Non-interest income	(23)	49	(147)	26	143	(82)
Net operating income	174	400	(57)	574	934	(39)
Operating expenses	(49)	(19)	(158)	(68)	(93)	27
Core earnings	125	381	(67)	506	841	(40)
Impairment charges	3	(59)	105	(56)	(43)	(30)
Operating profit before tax	128	322	(60)	450	798	(44)
Tax and non-controlling interests	(95)	(148)	36	(243)	(326)	25
Cash Earnings	33	174	(81)	207	472	(56)

Treasury

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	194	362	(46)	556	718	(23)
Non-interest income	7	14	(50)	21	2	large
Cash Earnings	125	241	(48)	366	453	(19)

Financial Performance

Second Half 2013 — First Half 2013

•                  Reduced net operating income reflected lower Treasury income, following a strong First Half 2013 Treasury performance, and lower research and development tax credits. Hedging offshore earnings and capital also reduced income;

•                  Higher operating expenses reflected increased cost of productivity projects and higher restructuring costs; and

•                  Centrally held economic overlay impairment provisions were largely unchanged.

Cash Earnings decreased $141 million or 81% mostly reflecting lower Treasury earnings.

Net operating income decreased $226 million (57%) to $174 million.  Key drivers of the decline included lower Treasury income reflecting lower returns from the liquids portfolio and from balance sheet management, following a strong performance in First Half 2013. Research and development tax credits were lower ($32 million) following changes to concession allowances, and hedging of New Zealand earnings and offshore capital also reduced revenue.

(1)         Costs are allocated to other businesses in the Group, largely AFS and WIB.

Operating expenses increased $30 million compared to First Half 2013 reflecting higher restructuring and Group productivity program costs.

Impairment charges were a $3 million benefit in Second Half 2013 as there was little change to centrally held economic overlay provisions in the Second Half 2013.

The effective tax rate for Group Businesses increased due primarily to increased non-deductible distributions on Westpac CPS and Westpac Capital Notes.

Full Year 2013 — Full Year 2012

•                  Net interest income reduced reflecting lower Treasury income, lower returns on centrally managed capital and higher funding costs related to recent subordinated debt and hybrid issues;

•                  Non-interest income reduced reflecting lower research and development tax credits, sale of Visa shares in Full Year 2012 which was not repeated in Full Year 2013, while hedging of New Zealand earnings and offshore capital also reduced income; and

•                  Higher impairment charges reflected changes to centrally held economic overlay impairment provisions.

Cash Earnings for Full Year 2013 were 56% lower compared to Full Year 2012 due to reductions in Treasury income, smaller benefit from infrequent items and lower returns on capital related items.

Net interest income decreased $243 million primarily due to lower Treasury income.  In the more stable credit spread environment, Treasury experienced lower returns on the liquid assets portfolio compared to Full Year 2012 in which credit spreads contracted.  Higher interest costs related to recent subordinated debt and hybrid issues also reduced net interest income.

Non-interest income decreased $117 million from Full Year 2012 as profit from the sale of Visa shares in Full Year 2012 ($46 million) was not repeated and reduced research and development tax credits received ($57 million). Hedging of offshore earnings and cost of hedging offshore capital also reduced income.

Operating expenses reduced $25 million compared to Full Year 2012 mostly reflecting lower spend on centrally managed programs.

The increase in impairments reflects adjustments to the centrally held economic overlay impairment provision.

The effective tax rate increased mostly from the impact of higher non-deductible distributions on Westpac CPS and Westpac Capital Notes.

Treasury Value at Risk (VaR)

Risk taking as measured by VaR for the year was lower than in the previous period.

Average daily VaR for Second Half 2013 was $17.9 million compared to $25.5 million for First Half 2013 and $29.7 million for Second Half 2012.

Average daily VaR for Full Year 2013 was $21.8 million compared to $31.6 million for Full Year 2012.

FULL YEAR RESULTS 2013

FULL YEAR 2013 REPORTED

FINANCIAL INFORMATION

4.0                     FULL YEAR 2013 REPORTED FINANCIAL INFORMATION

Notes to the statements shown in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 as required by Appendix 4E are referenced in the margin of the relevant tables.

4.1                               Consolidated Income Statement

				% Mov’t			% Mov’t
$m	Note	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Interest income	3	16,145	16,864	(4)	33,009	36,873	(10)
Interest expense	3	(9,572)	(10,572)	9	(20,144)	(24,371)	17
Net interest income		6,573	6,292	4	12,865	12,502	3
Non-interest income	4	2,896	2,878	1	5,774	5,481	5
Net operating income before operating expenses and impairment charges		9,469	9,170	3	18,639	17,983	4
Operating expenses	5	(4,018)	(3,909)	(3)	(7,927)	(7,909)	—
Impairment charges	11	(409)	(438)	7	(847)	(1,212)	30
Profit before income tax		5,042	4,823	5	9,865	8,862	11
Income tax expense	7	(1,491)	(1,484)	—	(2,975)	(2,826)	(5)
Net profit for the period		3,551	3,339	6	6,890	6,036	14
Profit attributable to non-controlling interests		(39)	(35)	(11)	(74)	(66)	(12)
Net profit attributable to owners of Westpac Banking Corporation		3,512	3,304	6	6,816	5,970	14

4.2                               Consolidated Balance Sheet

		As at	As at	As at	% Mov’t	% Mov’t
$m	Note	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Assets
Cash and balances with central banks		11,699	6,600	12,523	77	(7)
Receivables due from other financial institutions		11,210	12,580	10,228	(11)	10
Trading securities		46,330	46,346	44,603	—	4
Other financial assets designated at fair value		2,759	2,543	2,664	8	4
Derivative financial instruments	19	28,356	29,323	35,489	(3)	(20)
Available-for-sale securities		30,011	27,775	24,472	8	23
Loans — housing and personal	10	382,702	371,880	365,221	3	5
Loans — business	10	153,462	149,250	149,224	3	3
Life insurance assets		8,637	8,508	8,240	2	5
Regulatory deposits with central banks overseas		1,571	1,529	1,893	3	(17)
Property, plant and equipment		1,174	1,084	1,137	8	3
Deferred tax assets		1,791	1,873	2,176	(4)	(18)
Goodwill and other intangible assets(1)		12,341	12,108	12,134	2	2
Other assets		4,560	6,110	4,961	(25)	(8)
Total assets		696,603	677,509	674,965	3	3

Liabilities
Payables due to other financial institutions		8,836	8,043	7,564	10	17
Deposits and other borrowings	17	424,482	403,406	394,991	5	7
Financial liabilities at fair value through income statement		10,302	8,833	9,964	17	3
Derivative financial instruments	19	32,990	34,081	38,935	(3)	(15)
Debt issues		144,133	144,303	147,847	—	(3)
Current tax liabilities		908	523	1,022	74	(11)
Life insurance liabilities		7,426	7,407	7,208	—	3
Provisions		1,576	1,391	1,935	13	(19)
Deferred tax liabilities		22	22	33	—	(33)
Other liabilities		9,117	11,426	9,710	(20)	(6)
Total liabilities excluding loan capital		639,792	619,435	619,209	3	3

Loan capital
Subordinated bonds		4,886	5,500	5,521	(11)	(12)
Subordinated perpetual notes		378	338	337	12	12
Convertible debentures and trust preferred securities		616	562	568	10	8
Convertible preference shares		1,177	1,176	1,175	—	—
Stapled preferred securities (SPS)		—	1,034	1,033	(100)	(100)
Stapled preferred securities II (SPS II)		906	904	903	—	—
Capital Notes		1,367	1,366	—	—	—
Total loan capital		9,330	10,880	9,537	(14)	(2)
Total liabilities		649,122	630,315	628,746	3	3

Net assets		47,481	47,194	46,219	1	3

Shareholders’ equity
Share capital:
Ordinary share capital		27,021	26,879	26,355	1	3
Treasury shares and RSP treasury shares		(253)	(254)	(192)	—	(32)
Reserves		953	657	958	45	(1)
Retained profits		18,897	17,935	17,128	5	10
Total equity attributable to owners of Westpac Banking Corporation		46,618	45,217	44,249	3	5

Non-controlling interests
Trust Preferred Securities 2003 (TPS 2003)		—	1,137	1,137	(100)	(100)
Trust Preferred Securities 2006 (TPS 2006)		755	755	755	—	—
Other		108	85	78	27	38
Total non-controlling interests		863	1,977	1,970	(56)	(56)
Total shareholders’ equity and non-controlling interests		47,481	47,194	46,219	1	3

(1)         Goodwill and other intangible assets included $1,897 million in capitalised software costs ($1,651 million at 31 March 2013 and $1,551 million at 30 September 2012).

4.3                               Consolidated Cash Flow Statement(1)

				% Mov’t			% Mov’t
$m	Note	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Cash flows from operating activities
Interest received		16,310	16,738	(3)	33,048	36,966	(11)
Interest paid		(9,765)	(10,755)	9	(20,520)	(24,317)	16
Dividends received excluding life business		6	4	50	10	12	(17)
Other non-interest income received		4,101	2,517	63	6,618	5,081	30
Operating expenses paid		(3,379)	(3,338)	(1)	(6,717)	(6,514)	(3)
Income tax paid excluding life business		(1,182)	(1,509)	22	(2,691)	(1,897)	(42)
Life business:
Receipts from policyholders and customers		909	850	7	1,759	1,789	(2)
Interest and other items of similar nature		23	22	5	45	41	10
Dividends received		192	109	76	301	387	(22)
Payments to policyholders and suppliers		(1,023)	(889)	(15)	(1,912)	(1,898)	(1)
Income tax paid		(72)	(37)	(95)	(109)	(95)	(15)
Cash flows from operating activities before changes in operating assets and liabilities		6,120	3,712	65	9,832	9,555	3
Net (increase)/decrease in:
Trading and fair value assets		622	(941)	166	(319)	4,271	(107)
Loans		(8,793)	(6,874)	(28)	(15,667)	(18,893)	17
Due from other financial institutions		1,853	(2,364)	178	(511)	(2,418)	79
Life insurance assets and liabilities		(86)	(68)	(26)	(154)	(115)	(34)
Regulatory deposits with central banks overseas		120	369	(67)	489	(263)	large
Derivative financial instruments		9,747	(621)	large	9,126	3,679	148
Net increase/(decrease) in:
Financial liabilities at fair value through income statement		1,401	(1,135)	large	266	155	72
Deposits and other borrowings		13,993	8,162	71	22,155	26,381	(16)
Due to other financial institutions		(100)	463	(122)	363	(6,807)	105
Net cash provided by/(used in) operating activities	20	24,877	703	large	25,580	15,545	65
Cash flows from investing activities
Proceeds from available-for-sale securities		2,008	3,035	(34)	5,043	3,651	38
Purchase of available-for-sale securities		(4,679)	(7,123)	34	(11,802)	(8,783)	(34)
Purchase of intangible assets		(452)	(286)	(58)	(738)	(603)	(22)
Purchase of property, plant and equipment		(226)	(78)	(190)	(304)	(252)	(21)
Proceeds from disposal of property, plant and equipment		1	6	(83)	7	7	—
Purchase of controlled entity, net of cash acquired		—	—	—	—	(270)	100
Net cash used in investing activities		(3,348)	(4,446)	25	(7,794)	(6,250)	(25)
Cash flows from financing activities
Issue of loan capital (net of issue costs)		592	1,366	(57)	1,958	4,124	(53)
Redemption of loan capital		(2,244)	—	—	(2,244)	(2,631)	15
Proceeds from exercise of employee options		74	50	48	124	25	large
Purchase of shares on exercise of employee options and rights		(114)	(60)	(90)	(174)	—	—
Net increase/(decrease) in debt issues		(13,013)	(992)	large	(14,005)	(9,955)	(41)
Purchase of RSP treasury shares		—	(68)	100	(68)	(8)	large
Net sale/(purchase) of other treasury shares		1	6	(83)	7	3	133
Payment of dividends		(2,975)	(2,053)	(45)	(5,028)	(4,050)	(24)
Payment of distributions to non-controlling interests		(22)	(28)	21	(50)	(72)	31
Redemption of 2003 Trust Preferred Securities		(805)	—	—	(805)	—	—
Net cash provided by financing activities		(18,506)	(1,779)	large	(20,285)	(12,564)	(61)
Net increase/(decrease) in cash and cash equivalents		3,023	(5,522)	155	(2,499)	(3,269)	24
Effect of exchange rate changes on cash and cash equivalents		2,076	(401)	large	1,675	(466)	large
Cash and cash equivalents as at the beginning of the period		6,600	12,523	(47)	12,523	16,258	(23)
Cash and cash equivalents as at the end of the period		11,699	6,600	77	11,699	12,523	(7)

(1)         The presentation of the cash flow statements has been revised this year to better reflect the nature of our business. Certain cash flows have been reclassified between operating activities, investing activities and financing activities, and we have revised comparatives for 2012 in order to ensure consistency. These changes have had no impact on the reported net increase/decrease in cash and cash equivalents.

4.4          Consolidated Statement of Comprehensive Income

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net profit for the year	3,551	3,339	6	6,890	6,036	14
Other comprehensive income
Items that may be reclassified subsequently to profit or loss
Gains/(losses) on available-for-sale securities:
Recognised in equity	97	(40)	large	57	139	(59)
Transferred to income statements	(76)	(28)	(171)	(104)	(127)	18
Gains/(losses) on cash flow hedging instruments(1):
Recognised in equity	400	(451)	189	(51)	519	(110)
Transferred to income statements	(234)	—	—	(234)	—	—
Exchange differences on translation of foreign operations	129	(15)	large	114	(64)	large
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	(7)	22	(132)	15	(1)	large
Cash flow hedging reserve	(51)	136	(138)	85	(160)	153
Foreign currency translation reserve	(11)	—	—	(11)	4	large
Items that will not be reclassified subsequently to profit or loss
Defined benefit obligation actuarial gains/(losses) recognised in equity (net of tax)	129	87	48	216	23	large
Other comprehensive income for the year (net of tax)	376	(289)	large	87	333	(74)
Total comprehensive income for the year	3,927	3,050	29	6,977	6,369	10
Attributable to:
Owners of Westpac Banking Corporation	3,888	3,015	29	6,903	6,303	10
Non-controlling interests	39	35	11	74	66	12
Total comprehensive income for the period	3,927	3,050	29	6,977	6,369	10

(1)         In the current year we have enhanced the presentation to separately show amounts recognised in equity and transferred to income statements.

4.5          Consolidated Statement of Changes in Equity

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Share capital
Balance as at beginning of the year	26,625	26,163	2	26,163	25,269	4
Shares issued:
Dividend reinvestment plan	—	531	(100)	531	873	(39)
Option and share right schemes	74	50	48	124	26	large
Redemption of Westpac SPS	173	—	—	173	—
Shares purchased for delivery upon exercise of options and share rights (net of tax)	(105)	(57)	(84)	(162)	—	—
Acquisition of RSP treasury shares	—	(68)	100	(68)	(8)	large
Disposal of other treasury shares	1	6	(83)	7	3	133
Balance as at end of the year	26,768	26,625	1	26,768	26,163	2
Available-for-sale securities reserve
Balance as at beginning of the year	(2)	44	(105)	44	31	42
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value	97	(40)	large	57	139	(59)
Exchange differences	—	—	—	—	2	—
Income tax effect	(30)	13	large	(17)	(39)	56
Transferred to income statements	(76)	(28)	(171)	(104)	(127)	18
Income tax effect	23	9	156	32	38	(16)
Balance as at end of the year	12	(2)	large	12	44	(73)
Share-based payment reserve
Balance as at beginning of the year	868	790	10	790	648	22
Current period movement due to transactions with employees	52	78	(33)	130	142	(8)
Balance as at end of the year	920	868	6	920	790	16
Cash flow hedging reserve
Balance as at beginning of the year	156	471	(67)	471	112	large
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value	283	(334)	185	(51)	519	(110)
Income tax effect	(87)	101	(186)	14	(160)	109
Transferred to income statements	(117)	(117)	—	(234)	—	—
Income tax effect	36	35	3	71	—	—
Balance as at end of the year	271	156	74	271	471	(42)
Foreign currency translation reserve
Balance as at beginning of the year	(369)	(354)	(4)	(354)	(294)	(20)
Current period movement due to changes in other comprehensive income:
Foreign currency translation adjustment	129	(15)	large	114	(64)	large
Tax on foreign currency translation adjustment	(11)	—	—	(11)	4	large
Balance as at end of the year	(251)	(369)	32	(251)	(354)	29
Other reserves
Balance as at beginning of the year	4	7	(43)	7	1	large
Transactions with owners	(3)	(3)	—	(6)	6	(200)
Balance as at end of the year	1	4	(75)	1	7	(86)
Total reserves	953	657	45	953	958	(1)
Movements in retained profits
Balance as at beginning of the year	17,935	17,128	5	17,128	16,059	7
Current period movement due to changes in other comprehensive income:
Actuarial gains/(losses) on defined benefit obligations (net of tax)	129	87	48	216	23	large
Profit attributable to owners of Westpac Banking Corporation	3,512	3,304	6	6,816	5,970	14
Transactions with owners:
Ordinary dividends paid	(2,665)	(2,584)	(3)	(5,249)	(4,924)	(7)
Special dividends paid	(310)	—	—	(310)	—	—
Realised gain on redemption of 2003 TPS	296	—	—	296	—	—
Balance as at end of the year	18,897	17,935	5	18,897	17,128	10
Total comprehensive income attributable to non-controlling interests	39	35	11	74	66	12
Total comprehensive income attributable to owners of Westpac Banking Corporation	3,888	3,015	29	6,903	6,303	10
Total comprehensive income for the year	3,927	3,050	29	6,977	6,369	10

4.6          Notes to Full Year 2013 Reported Financial Information

Note 1.  Basis of preparation of financial information

The accounting policies and methods of computation adopted in the financial year were in accordance with the requirements for an authorised deposit-taking institution under the Banking Act 1959 (as amended), Australian accounting standards (A-IFRS), other authoritative pronouncements of the Australian Accounting Standards Board, Urgent Issues Group Interpretations and the Corporations Act 2001. Westpac’s financial statements also comply with International Financial Reporting Standards as issued by the International Accounting Standards Board. Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current period. All amounts have been rounded to the nearest million dollars unless otherwise stated.

Note 2. Average balance sheet and interest rates

	Full Year			Full Year
	30 September 2013			30 September 2012
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	9,149	113	1.2%	8,370	188	2.2%
Trading securities	46,266	1,665	3.6%	45,692	2,091	4.6%
Available-for-sale securities	24,649	1,226	5.0%	19,086	1,116	5.8%
Other financial assets designated at fair value	1,811	67	3.7%	2,019	108	5.3%
Regulatory deposits	1,512	23	1.5%	1,460	24	1.6%
Loans and other receivables(1)	516,482	29,915	5.8%	501,118	33,346	6.7%
Total interest earning assets and interest income	599,869	33,009	5.5%	577,745	36,873	6.4%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	723			2,745
Life insurance assets	8,474			8,027
All other assets(2)	74,990			73,620
Total non-interest earning assets	84,187			84,392
Total assets	684,056			662,137

	Full Year			Full Year
	30 September 2013			30 September 2012
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits and other borrowings	386,676	12,555	3.2%	360,103	14,602	4.1%
Payables due to other financial institutions	9,324	190	2.0%	9,245	244	2.6%
Loan capital	9,619	529	5.5%	7,584	454	6.0%
Other interest bearing liabilities(3)	154,851	6,870	4.4%	163,595	9,071	5.5%
Total interest bearing liabilities and interest expense	560,470	20,144	3.6%	540,527	24,371	4.5%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	22,534			18,814
Life insurance policy liabilities	7,335			6,919
All other liabilities(4)	47,395			51,308
Total non-interest bearing liabilities	77,264			77,041
Total liabilities	637,734			617,568
Shareholders’ equity	44,350			42,605
Non-controlling interests	1,972			1,964
Total equity	46,322			44,569
Total liabilities and equity	684,056			662,137

(1)         Loans and receivables are stated net of provisions for impairment charges. Other receivables includes other assets, cash and balances held with central banks, that are interest earning.

(2)         Includes derivative financial instruments, property, plant and equipment, goodwill and intangibles, other assets, deferred tax assets and non-interest bearing loans relating to mortgage offset accounts.

(3)         Includes net impact of Treasury balance sheet management activities.

(4)         Includes provisions for current and deferred income tax, derivative financial instruments and other liabilities.

Note 2. Average balance sheet and interest rates (continued)

	Full Year			Full Year
	30 September 2013			30 September 2012
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables(1)
Australia	449,405	26,712	5.9%	440,416	30,202	6.9%
New Zealand	50,801	2,924	5.8%	46,416	2,870	6.2%
Other overseas	16,276	279	1.7%	14,286	274	1.9%

Deposits and other borrowings
Australia	325,634	11,141	3.4%	302,412	13,301	4.4%
New Zealand	35,674	1,214	3.4%	30,324	1,066	3.5%
Other overseas	25,368	200	0.8%	27,367	235	0.9%

(1)         Loans and other receivables stated net of provisions for impairment charges on loans. Other receivables include other assets and cash with central banks that are interest earning.

Note 3. Net interest income

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Interest income
Cash	52	50	4	102	99	3
Receivables due from other financial institutions	52	61	(15)	113	188	(40)
Net ineffectiveness on qualifying hedges	(8)	39	(121)	31	8	large
Trading securities	772	893	(14)	1,665	2,091	(20)
Other financial assets designated at fair value	25	42	(40)	67	108	(38)
Available-for-sale securities	624	602	4	1,226	1,116	10
Loans	14,616	15,165	(4)	29,781	33,238	(10)
Regulatory deposits with central banks overseas	12	11	9	23	24	(4)
Other interest income	—	1	(100)	1	1	—
Total interest income	16,145	16,864	(4)	33,009	36,873	(10)

Interest expense
Payables due to other financial institutions	(104)	(86)	(21)	(190)	(244)	22
Certificates of deposit	(443)	(566)	22	(1,009)	(1,619)	38
At call and term deposits	(5,645)	(5,901)	4	(11,546)	(12,983)	11
Trading liabilities	(1,058)	(1,704)	38	(2,762)	(4,500)	39
Other financial liabilities designated at fair value	(14)	(13)	(8)	(27)	(20)	(35)
Debt issues	(2,032)	(1,976)	(3)	(4,008)	(4,388)	9
Loan capital	(259)	(270)	4	(529)	(454)	(17)
Other interest expense	(17)	(56)	70	(73)	(163)	55
Total interest expense	(9,572)	(10,572)	9	(20,144)	(24,371)	17
Net interest income	6,573	6,292	4	12,865	12,502	3

Note 4. Non-interest income

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Fees and commissions
Facility fees	645	608	6	1,253	1,179	6
Transaction fees and commissions received	577	583	(1)	1,160	1,185	(2)
Other non-risk fee income	171	139	23	310	266	17
Total fees and commissions	1,393	1,330	5	2,723	2,630	4
Wealth management and insurance income(1)
Life insurance and funds management net operating income	904	834	8	1,738	1,613	8
General insurance and lenders mortgage insurance net operating income	122	84	45	206	178	16
Total wealth management and insurance income	1,026	918	12	1,944	1,791	9
Trading income(2)
Foreign exchange income	238	202	18	440	476	(8)
Other trading securities	314	315	—	629	374	68
Total trading income	552	517	7	1,069	850	26
Other income
Dividends received	6	4	50	10	12	(17)
Net gain on disposal of assets	31	36	(14)	67	46	46
Net gain/(loss) on ineffective hedges	2	(3)	167	(1)	3	(133)
Net gain/(loss) on hedging overseas operations	(25)	19	large	(6)	78	(108)
Net gain/(loss) on derivatives held for risk management purposes(3)	(103)	(15)	large	(118)	(36)	large
Net gain/(loss) on financial instruments designated at fair value	9	23	(61)	32	27	19
Other	5	49	(90)	54	80	(33)
Total other income	(75)	113	(166)	38	210	(82)
Total non-interest income	2,896	2,878	1	5,774	5,481	5

(1)         Wealth management and insurance income includes policyholder tax recoveries. A reconciliation between wealth management and insurance income in Note 4 and non-interest income for BTFG is provided in Section 3.1.3.3.

(2)         Trading income represents a component of total markets income from our WIB markets business, St.George and Westpac Pacific businesses and our Treasury foreign exchange operations in Australia and New Zealand.

(3)         Income from derivatives held for risk management purposes reflects the impact of economic hedges of foreign currency capital and earnings where hedge accounting is not achieved.

Note 5. Operating expenses

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Salaries and other staff expenses
Salaries and wages	1,650	1,614	(2)	3,264	3,113	(5)
Other staff expenses	491	504	3	995	986	(1)
Restructuring costs	10	18	44	28	159	82
Total salaries and other staff expenses	2,151	2,136	(1)	4,287	4,258	(1)

Equipment and occupancy expenses
Operating lease rentals	286	279	(3)	565	535	(6)
Depreciation, amortisation and impairment:
Premises	2	11	82	13	14	7
Leasehold improvements	60	48	(25)	108	106	(2)
Furniture and equipment	32	30	(7)	62	62	—
Technology	49	45	(9)	94	85	(11)
Software	218	185	(18)	403	352	(14)
Other	63	62	(2)	125	124	(1)
Total equipment and occupancy expenses	710	660	(8)	1,370	1,278	(7)

Other expenses
Amortisation of deferred expenditure & intangible assets	113	111	(2)	224	231	3
Non-lending losses	16	27	41	43	172	75
Purchased services:
Technology and information services	190	160	(19)	350	278	(26)
Legal	17	9	(89)	26	29	10
Other professional services	208	172	(21)	380	402	5
Credit card loyalty programs	65	70	7	135	133	(2)
Postage and stationery	114	108	(6)	222	229	3
Outsourcing costs	289	298	3	587	620	5
Insurance	10	10	—	20	16	(25)
Advertising	70	94	26	164	147	(12)
Training	12	9	(33)	21	20	(5)
Travel	34	30	(13)	64	66	3
Other expenses	19	15	(27)	34	30	(13)
Total other expenses	1,157	1,113	(4)	2,270	2,373	4
Total operating expenses	4,018	3,909	(3)	7,927	7,909	—

Note 6. Deferred expenses and capitalised software

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Capitalised software	1,897	1,651	1,551	15	22
Deferred acquisition costs	126	139	143	(9)	(12)
Other deferred expenditure	24	20	17	20	41

Note 7. Income tax

			% Mov’t				% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
The income tax expense for the year is reconciled to the profit before income tax as follows
Profit before income tax	5,042	4,823	5		9,865	8,862	11
Prima facie income tax based on the Australian company tax rate of 30%	1,513	1,447	5		2,960	2,659	11
The effect of amounts which are not deductible/(assessable) in calculating taxable income
Change in tax rate(1)	(2)	—	—		(2)	1	large
Rebateable and exempt dividends	(2)	—	—		(2)	(1)	(100)
Life insurance:
Tax adjustment on policyholders earnings(2)	11	13	(15)		24	8	200
Adjustment for life business tax rates	(3)	(5)	40		(8)	(6)	(33)
Hybrid capital distributions(3)	17	9	89		26	10	160
Other non-assessable items	(6)	(12)	50		(18)	(29)	38
Other non-deductible items	12	25	(52)		37	53	(30)
Adjustment for overseas tax rates	5	(5)	200		—	3	(100)
Income tax under/(over) provided in prior years	(10)	3	large		(7)	(10)	30
TOFA tax consolidation adjustment(4)	—	—	—		—	165	(100)
Other items	(44)	9	large		(35)	(27)	(30)
Total income tax expense in the income statement	1,491	1,484	—		2,975	2,826	5
Average effective income tax rate	29.6%	30.8%	120	bps	30.2%	31.9%	170	bps
Effective tax rate (excluding life company accounting)	29.3%	30.5%	120	bps	29.9%	31.8%	190	bps

(1)         During 2013 the company tax rate in the UK reduced from 24% to 23%. The impact of this change has been taken to account in the measurement of deferred tax at the end of the reporting period. The impact of the change in the UK and Fiji company tax rates from 26% to 24%, and 28% to 20% respectively was included in 2012.

(2)         In accordance with the requirements of AASB 1038, tax expense for 2013 includes a $35 million tax expense on policyholders’ investment earnings (2012: $12 million tax expense) of which $11 million (2012: $4 million tax expense) is included in the prima facie tax expense of $2,960 million and the balance of $24 million tax expense (2012: $8 million tax expense) is shown here.

(3)         Reflects distributions on Westpac Convertible Preference Shares and Westpac Capital Notes which are non-tax deductible.

(4)         New legislation that included retrospective amendments to the income tax law as it applies to TOFA and tax consolidated groups was introduced during the 2012 financial year. The amendments have an adverse application to certain liabilities that were consolidated as part of the St.George merger. This gave rise to an additional income tax expense of $165 million for the 2012 financial year.

Note 8. Dividends

	Half Year Sept 13	Half Year Mar 13	Full Year Sept 13	Full Year Sept 12
Dividends per ordinary share (cents per share)
Interim (fully franked)	—	86	86	82
Final (fully franked)	88	—	88	84
Total ordinary dividend	88	86	174	166
Special (fully franked)	10	10	20	—
Total dividend	98	96	194	166

Total dividends paid ($m)
Ordinary dividends paid	2,665	2,584	5,249	4,924
Special dividends paid	310	—	310	—
	2,975	2,584	5,559	4,924

Ordinary dividend payout ratio(1)	77.6%	80.4%	78.9%	84.8%

The Group operates a DRP that is available to holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. As noted in Section 2.5, the Directors have made certain determinations in relation to the calculation of the Market Price which will apply to the DRP for the 2013 final dividend only. Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must complete and return a DRP election form to Westpac’s share registry by 5.00pm (Sydney time) on 14 November 2013 which is the record date for the final 2013 dividend.

(1)         Excludes special dividends.

Note 9. Earnings per ordinary share

			% Mov’t			% Mov’t
	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Earnings per ordinary share (cents)
Basic	113.4	107.0	6	220.4	195.8	13
Fully diluted	110.5	104.7	6	215.5	190.5	13

Weighted average number of fully paid ordinary shares (millions)
Basic	3,090	3,083	—	3,087	3,043	1
Fully diluted	3,260	3,221	1	3,238	3,207	1

	Half Year Sept 13	Half Year Mar 13	Full Year Sept 13	Full Year Sept 12
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	3,104	3,080	3,080	3,030
Number of shares issued under the Dividend Reinvestment Plan (DRP)	—	22	22	43
Number of shares issued upon conversion of the Westpac Stapled Preferred Securities (SPS)	5	—	5	—
Number of shares issued under the Employee Share Plan (ESP)	—	1	1	1
Number of shares issued under Restricted Share Plan (RSP), option and share right schemes	—	1	1	6
Closing balance	3,109	3,104	3,109	3,080

Note 9. Earnings per ordinary share (continued)

	Half Year		Half Year		Full Year		Full Year
	30 September 2013		31 Mar 2013		30 September 2013		30 September 2012
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted

Net profit attributable to owners of Westpac Banking Corporation	3,512	3,512	3,304	3,304	6,816	6,816	5,970	5,970
RSP treasury shares distributions(1)	(7)	—	(5)	—	(12)	—	(11)	—
2004 Trust Preferred Securities (TPS 2004) distributions	—	11	—	9	—	21	—	18
2007 convertible notes distributions	—	—	—	—	—	—	—	16
Stapled preferred share (SPS) distributions	—	12	—	14	—	27	—	34
Stapled preferred share II (SPS II) distributions	—	15	—	15	—	30	—	36
Convertible preference share dividends	—	26	—	27	—	53	—	34
Westpac Capital Notes distributions	—	26	—	4	—	30	—	—
Net profit attributable to owners of Westpac Banking Corporation adjusted for the effect of dilution	3,505	3,602	3,299	3,373	6,804	6,977	5,959	6,108
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	3,104	3,104	3,096	3,096	3,100	3,100	3,056	3,056
Effect of own shares held	(14)	(14)	(13)	(13)	(13)	(13)	(13)	(13)
Potential dilutive adjustment:
Exercise of options and share rights and vesting of restricted shares	—	14	—	13	—	14	—	13
Conversion of Trust Preferred Securities 2004 (TPS 2004)	—	17	—	16	—	17	—	21
Conversion of 2007 convertible notes	—	—	—	—	—	—	—	23
Conversion of stapled preferred securities (SPS)	—	31	—	34	—	31	—	43
Conversion of stapled preferred securities II (SPS II)	—	28	—	30	—	28	—	38
Conversion convertible preference shares (CPS)	—	37	—	39	—	37	—	26
Conversion of Westpac Capital Notes	—	43	—	6	—	24	—	—
Total weighted average number of ordinary shares	3,090	3,260	3,083	3,221	3,087	3,238	3,043	3,207
Earnings per ordinary share (cents)	113.4	110.5	107.0	104.7	220.4	215.5	195.8	190.5

(1)    While the equity granted to employees remains unvested, Restricted Share Plan (RSP) treasury shares are deducted from ordinary shares on issue in arriving at the weighted average number of ordinary shares outstanding. Despite the shares being unvested, employees are entitled to dividends and voting rights on the shares. Consequently, a portion of the profit for the period is allocated to RSP treasury shares to arrive at earnings attributed to ordinary shareholders.

Note 10. Loans

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Loans are classified based on the location of the booking office:
Australia
Overdrafts	2,965	3,086	3,171	(4)	(6)
Credit card outstandings	9,560	9,788	9,675	(2)	(1)
Overnight and at call money market loans	112	73	136	53	(18)
Acceptance of finance	36,191	37,071	38,175	(2)	(5)
Term loans:
Housing	298,967	290,811	283,703	3	5
Housing - line of credit	29,565	31,127	32,639	(5)	(9)
Total housing	328,532	321,938	316,342	2	4
Non-housing	87,240	85,482	84,244	2	4
Finance leases	4,976	5,462	5,997	(9)	(17)
Margin lending	2,041	2,168	2,279	(6)	(10)
Other	2,527	2,872	2,995	(12)	(16)
Total Australia	474,144	467,940	463,014	1	2

New Zealand
Overdrafts	1,125	946	1,147	19	(2)
Credit card outstandings	1,201	1,073	1,045	12	15
Overnight and at call money market loans	1,230	1,203	1,215	2	1
Term loans:
Housing	33,389	29,327	28,685	14	16
Non-housing	18,242	16,034	15,784	14	16
Other	398	360	369	11	8
Total New Zealand	55,585	48,943	48,245	14	15

Other Overseas
Overdrafts	149	134	160	11	(7)
Term loans:
Housing	885	911	961	(3)	(8)
Non-Housing	4,260	4,290	3,956	(1)	8
Finance leases	77	88	85	(13)	(9)
Other	4,706	2,679	1,858	76	153
Total Other Overseas	10,077	8,102	7,020	24	44

Total loans	539,806	524,985	518,279	3	4
Provision on loans	(3,642)	(3,855)	(3,834)	(6)	(5)
Total net loans(1)	536,164	521,130	514,445	3	4

(1)    Total net loans include securitised loans of $10,408 million as at 30 September 2013 ($11,785 million as at 31 March 2013 and $10,763 million as at 30 September 2012). The level of securitised loans excludes loans where Westpac is the holder of the related debt securities.

Note 11. Provisions for impairment charges

$m	Half Year Sept 13	Half Year Mar 13	Full Year Sept 13	Full Year Sept 12
Collectively assessed provisions
Balance at beginning of the period	2,694	2,771	2,771	2,953
Provisions raised/(released)	143	147	290	342
Write-offs	(382)	(326)	(708)	(756)
Interest adjustment	96	100	196	229
Exchange rate and other adjustments	34	2	36	3
Closing balance	2,585	2,694	2,585	2,771

Individually assessed provisions
Balance at beginning of the period	1,505	1,470	1,470	1,461
Provisions raised	555	557	1,112	1,442
Write-backs	(254)	(225)	(479)	(468)
Write-offs	(430)	(261)	(691)	(952)
Interest adjustment	(37)	(38)	(75)	(38)
Exchange rate and other adjustments	25	2	27	25
Closing balance	1,364	1,505	1,364	1,470
Total provisions for impairment charges on loans and credit commitments	3,949	4,199	3,949	4,241
Less: provisions for credit commitments	(307)	(344)	(307)	(407)
Total provisions for impairment charges on loans	3,642	3,855	3,642	3,834

$m	Half Year Sept 13	Half Year Mar 13	Full Year Sept 13	Full Year Sept 12
Reconciliation of impairment charges
Individually assessed provisions raised	555	557	1,112	1,442
Write-backs	(254)	(225)	(479)	(468)
Recoveries	(35)	(41)	(76)	(104)
Collectively assessed provisions raised/(released)	143	147	290	342
Impairment charges	409	438	847	1,212

Note 12. Impaired loans

	Australia			New Zealand			Other Overseas			Total
	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	30 Sept 2013	31 Mar 2013	30 Sept 2012	30 Sept 2013	31 Mar 2013	30 Sept 2012	30 Sept 2013	31 Mar 2013	30 Sept 2012
Non-Performing Loans:
Gross amount	2,574	3,112	3,212	586	672	743	89	82	79	3,249	3,866	4,034
Impairment provision	(1,099)	(1,233)	(1,199)	(210)	(227)	(224)	(54)	(46)	(40)	(1,363)	(1,506)	(1,463)
Net	1,475	1,879	2,013	376	445	519	35	36	39	1,886	2,360	2,571

Restructured loans:
Gross amount	34	63	43	—	—	—	122	111	110	156	174	153
Impairment provision	(23)	(33)	(19)	—	—	—	(33)	(24)	(25)	(56)	(57)	(44)
Net	11	30	24	—	—	—	89	87	85	100	117	109

Overdrafts, personal loans and revolving credit greater than 90 days past due:
Gross amount	181	226	186	14	14	12	—	1	1	195	241	199
Impairment provision	(126)	(150)	(126)	(9)	(9)	(7)	—	(1)	(1)	(135)	(160)	(134)
Net	55	76	60	5	5	5	—	—	—	60	81	65

Total Impaired loans:
Gross amount	2,789	3,401	3,441	600	686	755	211	194	190	3,600	4,281	4,386
Impairment provision	(1,248)	(1,416)	(1,344)	(219)	(236)	(231)	(87)	(71)	(66)	(1,554)	(1,723)	(1,641)
Net	1,541	1,985	2,097	381	450	524	124	123	124	2,046	2,558	2,745

Note 13. Movement in gross impaired assets(1)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Balance as at beginning of period	4,281	4,386	4,487	2	5
New and increased	958	997	1,194	4	20
Write-offs	(812)	(587)	(922)	(38)	12
Returned to performing or repaid	(1,232)	(886)	(738)	39	67
Portfolio managed - new/increased/returned/repaid	336	368	360	9	7
Exchange rate and other adjustments	69	3	5	large	large
Balance as at period end	3,600	4,281	4,386	16	18

Note 14. Items past 90 days but well secured

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Australia
Housing products	1,508	1,670	1,408	10	(7)
Other products	821	864	1,120	5	27
Total Australia	2,329	2,534	2,528	8	8
New Zealand
Housing products	70	73	73	4	4
Other products	66	36	48	(83)	(38)
Other Overseas	22	25	37	12	41
Total Overseas	158	134	158	(18)	—
Total	2,487	2,668	2,686	7	7

Note 15. Impaired assets and provisioning ratios

	As at		As at		As at		Mov’t		Mov’t
	30 Sept 2013		31 Mar 2013		30 Sept 2012		Sept 13 - Mar 13		Sept 13 - Sept 12
Net impaired assets to equity and collectively assessed provisions	4.1%		5.1%		5.6%		100	bps	150	bps
Total impaired assets to gross loans	0.67%		0.82%		0.85%		15	bps	18	bps
Total impaired assets to equity and total provisions	7.0%		8.3%		8.7%		130	bps	170	bps
Total impaired asset provisions to total impaired assets	43.2%		40.2%		37.4%		300	bps	large
Total provisions to gross loans	73	bps	80	bps	82	bps	(7	)bps	(9	)bps
Collectively assessed provisions to performing non-housing loans(2)	142	bps	151	bps	155	bps	(9	)bps	(13	)bps
Collectively assessed provisions to RWA(3)	84	bps	87	bps	90	bps	(3	)bps	(6	)bps
Collectively assessed provisions to credit RWA(3)	99	bps	106	bps	108	bps	(7	)bps	(9	)bps
Total provisions to RWA(3)	128	bps	136	bps	137	bps	(8	)bps	(9	)bps

Note 16. Delinquencies (90 days past due loans)

	As at	As at	As at	Mov’t		Mov’t
	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13		Sept 13 - Sept 12
Mortgages	0.51%	0.57%	0.51%	6	bps	—
Other personal lending	1.04%	1.30%	1.11%	26	bps	7	bps
Total personal lending	0.54%	0.60%	0.54%	6	bps	—

(1)         Movement represents a six month period.

(2)         Non-housing loans have been determined on a loan purpose basis.

(3)         September 2012 ratio has been presented on a pro forma Basel III basis, as Basel III was not effective in Australia until 1 January 2013.

Note 17. Deposits and other borrowings

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012	Sept 13 - Mar 13	Sept 13 - Sept 12
Australia
Certificates of deposit
At fair value	29,163	27,902	32,786	5	(11)
At amortised cost	123	127	119	(3)	3
Total certificates of deposit	29,286	28,029	32,905	4	(11)
At call and term deposits
Non-interest bearing, repayable at call	20,464	18,357	16,659	11	23
Other interest bearing:
At call	175,102	160,885	147,038	9	19
Term	132,028	132,768	139,351	(1)	(5)
Total at call and term deposits	327,594	312,010	303,048	5	8
Total Australia	356,880	340,039	335,953	5	6

New Zealand
Certificates of deposit
At fair value	1,362	831	1,134	64	20
Total certificates of deposit	1,362	831	1,134	64	20
At call and term deposits
Non-interest bearing, repayable at call	2,905	2,614	2,368	11	23
Other interest bearing:
At call	16,419	13,997	12,702	17	29
Term	22,104	19,531	18,392	13	20
Total at call and term deposits	41,428	36,142	33,462	15	24
Total New Zealand	42,790	36,973	34,596	16	24

Other overseas
Certificates of deposit
At fair value	11,111	14,804	13,081	(25)	(15)
At amortised cost	91	132	149	(31)	(39)
Total certificates of deposit	11,202	14,936	13,230	(25)	(15)
At call and term deposits
Non-interest bearing, repayable at call	766	735	732	4	5
Other interest bearing:
At call	1,914	1,838	1,982	4	(3)
Term	10,930	8,885	8,498	23	29
Total at call and term deposits	13,610	11,458	11,212	19	21
Total other overseas	24,812	26,394	24,442	(6)	2
Total deposits and other borrowings	424,482	403,406	394,991	5	7
Deposits and other borrowings at fair value	42,015	43,892	47,086	(4)	(11)
Deposits and other borrowings at amortised cost	382,467	359,514	347,905	6	10
Total deposits and other borrowings	424,482	403,406	394,991	5	7

Note 18. Capital adequacy — Basel III

	Basel III	Basel III	Basel 2.5
	As at	As at	As at
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012
Tier 1 capital
Common equity
Paid up ordinary capital	27,021	26,879	26,355
Treasury shares	(181)	(182)	(114)
Equity based remuneration	801	804	727
Foreign currency translation reserve	(283)	(348)	(347)
Accumulated other comprehensive income	13	1	—
Non-controlling interests - other	51	51	49
Retained earnings	18,897	17,935	17,128
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,096)	(929)	(922)
Dividends provided for capital adequacy purposes	—	—	(2,587)
Estimated reinvestment under dividend reinvestment plan	—	—	440
Deferred fees	138	122	144
Total common equity	45,361	44,333	40,873
Deductions from common equity
Goodwill (excluding funds management entities)	(8,988)	(9,024)	(9,137)
Deferred tax assets	(1,772)	(1,783)	(1,365)
Goodwill in life and general insurance, funds management and securitisation entities	(1,265)	(1,290)	(1,280)
Capitalised expenditure	(761)	(692)	(652)
Capitalised software	(1,773)	(1,546)	(1,459)
Investments in subsidiaries not consolidated for regulatory purposes	(1,499)	(1,577)	(821)
Regulatory expected loss	(632)	(852)	(769)
General reserve for credit losses adjustment	(83)	(83)	(131)
Securitisation	(7)	(7)	(21)
Equity investments	(413)	(426)	(11)
Regulatory adjustments to fair value positions	(193)	(147)	(251)
Other Tier 1 deductions	(6)	(3)	(5)
Total deductions from common equity	(17,392)	(17,430)	(15,902)
Total common equity after deductions	27,969	26,903	24,971

Additional Tier 1 capital
Convertible preference shares (CPS)	1,176	1,176	1,175
Stapled preferred securities (SPS)	—	1,034	1,033
Stapled preferred securities II (SPS II)	904	904	903
Westpac Capital Notes	1,367	1,366	—
Trust Preferred Securities 2003 (TPS 2003)	—	1,137	1,137
Trust Preferred Securities 2004 (TPS 2004)	567	562	568
Trust Preferred Securities 2006 (TPS 2006)	755	755	755
Basel III transitional adjustment	—	(552)	—
Total Additional Tier 1 capital	4,769	6,382	5,571
Net Tier 1 regulatory capital	32,738	33,285	30,542

Note 18. Capital adequacy — Basel III (continued)

	Basel III	Basel III	Basel 2.5
	As at	As at	As at
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012
Tier 2 capital
Upper Tier 2 capital
Subordinated undated capital notes	339	338	337
Eligible subordinated bonds, notes and debentures	4,511	5,268	5,380
Eligible general reserve for credit loss	68	49	57
Revaluation reserve - available-for-sale securities	—	—	18
Basel III transitional adjustment	—	(539)	—
Total Tier 2 capital	4,918	5,116	5,792
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	—	—	(821)
Regulatory expected loss	—	—	(769)
Securitisation	—	—	(21)
Equity investments	—	—	(11)
Total deductions from Tier 2 capital	—	—	(1,622)
Net Tier 2 capital	4,918	5,116	4,170
Total regulatory capital	37,656	38,401	34,712
Risk weighted assets	307,372	307,976	297,901
Common equity Tier 1 capital ratio	9.1%	8.7%	8.4%
Additional Tier 1 capital	1.6%	2.1%	1.9%
Tier 1 capital ratio	10.7%	10.8%	10.3%
Tier 2 capital	1.6%	1.7%	1.4%
Total regulatory capital ratio	12.3%	12.5%	11.7%

Note 18. Capital adequacy — Basel III (continued)

	Basel III	Basel III	Basel 2.5
	As at	As at	As at
$m	30 Sept 2013	31 Mar 2013	30 Sept 2012
Credit risk - on-balance sheet
Corporate(1)	33,105	32,558	34,079
Business lending(2)	27,611	27,878	33,660
Sovereign(3)	1,322	1,301	1,009
Bank(4)	4,953	5,020	3,390
Residential mortgages	54,946	54,887	53,172
Australian credit cards	3,515	3,913	3,837
Other retail	8,673	8,369	7,427
Small business(5)	5,143	5,492	3,212
Specialised lending: Property and project finance(6)	37,519	35,495	35,297
Securitisation(7)	2,679	2,926	2,341
Standardised	5,557	5,341	5,407
Total on-balance sheet assets - credit risk	185,023	183,180	182,831

Credit risk - off-balance sheet
Corporate(1)	33,010	29,782	30,808
Business lending(2)	7,209	6,730	7,197
Sovereign(3)	723	417	528
Bank(4)	4,514	4,236	4,793
Residential mortgages	6,074	4,998	4,146
Australian credit cards	1,355	1,296	1,200
Other retail	884	827	873
Small business(5)	1,363	1,222	965
Specialised lending: Property and project finance(6)	8,651	8,107	7,857
Securitisation(7)	3,197	3,521	2,950
Standardised	1,098	943	951
Mark-to-market related credit risk	7,167	8,475	—
Total off-balance sheet assets - credit risk	75,245	70,554	62,268

Equity risk	—	—	1,263
Market risk	9,059	10,555	12,087
Operational risk(8)	27,299	26,761	26,757
Interest rate risk in the banking book	6,929	13,744	10,234
Other assets	3,817	3,182	2,461
Total risk weighted assets	307,372	307,976	297,901

(1)         Corporate — Typically includes exposure where the borrower has annual turnover greater than $50 million and other business exposures not captured under the definitions of either Business Lending or Small Business.

(2)         Business Lending — Includes exposures where the borrower has annual turnover less than or equal to $50 million and exposure greater than $1 million.

(3)         Sovereign — Includes exposures to Governments themselves and other non-commercial enterprises that are owned or controlled by them.

(4)         Bank — Includes exposures to licensed banks and their owned or controlled subsidiaries and overseas central banks.

(5)         Small Business — Includes exposures less than or equal to $1 million.

(6)         Specialised Lending: Property & Project Finance — Includes exposures to entities created to finance and/or operate specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets.

(7)         Securitisation — Exposures reflect Westpac’s involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets.

(8)         Operational Risk — The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk.

Note 19. Derivative financial instruments

$m	Notional Amount(1)	Fair Value Asset	Fair Value Liability
Held for trading
Interest rate
Futures	137,682	—	—
Forwards	175,276	35	(49)
Swaps	1,290,282	13,313	(13,194)
Options	78,677	152	(109)
Foreign exchange
Forwards	473,838	4,193	(4,889)
Swaps	285,218	6,038	(6,938)
Options	31,003	416	(440)
Commodities	3,466	117	(106)
Equities	378	9	(8)
Credit	50,741	266	(296)
Total held for trading derivatives	2,526,561	24,539	(26,029)
Fair value hedges
Interest rate
Swaps	40,704	606	(1,945)
Foreign exchange
Swaps	27,821	1,586	(2,418)
Total fair value hedging derivatives	68,525	2,192	(4,363)
Cash flow hedges
Interest rate
Swaps	107,075	1,464	(829)
Foreign exchange
Swaps	10,545	153	(1,692)
Total cash flow hedging derivatives	117,620	1,617	(2,521)
Net investment hedges	5,674	8	(77)
Total derivatives as at 30 September 2013	2,718,380	28,356	(32,990)
Total derivatives as at 31 March 2013	2,290,741	29,323	(34,081)
Total derivatives as at 30 September 2012	2,297,064	35,489	(38,935)

(1)         Notional amount refers to the face value of the contract upon which cash flows are calculated.

Note 19. Derivative financial instruments (continued)

Value at Risk (VaR) is used as the primary method for measuring and monitoring market risk exposure against Board approved limits. VaR is an estimate of the worst case loss in the value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day. The types of market risk arising from trading activity include interest rate, foreign exchange, commodity, equity, credit spread and volatility risks. The table below depicts the aggregate Markets VaR for the last three half year reporting periods.

Markets - Daily Value at Risk (VaR)(1)

$m	High	Low	Average
Six months ended 30 September 2013	14.3	6.4	8.6
Six months ended 31 March 2013	10.6	3.6	5.4
Six months ended 30 September 2012	10.2	3.1	5.3

	Half Year	Half Year	Half Year
Average $m	30 Sept 2013	31 Mar 2013	30 Sept 2012
Interest rate risk	5.0	3.3	4.4
Foreign exchange risk	2.1	1.5	2.3
Equity risk	0.4	0.2	0.6
Commodity risk(2)	3.7	2.1	1.7
Other market risks(3)	4.8	2.8	2.1
Diversification benefit	(7.4)	(4.5)	(5.8)
Net market risk	8.6	5.4	5.3

Treasury’s Traded Risk and Non-Traded Interest Rate Risk

$m	High	Low	Average
Six months ended 30 September 2013	26.6	10.7	17.9
Six months ended 31 March 2013	34.4	16.2	25.5
Six months ended 30 September 2012	40.0	14.9	29.7

(1)         The daily VaR presented in Note 19 above reflects a divisional view of VaR being the VaR for Markets and the VaR for Treasury’s traded risk and non-traded interest rate risk. This presentation aligns with the presentation of Markets and Treasury, as referred to in Sections 2.2.2 and 3.5 respectively. It varies from the presentations of VaR in Westpac’s 2013 Annual Report and Australian Prudential Standard (APS) 330 Prudential Disclosure under Basel III where market risk disclosures are segregated as trading and banking book. The different treatment reflects the aggregation of Treasury’s trading activities with those of Markets in the trading VaR disclosure under the Basel III presentation whereas these activities are included in Treasury’s traded risks and non-traded interest rate risk in the table above.

(2)         Includes electricity risk.

(3)         Includes prepayment risk and credit spread risk (exposures to movements in generic credit rating bands).

Note 20. Note to the cash flow statement

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Reconciliation of net cash provided by/(used in) operating activities to net profit
Net profit	3,551	3,339	6	6,890	6,036	14
Adjustments:
Depreciation, amortisation and impairment	478	426	12	904	850	6
(Decrease)/increase in sundry provisions and other non-cash items	1,449	118	large	1,567	(47)	large
Impairment charges on loans	444	479	(7)	923	1,316	(30)
(Increase)/decrease in loans	(8,793)	(6,874)	(28)	(15,667)	(18,893)	17
Increase/(decrease) in deposits and other borrowings	13,993	8,162	71	22,155	26,381	(16)
(Increase)/decrease in receivables due from other financial institutions	1,853	(2,364)	178	(511)	(2,418)	79
(Decrease)/increase in payables due to other financial institutions	(100)	463	(122)	363	(6,807)	105
(Increase)/decrease in trading and fair value assets	622	(941)	166	(319)	4,271	(107)
Increase/(decrease) in financial liabilities at fair value through income statement	1,401	(1,135)	large	266	155	72
(Increase)/decrease in derivative financial instruments	9,747	(621)	large	9,126	3,679	148
(Increase)/decrease in accrued interest receivable	188	(104)	large	84	134	(37)
Increase/(decrease) in accrued interest payable	(193)	(183)	(5)	(376)	54	large
(Decrease)/increase in current and deferred tax	237	(62)	large	175	834	(79)
Net cash (used in)/provided by operating activities	24,877	703	large	25,580	15,545	65
Details of assets and liabilities of controlled entities and businesses acquired
Total assets (tangible and financial) excluding cash	—	—	—	—	73	(100)
Identifiable intangible assets	—	—	—	—	120	(100)
Total liabilities	—	—	—	—	(70)	100
Fair value of identifiable net assets acquired(1)	—	—	—	—	123	(100)
Goodwill	—	—	—	—	214	(100)
Total	—	—	—	—	337	(100)
Consideration paid
Debt and equity instruments issued	—	—	—	—	45	(100)
Cash paid	—	—	—	—	292	(100)
Total consideration transferred	—	—	—	—	337	(100)
Cash paid	—	—	—	—	292	(100)
Less cash acquired	—	—	—	—	(22)	100
Cash paid (net of cash acquired)	—	—	—	—	270	(100)

(1)         On 1 October 2011 BT Investment Management Limited (an entity controlled by Westpac) acquired 100% of the share capital of J O Hambro Capital Management Limited, a company incorporated in the United Kingdom.

Note 21. Other Group investments and changes in control of Group entities

The Group had a significant non-controlling shareholding in the following entities as at 30 September 2013:

	Country
	where	Beneficial
	Business is	Interest
	Carried on	%	Nature of Business

Above The Index Asset Management Pty Limited	Australia	37.0	Funds management
Alleron Investment Management Limited	Australia	39.7	Funds management
Angusknight Pty Limited	Australia	50.0	Employment and training
Athos Capital Limited	Hong Kong	35.0	Funds management
Boyd Cook Cove Unit Trust	Australia	50.0	Investment fund
Cardlink Services Limited	Australia	25.0	Card clearing system
Cards NZ Limited	New Zealand	18.8	Credit card provider
Cash Services Australia Pty Limited	Australia	25.0	Cash logistics
Cook Cove Investment Pty Limited	Australia	50.0	Investment company
Cook Cove Investment Trust	Australia	50.0	Investment fund
Cook Cove Pty Limited and its controlled entities	Australia	50.0	Investment company
Exact Mining Group Pty Limited	Australia	25.5	Services to mining
H3 Global Advisors Pty Limited	Australia	43.9	Funds management
Paymark Limited	New Zealand	25.0	Electronic payments processing
Regal Funds Management Asia Limited	Singapore	30.0	Funds management
Regal Funds Management Pty Limited	Australia	30.0	Funds management
RV Capital Pte Limited	Singapore	30.0	Funds management
St Hilliers Enhanced Property Fund No.2	Australia	15.0	Property fund
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	Intellectual property
Vipro Pty Limited	Australia	33.3	Voucher processing
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0	Corporate trustee
Westpac Essential Services Trust I and II and their controlled and non-controlled entities	Australia	36.8	Asset management

The total carrying amount of the Group’s significant non-controlling shareholding was $191 million (30 September 2012 $208 million).

During the twelve months ended 30 September 2013 the Group acquired a non-controlling interest in the following entity:

•                  RV Capital Pte Limited (acquired 22 March 2013).

During the twelve months ended 30 September 2013 the Group’s interest in the following investments ceased:

•                  Arkx Investment Management Pty Limited (disposed 23 August 2013);

•                  Continuum Capital Management Pty Limited (disposed 23 July 2013);

•                  Helix Partners Limited (disposed 30 August 2013); and

•                  Westpac Staff Superannuation Plan Pty Limited (deregistered 28 November 2012).

During the twelve months ended 30 September 2013 the following entity changed its name:

•                  Rhodes Contracting Pty Limited to Exact Mining Group Pty Limited (changed 25 February 2013).

In terms of the contribution to the results of the Group, the above investments are not material either individually or in aggregate.

Note 21. Other Group investments and changes in control of Group entities (continued)

During the twelve months ended 30 September 2013 the following controlled entities were incorporated, formed or acquired:

•                  BT Investment Management (Fund Services) Limited (incorporated 15 November 2012);

•                  Canning Park Capital Pte. Limited (acquired 11 September 2013);

•                  Crusade ABS Series 2012-1Trust (created 6 December 2012);

•                  Europe Infrastructure Debt LP (created 18 September 2013);

•                  Hastings Funds Management Asia Pte. Limited (incorporated 31 October 2012);

•                  Hastings Infrastructure 1 Limited (incorporated 21 August 2013);

•                  Hastings Infrastructure 2 Limited (incorporated 21 August 2013);

•                  Infrastructure GP LLP (created 21 August 2013);

•                  JOHCM (USA) Inc. (incorporated 28 March 2013);

•                  Series 2013-1 WST Trust (created 18 February 2013);

•                  Westpac Cash PIE Fund (created 14 November 2012); and

•                  Westpac NZ Securitisation No.2 Limited (incorporated 2 November 2012).

During the twelve months ended 30 September 2013 the following controlled entities ceased to be controlled:

•                  Australian Infrastructure Fund International 1 Pty Ltd (disposed 23 November 2012);

•                  Challenge Finance Pty Limited (deregistered 19 April 2013);

•                  Crusade ABS Series 2008-2 Trust (terminated 11 February 2013);

•                  Crusade Euro Trust No.1E of 2004 (terminated 27 February 2013);

•                  Crusade Global Trust 1of 2004 (terminated 4 December 2012);

•                  FAI Trust No.2 (ceased 30 September 2013);

•                  Gemini Trust (terminated 25 March 2013);

•                  Infrastructure Australia (No.3) Limited (deregistered 13 October 2012);

•                  Infrastructure Australia (No.4) Limited (deregistered 13 October 2012);

•                  Orion Trust (terminated 25 March 2013);

•                  Phoenix Trust (terminated 25 March 2013);

•                 Series 2005-1G WST Trust (terminated 22 March 2013);

•                  St. George Group Holdings Pty Limited (deregistered 24 July 2013);

•                  St. George Insurance Australia Pty Limited (deregistered 31 October 2012);

•                  Tasman LLC (cancelled 13 November 2012);

•                  TIF International 1 Pty Limited (disposed 1 September 2013);

•                  Westpac Capital Corporation (deregistered 25 March 2013);

•                  Westpac Private Equity Pty Limited (deregistered 26 September 2013);

•                  Westpac Securities Inc. (deregistered 25 March 2013); and

•                  WFAL No.1 Loan Trust (terminated 22 November 2012).

Note 21. Other Group investments and changes in control of Group entities (continued)

During the twelve months ended 30 September 2013 the following controlled entities changed their names:

•                  Athena Finance Pty Limited to Westpac Global Capital Markets Pty Limited (changed 23 September 2013);

•                  Bill Acceptance Corporation Limited to Bill Acceptance Corporation Pty Limited (changed 6 September 2013);

•                  BT Investment Management (RE) Limited to BT Investment Management (Institutional) Limited (changed 3 April 2013);

•                  Mortgage Management Limited to Mortgage Management Pty Limited (changed 6 September 2013);

•                  Partnership Pacific Limited to Partnership Pacific Pty Limited (changed 6 September 2013); and

•                  Partnership Pacific Securities Limited to Partnership Pacific Securities Pty Limited (changed 6 September 2013).

During the twelve months ended 30 September 2013 the Group interest in the following controlled entities changed:

•                  BT Investment Management Limited (reduced from 64.5% to 62.1% on 2 July 2013); and

•                  Canning Park Capital Pte Ltd (increased from 30% non-controlled to 100% controlled on 11 September 2013).

Note 22. Funding view of the balance sheet

	As at 30 September 2013
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash and balances with central banks	8,522	—	—	3,177	—	11,699
Receivables due from other financial institutions	1,370	—	—	1,710	8,130	11,210
Trading securities, other financial assets designated at fair value and available-for-sale securities	61,219	—	—	—	17,881	79,100
Derivative financial instruments	—	—	—	—	28,356	28,356
Loans	54,536	—	—	481,628	—	536,164
Life insurance assets	—	—	—	—	8,637	8,637
Goodwill and other intangibles	—	—	—	12,341	—	12,341
Property, plant and equipment	—	—	—	1,174	—	1,174
Other assets	—	—	—	—	7,922	7,922
Total assets	125,647	—	—	500,030	70,926	696,603

Liabilities
Payables due to other financial institutions	—	—	5,645	—	3,191	8,836
Deposits and other borrowings:
At call	—	217,570	—	—	—	217,570
Term deposits	—	165,062	—	—	—	165,062
Medium term deposit notes	—	—	—	—	—	—
Certificates of deposit	—	—	41,850	—	—	41,850
Derivative financial instruments	—	—	—	—	32,990	32,990
Financial liabilities at fair value through income statement	—	—	—	—	10,302	10,302
Acceptances	—	—	102	—	—	102
Debt issues	—	—	144,031	—	—	144,031
Life insurance liabilities	—	—	—	—	7,426	7,426
Other liabilities	—	—	—	—	11,623	11,623
Loan capital	—	—	9,330	—	—	9,330
Total liabilities	—	382,632	200,958	—	65,532	649,122
Total equity	—	—	863	46,585	33	47,481
Total net	125,647	(382,632)	(201,821)	453,445	5,361	—

Note 22. Funding view of the balance sheet (continued)

	As at 31 March 2013
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash and balances with central banks	2,546	—	—	4,054	—	6,600
Receivables due from other financial institutions	2,806	—	—	2,301	7,473	12,580
Trading securities, other financial assets designated at fair value and available-for-sale securities	60,221	—	—	—	16,443	76,664
Derivative financial instruments	—	—	—	—	29,323	29,323
Loans	45,500	—	—	475,630	—	521,130
Life insurance assets	—	—	—	—	8,508	8,508
Goodwill and other intangibles	—	—	—	12,108	—	12,108
Property, plant and equipment	—	—	—	1,084	—	1,084
Other assets	—	—	—	—	9,512	9,512
Total assets	111,073	—	—	495,177	71,259	677,509

Liabilities
Payables due to other financial institutions	—	—	3,874	—	4,169	8,043
Deposits and other borrowings:
At call	—	198,426	—	—	—	198,426
Term deposits	—	161,184	—	—	—	161,184
Medium term deposit notes	—	—	—	—	—	—
Certificates of deposit	—	—	43,796	—	—	43,796
Derivative financial instruments	—	—	—	—	34,081	34,081
Financial liabilities at fair value through income statement	—	—	—	—	8,833	8,833
Acceptances	—	—	105	—	—	105
Debt issues	—	—	144,198	—	—	144,198
Life insurance liabilities	—	—	—	—	7,407	7,407
Other liabilities	—	—	—	—	13,362	13,362
Loan capital	—	—	10,880	—	—	10,880
Total liabilities	—	359,610	202,853	—	67,852	630,315
Total equity	—	—	1,977	45,428	(211)	47,194
Total net	111,073	(359,610)	(204,830)	449,749	3,618	—

Note 22. Funding view of the balance sheet (continued)

	As at 30 September 2012
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash and balances with central banks	9,057	—	—	3,466	—	12,523
Receivables due from other financial institutions	2,026	—	—	2,544	5,658	10,228
Trading securities, other financial assets designated at fair value and available-for-sale securities	55,983	—	—	—	15,756	71,739
Derivative financial instruments	—	—	—	—	35,489	35,489
Loans	43,108	—	—	471,337	—	514,445
Life insurance assets	—	—	—	—	8,240	8,240
Goodwill and other intangibles	—	—	—	12,134	—	12,134
Property, plant and equipment	—	—	—	1,137	—	1,137
Other assets	—	—	—	—	9,030	9,030
Total assets	110,174	—	—	490,618	74,173	674,965

Liabilities
Payables due to other financial institutions	—	—	3,802	—	3,762	7,564
Deposits and other borrowings:
At call	—	181,481	—	—	—	181,481
Term deposits	—	166,241	—	—	—	166,241
Medium term deposit notes	—	—	—	—	—	—
Certificates of deposit	—	—	47,269	—	—	47,269
Derivative financial instruments	—	—	—	—	38,935	38,935
Financial liabilities at fair value through income statement	—	—	—	—	9,964	9,964
Acceptances	—	—	266	—	—	266
Debt issues	—	—	147,581	—	—	147,581
Life insurance liabilities	—	—	—	—	7,208	7,208
Other liabilities	—	—	—	—	12,700	12,700
Loan capital	—	—	9,537	—	—	9,537
Total liabilities	—	347,722	208,455	—	72,569	628,746
Total equity	—	—	1,970	44,081	168	46,219
Total net	110,174	(347,722)	(210,425)	446,537	1,436	—

Note 23. Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate.

•                  Westpac has been served with two separate class action proceedings by customers seeking to recover exception fees paid by those customers. The first set of proceedings was commenced by customers of the Westpac brand; the second by customers of the St.George Bank and BankSA brands. Westpac has agreed with the plaintiffs to put the proceedings against Westpac, St.George and BankSA on hold until at least March 2014, pending further developments in similar litigation commenced against another Australian bank.

•                  Westpac has been served with a class action proceeding brought on behalf of Westpac customers who borrowed money to invest in Storm Financial-badged investments. Westpac intends to defend these proceedings. As the two named applicants have not quantified the damages that they seek, and given the preliminary nature of these proceedings, it is not possible to estimate any potential liability at this stage.

Liquidity support

Westpac is a participant to the Interbank Deposit Agreement along with three other Australian banks. In accordance with the Interbank Deposit Agreement, a deposit notice may be served upon the other participants by a bank which is experiencing liquidity problems. The other participants are then required to deposit equal amounts of up to $2 billion each for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

Financial Claims Scheme

Under the Financial Claims Scheme (FCS) the Australian Government provides depositors a free guarantee of deposits in eligible ADIs up to and including $250,000. The FCS applies to an eligible ADI if APRA has applied for the winding up of the ADI and the responsible Australian Government minister has declared that the FCS applies to the ADI.

The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of certain APRA FCS costs connected to an ADI. The levy would be imposed on liabilities of eligible ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities.

Contingent tax risk

The ATO is reviewing the taxation treatment of certain transactions undertaken by the Group in the course of normal business activities.

Risk reviews and audits are also being undertaken by revenue authorities in other jurisdictions, as part of normal revenue authority activity in those countries.

The Group has assessed these and other taxation claims arising in Australia and elsewhere, including seeking independent advice where appropriate, and considers it holds appropriate provisions.

Note 24. Events subsequent to balance date

Acquisition of select businesses of Lloyds Banking Group Australia

On 11 October 2013 Westpac announced it had entered into an agreement to acquire Lloyds Banking Group’s Australian asset finance business, Capital Finance Australia Limited (CFAL), and its corporate loan portfolio, BOS International (Australia) Ltd (BOSI), for $1.45 billion.

As at 31 July 2013, CFAL’s motor vehicle finance and equipment finance business had total receivables of $6.8 billion across 213,000 consumer and commercial customers. BOSI’s corporate lending portfolio totals $2.7 billion of commitments. The deal is not subject to regulatory approvals and is expected to be completed on 31 December 2013. However, Westpac has notified the Australian Competition and Consumer Commission of the transaction and is co-operating with the Commission’s informal merger review process. Based on information as at 31 July 2013, the funding requirement for Westpac is estimated to be $8 billion.

4.7                               Statement in Relation to the Audit of the Financial Statements

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2013 Financial Report and has issued an unqualified audit report. A copy of their report is available with the Annual Financial Report. This Full Year Results Announcement has not been subject to audit by PricewaterhouseCoopers. The preceding financial information contained in Section 4 “Full Year 2013 Reported Financial Information” includes financial information extracted from the audited financial statements together with financial information that has not been audited.

Dated at Sydney this 4th day of November 2013 for and on behalf of the Board.

Tim Hartin

Company Secretary

FULL YEAR RESULTS 2013

FULL YEAR 2013 CASH EARNINGS

FINANCIAL INFORMATION

5.0          FULL YEAR 2013 CASH EARNINGS FINANCIAL INFORMATION

5.1       Full Year 2013 Cash Earnings Financial Information

Note 1. Interest spread and margin analysis (Cash Earnings basis)

	Half Year Sept 13	Half Year Mar 13	Full Year Sept 13	Full Year Sept 12
Group
Average interest-earning assets ($m)	608,153	591,539	599,869	577,745
Net interest income ($m)	6,467	6,445	12,912	12,563
Net interest spread	1.90%	1.94%	1.92%	1.88%
Benefit of net non-interest bearing assets, liabilities and equity	0.22%	0.25%	0.23%	0.29%
Net interest margin	2.12%	2.19%	2.15%	2.17%

Analysis by division

Average interest-earning assets ($m)
Australian Financial Services	403,239	398,892	401,071	392,248
Westpac Retail & Business Banking	243,414	241,487	242,453	238,071
St.George Banking Group	145,539	143,592	144,568	140,157
BT Financial Group	14,286	13,813	14,050	14,020
Westpac Institutional Bank	73,343	71,564	72,456	68,452
Westpac New Zealand (A$)(2)	56,999	52,972	54,991	44,998
Westpac Pacific	2,922	2,808	2,865	2,626
Group Businesses(2)	71,650	65,303	68,486	69,421
Group total	608,153	591,539	599,869	577,745
Westpac New Zealand (NZ$)(2)	67,016	66,440	66,729	57,993

Net interest income ($m) (including capital benefit)(1)
Australian Financial Services	4,707	4,565	9,272	8,694
Westpac Retail & Business Banking	2,867	2,783	5,650	5,304
St.George Banking Group	1,639	1,577	3,216	2,966
BT Financial Group	201	205	406	424
Westpac Institutional Bank	814	821	1,635	1,706
Westpac New Zealand (A$)	676	633	1,309	1,224
Westpac Pacific	73	75	148	148
Group Businesses	197	351	548	791
Group total	6,467	6,445	12,912	12,563
Westpac New Zealand (NZ$)	796	790	1,586	1,577

Interest margin
Australian Financial Services	2.33%	2.30%	2.31%	2.22%
Westpac Retail & Business Banking	2.35%	2.31%	2.33%	2.23%
St.George Banking Group	2.25%	2.20%	2.22%	2.12%
BT Financial Group	2.81%	2.98%	2.89%	3.02%
Westpac Institutional Bank	2.21%	2.30%	2.26%	2.49%
Westpac New Zealand (A$)(2)	2.37%	2.40%	2.38%	2.72%
Westpac Pacific	4.98%	5.36%	5.17%	5.64%
Group Businesses(2)	0.55%	1.08%	0.80%	1.14%
Westpac New Zealand (NZ$)(2)	2.37%	2.38%	2.38%	2.72%

(1) Capital benefit represents the notional revenue earned on capital allocated to divisions under Westpac’s economic capital framework.

(2) Full Year 2013 average interest-earning assets and net interest margin for Westpac New Zealand and Group Businesses have been impacted by the transfer of $5.6 billion (NZ$7.2 billion) of liquid assets from Group Businesses (Treasury) to Westpac New Zealand.

Note 2. Average balance sheet and interest rates (Cash Earnings basis)

	Half Year			Half Year
	30 September 2013			31 March 2013
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	9,238	52	1.1%	9,060	61	1.4%
Trading securities	45,299	772	3.4%	47,238	893	3.8%
Available-for-sale securities	26,182	624	4.8%	23,108	602	5.2%
Other financial assets designated at fair value	1,899	25	2.6%	1,723	42	4.9%
Regulatory deposits	1,500	12	1.6%	1,524	11	1.4%
Loans and other receivables(1)	524,035	14,667	5.6%	508,886	15,219	6.0%
Total interest earning assets and interest income	608,153	16,152	5.3%	591,539	16,828	5.7%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	299			1,149
Life insurance assets	8,574			8,373
All other assets(2)	77,981			71,984
Total non-interest earning assets	86,854			81,506
Total assets	695,007			673,045

	Half Year			Half Year
	30 September 2013			31 March 2013
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits and other borrowings	392,604	6,088	3.1%	380,715	6,467	3.4%
Payables due to other financial institutions	11,064	104	1.9%	7,574	86	2.3%
Loan capital	9,659	247	5.1%	9,579	257	5.4%
Other interest bearing liabilities(3)	155,520	3,246	4.2%	154,179	3,573	4.6%
Total interest bearing liabilities and interest expense	568,847	9,685	3.4%	552,047	10,383	3.8%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	23,562			21,500
Life insurance policy liabilities	7,423			7,247
All other liabilities(4)	48,333			46,452
Total non-interest bearing liabilities	79,318			75,199
Total liabilities	648,165			627,246
Shareholders’ equity	44,866			43,831
Non-controlling interests	1,976			1,968
Total equity	46,842			45,799
Total liabilities and equity	695,007			673,045

(1) Other receivables includes other assets, cash and balances held with central banks.

(2) Includes property, plant and equipment, goodwill and intangibles, other assets, deferred tax and non-interest bearing loans relating to mortgage offset accounts.

(3) Includes net impact of Treasury balance sheet management activities.

(4) Includes provisions for current and deferred income tax and derivative financial instruments.

Note 2. Average balance sheet and interest rates (Cash Earnings basis) (continued)

	Full Year			Full Year
	30 September 2013			30 September 2012
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	9,149	113	1.2%	8,370	188	2.2%
Trading securities	46,266	1,665	3.6%	45,692	2,091	4.6%
Available-for-sale securities	24,649	1,226	5.0%	19,086	1,116	5.8%
Other financial assets designated at fair value	1,811	67	3.7%	2,019	108	5.3%
Regulatory deposits	1,512	23	1.5%	1,460	24	1.6%
Loans and other receivables(1)	516,482	29,886	5.8%	501,118	33,338	6.7%
Total interest earning assets and interest income	599,869	32,980	5.5%	577,745	36,865	6.4%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	723			2,745
Life insurance assets	8,474			8,027
All other assets(2)	74,990			73,620
Total non-interest earning assets	84,187			84,392
Total assets	684,056			662,137

	Full Year			Full Year
	30 September 2013			30 September 2012
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits and other borrowings	386,676	12,555	3.2%	360,103	14,602	4.1%
Payables due to other financial institutions	9,324	190	2.0%	9,245	244	2.6%
Loan capital	9,619	504	5.2%	7,584	428	5.6%
Other interest bearing liabilities(3)	154,851	6,819	4.4%	163,595	9,028	5.5%
Total interest bearing liabilities and interest expense	560,470	20,068	3.6%	540,527	24,302	4.5%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	22,534			18,814
Life insurance policy liabilities	7,335			6,919
All other liabilities(4)	47,395			51,308
Total non-interest bearing liabilities	77,264			77,041
Total liabilities	637,734			617,568
Shareholders’ equity	44,350			42,605
Non-controlling interests	1,972			1,964
Total equity	46,322			44,569
Total liabilities and equity	684,056			662,137

(1) Other receivables includes other assets, cash and balances held with central banks.

(2) Includes property, plant and equipment, goodwill and intangibles, other assets, deferred tax and non-interest bearing loans relating to mortgage offset accounts.

(3) Includes net impact of Treasury balance sheet management activities.

(4) Includes provisions for current and deferred income tax and derivative financial instruments.

Note 2. Average balance sheet and interest rates (Cash Earnings basis) (continued)

	Half Year			Half Year
	30 September 2013			31 March 2013
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables(1)
Australia	451,173	13,032	5.8%	447,627	13,650	6.1%
New Zealand	52,987	1,492	5.6%	48,603	1,433	5.9%
Other overseas	19,876	143	1.4%	12,656	136	2.2%

Deposits and other borrowings
Australia	329,135	5,356	3.2%	322,114	5,785	3.6%
New Zealand	37,532	629	3.3%	33,806	585	3.5%
Other overseas	25,938	103	0.8%	24,795	97	0.8%

	Full Year			Full Year
	30 September 2013			30 September 2012
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables(1)
Australia	449,405	26,682	5.9%	440,416	30,175	6.9%
New Zealand	50,801	2,925	5.8%	46,416	2,889	6.2%
Other overseas	16,276	279	1.7%	14,286	274	1.9%

Deposits and other borrowings
Australia	325,634	11,141	3.4%	302,412	13,301	4.4%
New Zealand	35,674	1,214	3.4%	30,324	1,066	3.5%
Other overseas	25,368	200	0.8%	27,367	235	0.9%

(1) Other receivables includes other assets, cash and balances held with central banks.

Note 3. Net interest income (Cash Earnings basis)

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Interest income
Cash	52	50	4	102	99	3
Loans	14,616	15,165	(4)	29,781	33,238	(10)
Receivables due from other financial institutions	52	61	(15)	113	188	(40)
Available-for-sale securities	624	602	4	1,226	1,116	10
Regulatory deposits with central banks overseas	12	11	9	23	24	(4)
Trading securities	772	893	(14)	1,665	2,091	(20)
Net ineffectiveness on qualifying hedges	(1)	3	(133)	2	—	—
Other financial assets designated at fair value	25	42	(40)	67	108	(38)
Other interest income	—	1	(100)	1	1	—
Total interest income	16,152	16,828	(4)	32,980	36,865	(11)

Interest expense
At call and term deposits	(5,645)	(5,901)	4	(11,546)	(12,983)	11
Certificates of deposit	(443)	(566)	22	(1,009)	(1,619)	38
Payables due to other financial institutions	(104)	(86)	(21)	(190)	(244)	22
Debt issues and acceptances	(2,010)	(1,947)	(3)	(3,957)	(4,330)	9
Loan capital	(247)	(257)	4	(504)	(428)	(18)
Trading liabilities	(1,205)	(1,557)	23	(2,762)	(4,515)	39
Other financial liabilities designated at fair value	(14)	(13)	(8)	(27)	(20)	(35)
Other interest expense	(17)	(56)	70	(73)	(163)	55
Total interest expense	(9,685)	(10,383)	7	(20,068)	(24,302)	17
Net interest income	6,467	6,445	—	12,912	12,563	3

Note 4. Non-interest income (Cash Earnings basis)

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Fees and commissions
Facility fees	645	608	6	1,253	1,179	6
Transaction fees and commissions	577	583	(1)	1,160	1,185	(2)
Other non-risk fee income	171	139	23	310	266	17
Total fees and commissions	1,393	1,330	5	2,723	2,630	4

Wealth management and insurance income(1)
Life insurance and funds management net operating income	919	869	6	1,788	1,635	9
General insurance and lenders mortgage insurance net operating income	105	65	62	170	174	(2)
Total wealth management and insurance income	1,024	934	10	1,958	1,809	8

Trading income(2)
Foreign exchange income	238	202	18	440	478	(8)
Other trading securities	312	318	(2)	630	369	71
Total trading income	550	520	6	1,070	847	26

Other income
Dividends received	6	4	50	10	12	(17)
Net gain/(loss) on disposal of assets	31	36	(14)	67	46	46
Net gain/(loss) on ineffective hedges	2	(3)	167	(1)	—	large
Net gain/(loss) on hedging overseas operations	11	17	(35)	28	64	(56)
Net gain/(loss) on derivatives held for risk management purposes(3)	(20)	(2)	large	(22)	(3)	large
Net gain/(loss) on financial instruments designated at fair value	9	23	(61)	32	27	19
Other	5	51	(90)	56	81	(31)
Total other income	44	126	(65)	170	227	(25)
Total non-interest income (Cash Earnings basis)	3,011	2,910	3	5,921	5,513	7

(1)         Wealth management and insurance income includes policyholder tax recoveries. A reconciliation between wealth management and insurance income in Note 4 and non-interest income for BTFG is provided in Section 3.1.3.3.

(2)         Trading income represents a component of total markets income from our WIB markets business, St.George and Westpac Pacific businesses and our Treasury foreign exchange operations in Australia and New Zealand.

(3)         Income from derivatives held for risk management purposes reflects the impact of economic hedges of foreign currency capital and earnings where hedge accounting is not achieved.

Note 5. Operating expense analysis (Cash Earnings basis)

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Salaries and other staff expenses
Salaries and wages	1,650	1,614	(2)	3,264	3,045	(7)
Other staff expenses	491	504	3	995	984	(1)
Restructuring costs	10	18	44	28	77	64
Total salaries and other staff expenses	2,151	2,136	(1)	4,287	4,106	(4)

Equipment and occupancy expenses
Operating lease rentals	286	279	(3)	565	535	(6)
Depreciation, amortisation and impairment:
Premises	2	11	82	13	14	7
Leasehold improvements	60	48	(25)	108	106	(2)
Furniture and equipment	32	30	(7)	62	62	—
Technology	49	45	(9)	94	85	(11)
Software	218	185	(18)	403	352	(14)
Other	63	62	(2)	125	124	(1)
Total equipment and occupancy expenses	710	660	(8)	1,370	1,278	(7)

Other expenses
Amortisation of deferred expenditure and intangible assets	5	2	(150)	7	11	36
Non-lending losses	16	27	41	43	61	30
Purchased services:
Technology and information services	190	160	(19)	350	271	(29)
Legal	17	9	(89)	26	26	—
Other professional services	208	172	(21)	380	384	1
Credit card loyalty programs	65	70	7	135	133	(2)
Postage and stationery	114	108	(6)	222	228	3
Outsourcing costs	289	298	3	587	609	4
Insurance	10	10	—	20	16	(25)
Advertising	70	94	26	164	147	(12)
Training	12	9	(33)	21	19	(11)
Travel	34	30	(13)	64	59	(8)
Other expenses	19	15	(27)	34	31	(10)
Total other expenses	1,049	1,004	(4)	2,053	1,995	(3)
Total operating expenses	3,910	3,800	(3)	7,710	7,379	(4)

Note 6. Earnings per share (Cash Earnings basis)

			% Mov’t			% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13	Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net profit	3,612	3,561	1	7,173	6,667	8
Net profit attributable to non-controlling interests	(40)	(36)	(11)	(76)	(69)	(10)
Cash Earnings	3,572	3,525	1	7,097	6,598	8
Weighted average number of fully paid ordinary shares (millions)	3,104	3,096	—	3,100	3,056	1
Cash Earnings per ordinary share (cents)	115.1	113.9	1	228.9	215.9	6

	Half Year Sept 13	Half Year Mar 13	Full Year Sept 13	Full Year Sept 12
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	3,104	3,080	3,080	3,030
Number of shares issued under the Dividend Reinvestment Plan (DRP)	—	22	22	43
Number of shares issued upon conversion of the Westpac Stapled Preferred Securities (SPS)	5	—	5	—
Number of shares issued under the Employee Share Plan (ESP)	—	1	1	1
Number of shares issued under option and share right schemes	—	1	1	6
Closing balance	3,109	3,104	3,109	3,080

FULL YEAR RESULTS 2013

OTHER

INFORMATION

6.0                               OTHER INFORMATION

6.1                               Exchange Rates

Twelve months to/as at	30 September 2013		30 September 2012
Currency	Average	Spot	Average	Spot
US$	0.9964	0.9316	1.0290	1.0468
GBP	0.6384	0.5767	0.6530	0.6434
NZ$	1.2153	1.1260	1.2891	1.2542

Six months to/as at	30 September 2013		31 March 2013		30 September 2012
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.9542	0.9316	1.0388	1.0430	1.0246	1.0468
GBP	0.6191	0.5767	0.6578	0.6859	0.6482	0.6434
NZ$	1.1775	1.1260	1.2533	1.2460	1.2815	1.2542

6.2                               Credit Ratings(1)

	Long	Short
Ratings Agency	Term	Term
Fitch Ratings	AA-	F1+
Moody’s Investors Service	Aa2	P-1
Standard & Poor’s	AA-	A-1+

(1) As at 30 September 2012.

6.3                               Disclosure Regarding Forward-Looking Statements

This Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

•                  the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

•                 the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

•                 market volatility, including uncertain conditions in funding, equity and asset markets;

•                 adverse asset, credit or capital market conditions;

•                 changes to our credit ratings;

•                 levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

•                 market liquidity and investor confidence;

•                 changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

•                 the effects of competition in the geographic and business areas in which Westpac conducts its operations;

•                 reliability and security of Westpac’s technology and risks associated with changes to technology systems;

•                 the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

•                 the effectiveness of our risk management policies, including our internal processes, systems and employees;

•                the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

•                 internal and external events which may adversely impact our reputation;

•                 changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

•                 the success of strategic decisions involving business expansion and integration of new businesses; and

•                 various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Risk factors’ under the section ‘Risk and risk management’ in Westpac’s 2013 Annual Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation, to update any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise, after the date of this Report.

6.4                               Financial Calendar and Share Registry Details

Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand and as American Depositary Receipts in New York. Westpac Capital Notes, Westpac Convertible Preference Shares (Westpac CPS), Westpac Stapled Preferred Securities II (Westpac SPS II), Westpac Subordinated Notes and Westpac Subordinated Notes II are listed on the ASX.

Important dates for ordinary shareholders to note over the following months:

Ex-dividend date for final dividend	8 November 2013
Record date for final dividend (Sydney)(1)	14 November 2013
Record date for final dividend (New York)	13 November 2013
Annual General Meeting(2)	13 December 2013
Final dividend payable	19 December 2013

Important dates for Westpac CPS investors to note over the following months:

Record date for March semi-annual dividend	21 March 2014
Payment date for March semi-annual dividend	31 March 2014
Record date for September semi-annual dividend	22 September 2014
Payment date for September semi-annual dividend	30 September 2014

Important dates for Westpac Capital Notes investors to note over the following months:

Record date for November quarter distribution	29 November 2013
Payment date for November quarter distribution	8 December 2013
Record date for February quarter distribution	28 February 2014
Payment date for February quarter distribution	11 March 2014
Record date for May quarter distribution	30 May 2014
Payment date for May quarter distribution	10 June 2014

Important dates for Westpac SPS II investors to note over the following months:

Record date for December quarter distribution	23 December 2013
Payment date for December quarter distribution	31 December 2013
Record date for March quarter distribution	21 March 2014
Payment date for March quarter distribution	31 March 2014

Important dates for Westpac Subordinated Notes investors to note over the following months:

Record date for November quarter distribution	15 November 2013
Payment date for November quarter distribution	25 November 2013
Record date for February quarter distribution	14 February 2014
Payment date for February quarter distribution	24 February 2014
Record date for May quarter distribution	15 May 2014
Payment date for May quarter distribution	23 May 2014

Important dates for Westpac Subordinated Notes II investors to note over the following months:

Record date for November quarter distribution	14 November 2013
Payment date for November quarter distribution	22 November 2013
Record date for February quarter distribution	14 February 2014
Payment date for February quarter distribution	24 February 2014
Record date for May quarter distribution	14 May 2014
Payment date for May quarter distribution	22 May 2014

(1)    Final participation date for Dividend Reinvestment Plan (DRP).

(2)    Details regarding the date of this meeting and the business to be dealt with, will be contained in the separate Notice of Meeting sent to Shareholders in November 2013.

Share Registries

Australia	New Zealand

Ordinary shares on the main register, Westpac Capital Notes, Westpac CPS, Westpac SPS II, Westpac Subordinated Notes and Westpac Subordinated Notes II	Ordinary shares on the New Zealand branch register

Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 16, Brookfields House, 19 Victoria Street West
Sydney NSW 2000 Australia	Auckland 1142 New Zealand
Postal Address: Locked Bag A6015, Sydney South NSW 1235	Postal Address: P.O. Box 91976, Auckland 1030, New Zealand
Website: www.linkmarketservices.com.au	Website: www.linkmarketservices.com
Telephone: 1800 804 255 (toll free in Australia) International: +61 1800 804 255	Telephone: 0800 002 727 (toll free in New Zealand) International: +64 9 375 5998

New York	For further information contact:

Depositary in USA for American Depositary Receipts (ADR)(1) The Bank of New York Mellon PO Box 358516	Media: Paul Marriage, Head of Media Relations, +61 2 8219 8512
Pittsburgh PA 15252-8516
USA	Analysts and Investors:
Website: www.bnymellon.com/shareowner Email: shrrelations@bnymellon.com Telephone: +1 888 269 2377 (toll free in US)	Andrew Bowden, Head of Investor Relations, +61 2 8253 4008
International: +1 201 680 6825

(1) Each ADR is comprised of one fully paid ordinary share.

FULL YEAR RESULTS 2013

SEGMENT

RESULT

7.0          SEGMENT RESULT

7.1          Half Year Segment Reported Results

Six months to 30 September 2013 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand(1)	Westpac Pacific	Group Businesses(2)	Group
Net interest income	2,867	1,639	201	4,707	814	676	73	303	6,573
Non-interest income	659	284	968	1,911	841	185	97	(138)	2,896
Net operating income	3,526	1,923	1,169	6,618	1,655	861	170	165	9,469
Operating expenses	(1,589)	(807)	(627)	(3,023)	(543)	(353)	(50)	(49)	(4,018)
Impairment charges	(242)	(171)	(1)	(414)	46	(43)	(1)	3	(409)
Profit from ordinary activities before income tax expense	1,695	945	541	3,181	1,158	465	119	119	5,042
Tax expense	(511)	(283)	(151)	(945)	(336)	(127)	(34)	(49)	(1,491)
Net profit	1,184	662	390	2,236	822	338	85	70	3,551
Net profit attributable to non-controlling interests	—	—	(9)	(9)	—	(2)	(6)	(22)	(39)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	1,184	662	381	2,227	822	336	79	48	3,512

WBC Cash Earnings adjustments:
TPS revaluations	—	—	—	—	—	—	—	1	1
Treasury shares	—	—	—	—	—	—	—	13	13
Fair value gain/(loss) on economic hedges and own credit	—	—	—	—	—	—	—	(67)	(67)
Ineffective hedges	—	—	—	—	—	—	—	3	3
Buyback of government guaranteed debt	—	—	—	—	—	—	—	—	—
Fair value amortisation of financial instruments(3)	—	—	—	—	—	—	—	35	35
Amortisation of intangible assets(4)	—	64	11	75	—	—	—	—	75
Supplier program	—	—	—	—	—	—	—	—	—
Litigation provision	—	—	—	—	—	—	—	—	—
TOFA tax consolidation adjustment	—	—	—	—	—	—	—	—	—
Cash Earnings	1,184	726	392	2,302	822	336	79	33	3,572

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for Second Half 2013 (1.1775).
(2)	Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
	i)	Non-interest income $16 million credit
	ii)	Tax expense $16 million debit
(3)	Amortisation of fair value adjustments recognised on merger with St.George.
(4)

Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships, as well as intangible assets (management contracts) related to the JOHCM acquisition.

7.1                               Half Year Segment Reported Results (continued)

Six months to 31 March 2013 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand(1)	Westpac Pacific	Group Businesses(2)	Group
Net interest income	2,783	1,577	205	4,565	821	633	75	198	6,292
Non-interest income	618	268	900	1,786	826	179	70	17	2,878
Net operating income	3,401	1,845	1,105	6,351	1,647	812	145	215	9,170
Operating expenses	(1,565)	(791)	(615)	(2,971)	(527)	(344)	(48)	(19)	(3,909)
Impairment charges	(244)	(122)	—	(366)	43	(54)	(2)	(59)	(438)
Profit from ordinary activities before income tax expense	1,592	932	490	3,014	1,163	414	95	137	4,823
Tax expense	(476)	(281)	(149)	(906)	(350)	(115)	(26)	(87)	(1,484)
Net profit	1,116	651	341	2,108	813	299	69	50	3,339
Net profit attributable to non-controlling interests	—	—	(7)	(7)	—	(1)	(5)	(22)	(35)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	1,116	651	334	2,101	813	298	64	28	3,304

WBC Cash Earnings adjustments:
TPS revaluations	—	—	—	—	—	—	—	8	8
Treasury shares	—	—	—	—	—	—	—	29	29
Fair value gain/(loss) on economic hedges and own credit	—	—	—	—	—	—	—	57	57
Ineffective hedges	—	—	—	—	—	—	—	(23)	(23)
Buyback of government guaranteed debt	—	—	—	—	—	—	—	43	43
Fair value amortisation of financial instruments(3)	—	—	—	—	—	—	—	32	32
Amortisation of intangible assets(4)	—	64	11	75	—	—	—	—	75
Supplier program	—	—	—	—	—	—	—	—	—
Litigation provision	—	—	—	—	—	—	—	—	—
TOFA tax consolidation adjustment	—	—	—	—	—	—	—	—	—
Cash Earnings	1,116	715	345	2,176	813	298	64	174	3,525

(1)         New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for First Half 2013 (1.2533).

(2)         Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):

(i)            Non-interest income $19 million credit

(ii)        Tax expense $19 million debit

(3)         Amortisation of fair value adjustments recognised on merger with St.George.

(4)         Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM acquisition.

7.2                               Full Year Segment Reported Results

Twelve months to 30 September 2013 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand(1)	Westpac Pacific	Group Businesses(2)	Group
Net interest income	5,650	3,216	406	9,272	1,635	1,309	148	501	12,865
Non-interest income	1,277	552	1,868	3,697	1,667	364	167	(121)	5,774
Net operating income	6,927	3,768	2,274	12,969	3,302	1,673	315	380	18,639
Operating expenses	(3,154)	(1,598)	(1,242)	(5,994)	(1,070)	(697)	(98)	(68)	(7,927)
Impairment charges	(486)	(293)	(1)	(780)	89	(97)	(3)	(56)	(847)
Profit from ordinary activities before income tax expense	3,287	1,877	1,031	6,195	2,321	879	214	256	9,865
Tax expense	(987)	(564)	(300)	(1,851)	(686)	(242)	(60)	(136)	(2,975)
Net profit	2,300	1,313	731	4,344	1,635	637	154	120	6,890
Net profit attributable to non-controlling interests	—	—	(16)	(16)	—	(3)	(11)	(44)	(74)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	2,300	1,313	715	4,328	1,635	634	143	76	6,816

WBC Cash Earnings adjustments:
TPS revaluations	—	—	—	—	—	—	—	9	9
Treasury shares	—	—	—	—	—	—	—	42	42
Fair value gain/(loss) on economic hedges and own credit	—	—	—	—	—	—	—	(10)	(10)
Ineffective hedges	—	—	—	—	—	—	—	(20)	(20)
Buyback of government guaranteed debt	—	—	—	—	—	—	—	43	43
Fair value amortisation of financial instruments(3)	—	—	—	—	—	—	—	67	67
Amortisation of intangible assets(4)	—	128	22	150	—	—	—	—	150
Supplier program	—	—	—	—	—	—	—	—	—
Litigation provision	—	—	—	—	—	—	—	—	—
TOFA tax consolidation adjustment	—	—	—	—	—	—	—	—	—
Cash Earnings	2,300	1,441	737	4,478	1,635	634	143	207	7,097

(1)         New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for Full Year 2013 (1.2153).

(2)         Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):

(i)            Non-interest income $35 million credit

(ii)        Tax expense $35 million debit

(3)         Amortisation of fair value adjustments recognised on merger with St.George.

(4)         Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships, as well as intangible assets (management contracts) related to the JOHCM acquisition.

7.2                               Full Year Segment Reported Results (continued)

Twelve months to 30 September 2012 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand(1)	Westpac Pacific	Group Businesses(2)	Group
Net interest income	5,304	2,966	424	8,694	1,706	1,224	148	730	12,502
Non-interest income	1,184	565	1,650	3,399	1,484	336	151	111	5,481
Net operating income	6,488	3,531	2,074	12,093	3,190	1,560	299	841	17,983
Operating expenses	(3,079)	(1,525)	(1,169)	(5,773)	(987)	(653)	(93)	(403)	(7,909)
Impairment charges	(429)	(433)	(1)	(863)	(127)	(148)	(31)	(43)	(1,212)
Profit from ordinary activities before income tax expense	2,980	1,573	904	5,457	2,076	759	175	395	8,862
Tax expense	(866)	(471)	(268)	(1,605)	(603)	(208)	(58)	(352)	(2,826)
Net profit	2,114	1,102	636	3,852	1,473	551	117	43	6,036
Net profit attributable to non-controlling interests	—	—	(5)	(5)	—	(3)	(10)	(48)	(66)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	2,114	1,102	631	3,847	1,473	548	107	(5)	5,970

WBC Cash Earnings adjustments:
TPS revaluations	—	—	—	—	—	—	—	27	27
Treasury shares	—	—	—	—	—	—	—	27	27
Fair value gain/(loss) on economic hedges and own credit	—	—	—	—	—	—	—	7	7
Ineffective hedges	—	—	—	—	—	—	—	(7)	(7)
Buyback of government guaranteed debt	—	—	—	—	—	—	—	(5)	(5)
Fair value amortisation of financial instruments(3)	—	—	—	—	—	—	—	46	46
Amortisation of intangible assets(4)	—	129	22	151	—	—	—	—	151
Supplier program	—	—	—	—	—	—	—	139	139
Litigation provision	—	—	—	—	—	—	—	78	78
TOFA tax consolidation adjustment	—	—	—	—	—	—	—	165	165
Cash Earnings	2,114	1,231	653	3,998	1,473	548	107	472	6,598

(1)    New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for Full Year 2012 (1.2891).

(2)    Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):

(i)            Non-interest income $12 million credit

(ii)        Tax expense $12 million debit

(3)    Amortisation of fair value adjustments recognised on merger with St.George.

(4)    Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM acquisition.

7.3          Westpac New Zealand Division Performance (A$ Equivalent to Section 3.3)

Westpac New Zealand operations provide banking, wealth and insurance products and services to New Zealand consumer, business and institutional customers.  The New Zealand wealth business includes New Zealand Life Company and BT New Zealand.  Results for the Second Half 2013, First Half 2013, Full Year 2013, and Full Year 2012 have been converted into Australian dollars (A$) at the actual average exchange rates each month, the average rates for the reporting periods are:  1.1775, 1.2533, 1.2153 and 1.2891 respectively.

			% Mov’t				% Mov’t
$m	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Net interest income	676	633	7		1,309	1,224	7
Non-interest income	185	179	3		364	336	8
Net operating income	861	812	6		1,673	1,560	7
Operating expenses	(353)	(344)	(3)		(697)	(653)	(7)
Core earnings	508	468	9		976	907	8
Impairment charges	(43)	(54)	20		(97)	(148)	34
Operating profit before tax	465	414	12		879	759	16
Tax and non-controlling interests	(129)	(116)	(11)		(245)	(211)	(16)
Cash Earnings	336	298	13		634	548	16

Economic profit	148	124	19		272	240	13
Expense to income ratio	41.0%	42.4%	136	bps	41.7%	41.9%	20	bps
Net interest margin	2.37%	2.40%	(3	)bps	2.38%	2.72%	(34	)bps

			% Mov’t				% Mov’t
$bn	Half Year Sept 13	Half Year Mar 13	Sept 13 - Mar 13		Full Year Sept 13	Full Year Sept 12	Sept 13 - Sept 12
Deposits	41.4	37.0	12		41.4	33.5	24
Net loans	54.7	48.1	14		54.7	47.4	15
Deposit to loan ratio	75.7%	76.9%	(123	)bps	75.7%	70.7%	large
Total assets	61.5	54.9	12		61.5	48.6	27
Total committed exposure	78.2	69.3	13		78.2	66.7	17
Average interest-earning assets	57.0	53.0	8		55.0	45.0	22
Funds under management	3.9	3.3	18		3.9	2.9	34
Funds under administration	1.2	1.0	20		1.2	1.0	20

Impact of Movements in the A$/ NZ$ Exchange Rate

	Half Year Sept 13 vs Half Year Mar 13			Full Year Sept 13 vs Full Year Sept 12
	Cash Earnings growth	FX impact $m	Growth ex-FX	Cash Earnings growth	FX impact $m	Growth ex-FX
Net interest income	—	41	—	3%	75	2%
Non-interest income	3%	(8)	4%	7%	6	7%
Net operating income	1%	34	1%	4%	82	4%
Operating expenses	(3)%	(22)	(2)%	(4)%	(41)	(4)%
Core earnings	—	12	—	4%	41	4%
Impairment charges	7%	(3)	7%	30%	(5)	31%
Operating profit before income tax	1%	9	1%	8%	35	8%
Income tax expense	1%	(2)	1%	(10)%	(9)	(10)%
Net profit	1%	7	1%	8%	26	7%
Net profit attributable to non-controlling interests	(11)%	—	(11)%	(10)%	—	(10)%
Cash Earnings	1%	7	1%	8%	26	7%

FULL YEAR RESULTS 2013

GROUP

RECONCILIATIONS

8.0          GROUP RECONCILIATIONS

8.1          Group Half Year Earnings Reconciliation

Notes (refer to Reconciliation of Reported Results to Cash Earnings in Section 1.2)

		Cash Earnings adjustments
Six months to 30 September 2013 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Fair value gain/(loss) on economic hedges and own credit	Ineffective Hedges	Buyback of government guaranteed debt	Fair value amortisation of financial instruments	Amortisation of intangible assets(1)	Supplier program	Litigation provision	TOFA tax consolidation adjustment	Cash Earnings
Net interest income	6,573	—	—	—	(162)	7	—	49	—	—	—	—	6,467
Fees and commissions	1,393	—	—	—	—	—	—	—	—	—	—	—	1,393
Wealth management & insurance income	1,026	(16)	—	14	—	—	—	—	—	—	—	—	1,024
Trading income	552	—	—	—	—	(2)	—	—	—	—	—	—	550
Other income	(75)	—	54	—	65	—	—	—	—	—	—	—	44
Non-interest income	2,896	(16)	54	14	65	(2)	—	—	—	—	—	—	3,011
Net operating income	9,469	(16)	54	14	(97)	5	—	49	—	—	—	—	9,478
Salaries and other staff expenses	(2,151)	—	—	—	—	—	—	—	—	—	—	—	(2,151)
Equipment and occupancy expenses	(710)	—	—	—	—	—	—	—	—	—	—	—	(710)
Other expenses	(1,157)	—	—	—	—	—	—	—	108	—	—	—	(1,049)
Operating expenses	(4,018)	—	—	—	—	—	—	—	108	—	—	—	(3,910)
Core earnings	5,451	(16)	54	14	(97)	5	—	49	108	—	—	—	5,568
Impairment charges	(409)	—	—	—	—	—	—	—	—	—	—	—	(409)
Operating profit before tax	5,042	(16)	54	14	(97)	5	—	49	108	—	—	—	5,159
Income tax expense	(1,491)	16	(53)	(1)	30	(2)	—	(14)	(32)	—	—	—	(1,547)
Net profit	3,551	—	1	13	(67)	3	—	35	76	—	—	—	3,612
Net profit attributable to non-controlling interests	(39)	—	—	—	—	—	—	—	(1)	—	—	—	(40)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,512	—	1	13	(67)	3	—	35	75	—	—	—	3,572
WBC Cash Earnings adjustments:
TPS revaluations	1	—	(1)	—	—	—	—	—	—	—	—	—	—
Treasury shares	13	—	—	(13)	—	—	—	—	—	—	—	—	—
Fair value gain/(loss) on economic hedges and own credit	(67)	—	—	—	67	—	—	—	—	—	—	—	—
Ineffective hedges	3	—	—	—	—	(3)	—	—	—	—	—	—	—
Buyback of government guaranteed debt	—	—	—	—	—	—	—	—	—	—	—	—	—
Fair value amortisation of financial instruments	35	—	—	—	—	—	—	(35)	—	—	—	—	—
Amortisation of intangible assets(1)	75	—	—	—	—	—	—	—	(75)	—	—	—	—
Supplier program	—	—	—	—	—	—	—	—	—	—	—	—	—
Litigation provision	—	—	—	—	—	—	—	—	—	—	—	—	—
TOFA tax consolidation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash Earnings	3,572	—	—	—	—	—	—	—	—	—	—	—	3,572

(1)         Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM acquisition.

8.1          Group Half Year Earnings Reconciliation (continued)

Notes (refer to Reconciliation of Reported Results to Cash Earnings in Section 1.2)

		Cash Earnings adjustments
Six months to 31 March 2013 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Fair value gain/(loss) on economic hedges and own credit	Ineffective Hedges	Buyback of government guaranteed debt	Fair value amortisation of financial instruments	Amortisation of intangible assets(1)	Supplier program	Litigation provision	TOFA tax consolidation adjustment	Cash Earnings
Net interest income	6,292	—	—	—	81	(36)	62	46	—	—	—	—	6,445
Fees and commissions	1,330	—	—	—	—	—	—	—	—	—	—	—	1,330
Wealth management & insurance income	918	(19)	—	35	—	—	—	—	—	—	—	—	934
Trading income	517	—	—	—	—	3	—	—	—	—	—	—	520
Other income	113	—	13	—	—	—	—	—	—	—	—	—	126
Non-interest income	2,878	(19)	13	35	—	3	—	—	—	—	—	—	2,910
Net operating income	9,170	(19)	13	35	81	(33)	62	46	—	—	—	—	9,355
Salaries and other staff expenses	(2,136)	—	—	—	—	—	—	—	—	—	—	—	(2,136)
Equipment and occupancy expenses	(660)	—	—	—	—	—	—	—	—	—	—	—	(660)
Other expenses	(1,113)	—	—	—	—	—	—	—	109	—	—	—	(1,004)
Operating expenses	(3,909)	—	—	—	—	—	—	—	109	—	—	—	(3,800)
Core earnings	5,261	(19)	13	35	81	(33)	62	46	109	—	—	—	5,555
Impairment charges	(438)	—	—	—	—	—	—	—	—	—	—	—	(438)
Operating profit before tax	4,823	(19)	13	35	81	(33)	62	46	109	—	—	—	5,117
Income tax expense	(1,484)	19	(5)	(6)	(24)	10	(19)	(14)	(33)	—	—	—	(1,556)
Net profit	3,339	—	8	29	57	(23)	43	32	76	—	—	—	3,561
Net profit attributable to non-controlling interests	(35)	—	—	—	—	—	—	—	(1)	—	—	—	(36)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,304	—	8	29	57	(23)	43	32	75	—	—	—	3,525
WBC Cash Earnings adjustments:
TPS revaluations	8	—	(8)	—	—	—	—	—	—	—	—	—	—
Treasury shares	29	—	—	(29)	—	—	—	—	—	—	—	—	—
Fair value gain/(loss) on economic hedges and own credit	57	—	—	—	(57)	—	—	—	—	—	—	—	—
Ineffective hedges	(23)	—	—	—	—	23	—	—	—	—	—	—	—
Buyback of government guaranteed debt	43	—	—	—	—	—	(43)	—	—	—	—	—	—
Fair value amortisation of financial instruments	32	—	—	—	—	—	—	(32)	—	—	—	—	—
Amortisation of intangible assets(1)	75	—	—	—	—	—	—	—	(75)	—	—	—	—
Supplier program	—	—	—	—	—	—	—	—	—	—	—	—	—
Litigation provision	—	—	—	—	—	—	—	—	—	—	—	—	—
TOFA tax consolidation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash Earnings	3,525	—	—	—	—	—	—	—	—	—	—	—	3,525

(1)         Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM acquisition.

8.2          Group Full Year Earnings Reconciliation

Notes (refer to Reconciliation of Reported Results to Cash Earnings in Section 1.2)

		Cash Earnings adjustments
Twelve months to 30 September 2013 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Fair value gain/(loss) on economic hedges and own credit	Ineffective Hedges	Buyback of government guaranteed debt	Fair value amortisation of financial instruments	Amortisation of intangible assets(1)	Supplier program	Litigation provision	TOFA tax consolidation adjustment	Cash Earnings
Net interest income	12,865	—	—	—	(81)	(29)	62	95	—	—	—	—	12,912
Fees and commissions	2,723	—	—	—	—	—	—	—	—	—	—	—	2,723
Wealth management & insurance income	1,944	(35)	—	49	—	—	—	—	—	—	—	—	1,958
Trading income	1,069	—	—	—	—	1	—	—	—	—	—	—	1,070
Other income	38	—	67	—	65	—	—	—	—	—	—	—	170
Non-interest income	5,774	(35)	67	49	65	1	—	—	—	—	—	—	5,921
Net operating income	18,639	(35)	67	49	(16)	(28)	62	95	—	—	—	—	18,833
Salaries and other staff expenses	(4,287)	—	—	—	—	—	—	—	—	—	—	—	(4,287)
Equipment and occupancy expenses	(1,370)	—	—	—	—	—	—	—	—	—	—	—	(1,370)
Other expenses	(2,270)	—	—	—	—	—	—	—	217	—	—	—	(2,053)
Operating expenses	(7,927)	—	—	—	—	—	—	—	217	—	—	—	(7,710)
Core earnings	10,712	(35)	67	49	(16)	(28)	62	95	217	—	—	—	11,123
Impairment charges	(847)	—	—	—	—	—	—	—	—	—	—	—	(847)
Operating profit before tax	9,865	(35)	67	49	(16)	(28)	62	95	217	—	—	—	10,276
Income tax expense	(2,975)	35	(58)	(7)	6	8	(19)	(28)	(65)	—	—	—	(3,103)
Net profit	6,890	—	9	42	(10)	(20)	43	67	152	—	—	—	7,173
Net profit attributable to non-controlling interests	(74)	—	—	—	—	—	—	—	(2)	—	—	—	(76)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	6,816	—	9	42	(10)	(20)	43	67	150	—	—	—	7,097
WBC Cash Earnings adjustments:													—
TPS revaluations	9	—	(9)	—	—	—	—	—	—	—	—	—	—
Treasury shares	42	—	—	(42)	—	—	—	—	—	—	—	—	—
Fair value gain/(loss) on economic hedges and own credit	(10)	—	—	—	10	—	—	—	—	—	—	—	—
Ineffective hedges	(20)	—	—	—	—	20	—	—	—	—	—	—	—
Buyback of government guaranteed debt	43	—	—	—	—	—	(43)	—	—	—	—	—	—
Fair value amortisation of financial instruments	67	—	—	—	—	—	—	(67)	—	—	—	—	—
Amortisation of intangible assets(1)	150	—	—	—	—	—	—	—	(150)	—	—	—	—
Supplier program	—	—	—	—	—	—	—	—	—	—	—	—	—
Litigation provision	—	—	—	—	—	—	—	—	—	—	—	—	—
TOFA tax consolidation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash Earnings	7,097	—	—	—	—	—	—	—	—	—	—	—	7,097

(1)    Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM acquisition.

8.2          Group Full Year Earnings Reconciliation (continued)

Notes (refer to Reconciliation of Reported Results to Cash Earnings in Section 1.2)

		Cash Earnings adjustments
Twelve months to 30 September 2012 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Fair value gain/(loss) on economic hedges and own credit	Ineffective Hedges	Buyback of government guaranteed debt	Fair value amortisation of financial instruments	Amortisation of intangible assets(1)	Supplier program	Litigation provision	TOFA tax consolidation adjustment	Cash Earnings
Net interest income	12,502	—	—	—	10	(8)	(7)	66	—	—	—	—	12,563
Fees and commissions	2,630	—	—	—	—	—	—	—	—	—	—	—	2,630
Wealth management & insurance income	1,791	(12)	—	30	—	—	—	—	—	—	—	—	1,809
Trading income	850	—	—	—	—	(3)	—	—	—	—	—	—	847
Other income	210	—	17	—	—	—	—	—	—	—	—	—	227
Non-interest income	5,481	(12)	17	30	—	(3)	—	—	—	—	—	—	5,513
Net operating income	17,983	(12)	17	30	10	(11)	(7)	66	—	—	—	—	18,076
Salaries and other staff expenses	(4,258)	—	—	—	—	—	—	—	—	152	—	—	(4,106)
Equipment and occupancy expenses	(1,278)	—	—	—	—	—	—	—	—	—	—	—	(1,278)
Other expenses	(2,373)	—	—	—	—	—	—	—	220	47	111	—	(1,995)
Operating expenses	(7,909)	—	—	—	—	—	—	—	220	199	111	—	(7,379)
Core earnings	10,074	(12)	17	30	10	(11)	(7)	66	220	199	111	—	10,697
Impairment charges	(1,212)	—	—	—	—	—	—	—	—	—	—	—	(1,212)
Operating profit before tax	8,862	(12)	17	30	10	(11)	(7)	66	220	199	111	—	9,485
Income tax expense	(2,826)	12	10	(3)	(3)	4	2	(20)	(66)	(60)	(33)	165	(2,818)
Net profit	6,036	—	27	27	7	(7)	(5)	46	154	139	78	165	6,667
Net profit attributable to non-controlling interests	(66)	—	—	—	—	—	—	—	(3)	—	—	—	(69)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	5,970	—	27	27	7	(7)	(5)	46	151	139	78	165	6,598
WBC Cash Earnings adjustments:
TPS revaluations	27	—	(27)	—	—	—	—	—	—	—	—	—	—
Treasury shares	27	—	—	(27)	—	—	—	—	—	—	—	—	—
Fair value gain/(loss) on economic hedges and own credit	7	—	—	—	(7)	—	—	—	—	—	—	—	—
Ineffective hedges	(7)	—	—	—	—	7	—	—	—	—	—	—	—
Buyback of government guaranteed debt	(5)	—	—	—	—	—	5	—	—	—	—	—	—
Fair value amortisation of financial instruments	46	—	—	—	—	—	—	(46)	—	—	—	—	—
Amortisation of intangible assets(1)	151	—	—	—	—	—	—	—	(151)	—	—	—	—
Supplier program	139	—	—	—	—	—	—	—	—	(139)	—	—	—
Litigation provision	78	—	—	—	—	—	—	—	—	—	(78)	—	—
TOFA tax consolidation adjustment	165	—	—	—	—	—	—	—	—	—	—	(165)	—
Cash Earnings	6,598	—	—	—	—	—	—	—	—	—	—	—	6,598

(1)          Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM acquisition.

FULL YEAR RESULTS 2013

ECONOMIC

PROFIT

9.0                               ECONOMIC PROFIT

Group economic profit is defined as Cash Earnings plus a franking benefit equivalent of 70% of the value of Australian tax paid less a capital charge calculated at 11% of average ordinary equity.

Divisional economic profit is defined as Cash Earnings plus the franking benefit less a capital charge.  The capital charge is calculated at 11% on allocated capital.

Economic profit is used as a key measure of financial performance because it focuses on shareholder value generated by requiring a return in excess of a risk-adjusted cost of capital.

Twelve months to 30 September 2013 $m	Group	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand(1)	Westpac Pacific
Cash Earnings	7,097	2,300	1,441	737	4,478	1,635	634	143
Franking benefit	1,895	691	433	212	1,336	458	—	—
Adjusted Cash Earnings	8,992	2,991	1,874	949	5,814	2,093	634	143
Average ordinary equity	44,350	8,558	6,161	2,832	17,551	7,702	3,291	353
Equity charge	(4,879)	(941)	(678)	(312)	(1,931)	(847)	(362)	(39)
Economic profit	4,113	2,050	1,196	637	3,883	1,246	272	104

Twelve months to 30 September 2012 $m	Group	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand(1)	Westpac Pacific
Cash Earnings	6,598	2,114	1,231	653	3,998	1,473	548	107
Franking benefit	1,645	606	368	194	1,168	402	—	—
Adjusted Cash Earnings	8,243	2,720	1,599	847	5,166	1,875	548	107
Average ordinary equity	42,605	8,011	5,932	2,922	16,865	7,757	2,804	288
Equity charge	(4,687)	(881)	(653)	(321)	(1,855)	(853)	(308)	(32)
Economic profit	3,556	1,839	946	526	3,311	1,022	240	75

Six months to 30 September 2013 $m	Group	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand(1)	Westpac Pacific
Cash Earnings	3,572	1,184	726	392	2,302	822	336	79
Franking benefit	946	358	217	109	684	226	—	—
Adjusted Cash Earnings	4,518	1,542	943	501	2,986	1,048	336	79
Average ordinary equity	44,865	8,617	6,161	2,794	17,572	7,366	3,255	362
Equity charge	(2,475)	(475)	(340)	(155)	(970)	(406)	(188)	(20)
Economic profit	2,043	1,067	603	346	2,016	642	148	59

Six months to 31 March 2013 $m	Group	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand(1)	Westpac Pacific
Cash Earnings	3,525	1,116	715	345	2,176	813	298	64
Franking benefit	949	333	216	103	652	232	—	—
Adjusted Cash Earnings	4,474	1,449	931	448	2,828	1,045	298	64
Average ordinary equity	43,831	8,499	6,161	2,870	17,530	8,040	3,223	344
Equity charge	(2,404)	(466)	(338)	(157)	(961)	(441)	(174)	(19)
Economic profit	2,070	983	593	291	1,867	604	124	45

(1)    In A$ equivalents.

10.0                        GLOSSARY

Earnings	Cash Earnings

Net profit attributable to owners of WBC adjusted for:

•    the impact of the economic hedges related to TPS;

• earnings from Treasury shares;

•    gains/losses on ineffective hedges;

• fair value gains/losses on economic hedges and own credit;

• gains/losses on the buyback of Government guaranteed debt;

• the impact of the amortisation of certain intangibles in relation to the merger with St.George;

• the amortisation of intangibles relating to the acquisition of JOHCM;

• costs associated with the supplier program;

• the Bell litigation provision; and

• TOFA tax consolidation adjustment.

	Core earnings	Core earnings is operating profit, before income tax and impairment charges.

Shareholder Value	Weighted average ordinary shares (Cash Earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

	Weighted average ordinary shares (reported)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).

	Earnings per ordinary share	Net profit attributable to the owners of WBC divided by the weighted average ordinary shares (statutory basis).

	Cash Earnings per ordinary share	Cash Earnings divided by the weighted average ordinary shares (Cash Earnings basis).

	Fully franked dividends per ordinary share (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.

	Dividend payout ratio — net profit	Ordinary dividend per share divided by net profit per share attributable to the owners of WBC.

	Dividend payout ratio — Cash Earnings	Ordinary dividend divided by Cash Earnings.

	Return on equity (ROE)	Net profit attributable to the owners of WBC divided by average ordinary equity.

	Cash ROE	Cash Earnings divided by average ordinary equity.

	Cash Earnings to average tangible equity	Cash Earnings divided by average tangible ordinary equity.

	Economic profit — Group	Cash Earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits calculated as 70% of the Group’s Australian tax expense.

	Economic profit — Divisions	Cash Earnings less a capital charge calculated at 11% of allocated capital plus a value on franking credits calculated as 70% of the division’s Australian tax expense.

	Average ordinary equity	Average total equity less average non-controlling interests.

	Average tangible ordinary equity	Average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

	Net tangible assets per ordinary share	Net tangible assets (total equity less goodwill and other intangible assets less minority interests) divided by the number of ordinary shares on issue (statutory basis).

Productivity and efficiency	Operating expenses	Operating expenses do not include impairment charges on loans.

	Expense to income ratio	Operating expenses divided by net operating income.

Total banking expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Westpac RBB, St.George Banking Group, WIB, Private Bank (part of BTFG), New Zealand banking operations, Westpac Pacific and the Group Businesses.

	Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

	Revenue per FTE	Total operating income divided by the average number of FTE for the period.

Business Performance	Net interest spread	The difference between the average yield on all interest-bearing assets and the average rate paid on interest-bearing liabilities.

	Net interest margin	The net interest margin is calculated by dividing net interest income by average interest-earning assets.

	Average interest-earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

	Average interest-bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

	Divisional margin	Net interest income (excluding capital benefit) for a division as a percentage of the average interest earning assets for that division.

	Customer return on credit RWA	Total operating income less income from Treasury and non-customer trading income less total operating expenses divided by the average credit RWA for the period.

Capital Adequacy	Total regulatory capital ratio	Total regulatory capital as defined by APRA divided by risk weighted assets.

	Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by risk weighted assets.

	Common equity tier 1 capital ratio	Total common equity capital as defined by APRA divided by risk weighted assets.

Risk weighted assets (RWA)

Assets (both on and off-balance sheet) of Westpac are assigned within a certain category, amounts included in these categories are multiplied by a risk weighting, and with the resulting weighted values added together to arrive at total risk weighted assets.

Credit risk weighted assets

Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude market risk, operational risk, interest rate risk in the banking book and other assets. Note 18 in Section 4 provides a breakdown of risk weighted assets between credit risk weighted assets and other risk weighted assets.

Asset quality	Individually assessed provisions (IAPs)

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement.

Collectively assessed provisions (CAPs)

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on a conservative assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

•   facilities 90 days or more past due, and not well secured — exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

• non-accrual assets — exposures with individually assessed impairment provisions held against them, excluding restructured loans;

• restructured assets — exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

• other assets acquired through security enforcement (includes other real estate owned) — includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

• any other assets where the full collection of interest and principal is in doubt.

Asset quality (continued)	90 days past due — well secured

Includes facilities where:

• contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and

• the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

	Watchlist and substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.

	Stressed assets	Stressed assets are Watchlist and Substandard, 90 days past due well secured and impaired assets.

Total committed exposure (TCE)

Total committed exposure (TCE) represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and under-writing risk.

Other	Accounting reclassifications

Adjustments made for accounting treatments that have the effect of grossing up the income statement (primarily between income and tax expense/profits attributable to non-controlling interests). Key reclassifications include gross ups for policyholder tax recoveries and the impact of Treasury shares. These adjustments have no impact on Cash Earnings.

	Full Year 2013	Twelve months ended 30 September 2013.

	Full Year 2012	Twelve months ended 30 September 2012.

	First Half 2013	Six months ended 31 March 2013.

	Second Half 2013	Six months ended 30 September 2013.

	Prior corresponding period	Refers to the twelve months ended 30 September 2012.

	Prior half / Prior period	Refers to the six months ended 31 March 2013.

St.George

In this announcement references to ‘St.George’ refer to the division and its brands namely: ‘St.George Bank’, ‘Bank of Melbourne’, ‘BankSA’, and ‘RAMS’, unless it clearly means the St.George Bank brand.

	JOHCM	Refers to J O Hambro Capital Management, a company incorporated in the United Kingdom and acquired by BTIM in October 2011.

MyBank customer

A MyBank customer is one where the Group have their quality transaction account (it is active; has salary credit; and/or has multiple regular deposits) and the customer does multiple transactions per month; and the Group meet at least 2 out of 5 of the following customer needs: (a) long term borrowing; (b) short term borrowing; (c) savings and investment; (d) protection; and (e) wealth.

Wealth penetration metric

Data based on Roy Morgan Research, Respondents aged 14+. Wealth penetration is defined as the number of Australians who have Wealth Management or Insurance with each Group and who also have Traditional Banking products with each Group as a proportion of the number of Australians who have Traditional Banking products with each Group, calculated as the 12 month rolling average to Sep-13. Traditional Banking consists of Deposit or Transaction Accounts, Mortgages, Personal Lending or Major Cards. Wealth Management consists of Managed Investments or Superannuation. Insurance consists of Vehicle Insurance, Home Insurance (Building, Contents, Valuable Items), Life Insurance (Life Insurance, Disability Insurance, Income Protection or Replacement Insurance), Household and Property Insurance — Landlord, Business Insurance, Loan Insurance and Public Liability Insurance. WRBB includes Westpac, Bank of Melbourne (until Jul 2011), BT, Challenge Bank, RAMS (until Dec 2011) and Rothschild. St.George includes St.George Bank, Advance Bank, ASGARD, BankSA, Bank of Melbourne (from Aug 2011), Barclays, Dragondirect, Sealcorp and RAMS (from Jan 2012). WBC Group includes WRBB and St.George.